UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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C. R. Bard, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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C. R. BARD, INC.

730 Central Avenue

Murray Hill, New Jersey 07974

March 16, 2016

Dear Shareholder:

Your Board of Directors joins me in extending an invitation to attend the 2016 Annual Meeting of Shareholders, which will be held on Wednesday, April 20, 2016, at the Wyndham Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey 07932. The meeting will start promptly at 10:00 a.m.

We sincerely hope you will be able to attend and participate in the meeting. We will be acting on the items set forth in the accompanying Notice and Proxy Statement.

If you plan to attend the meeting and were a shareholder of record at the close of business on March 2, 2016, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. If your shares are not registered in your name, please advise the shareholder(s) of record (your bank, broker or other nominee) that you wish to attend. That firm must provide you with evidence of your ownership, which will enable you to gain admission to the meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you can vote your shares by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark your vote on the proxy card, sign and date it and mail it in the envelope provided. Under NYSE rules, banks, brokers or other nominees cannot exercise discretionary voting on most items to be voted upon at the meeting. If you are not a shareholder of record, please follow the instructions provided by your bank, broker or other nominee so that your shares are voted at the meeting on all matters accordingly.

Sincerely,

TIMOTHY M. RING

Chairman and

Chief Executive Officer

C. R. BARD, INC.

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Date:	April 20, 2016
Time:	10:00 a.m., Eastern Time
Place:	Wyndham Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, NJ 07932
Purpose:

To elect 12 director nominees each for a term of one year;

To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016;

To approve the compensation of our named executive officers on an advisory basis;

To consider and vote upon a shareholder proposal relating to share repurchases, if properly presented at the meeting; and

To transact such other business as may properly come before the meeting and any adjournments thereof.

Record Date:

Only shareholders of record at the close of business on March 2, 2016 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. All shareholders are urged to attend the meeting in person or by proxy.

Meeting Materials:

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 20, 2016:

The Proxy Statement, the 2015 Annual Report to Shareholders and the Form 10-K of C. R. Bard, Inc. for 2015 are available at www.edocumentview.com/bcr.

Copies of these materials are enclosed with this Notice, the attached Proxy Statement and the accompanying proxy card or voting instruction form.

Voting Instructions:

Please indicate your voting instructions either: (i) by telephone as directed on the enclosed proxy card or voting instruction form; (ii) over the internet as directed on the enclosed proxy card or voting instruction form; or (iii) by completing, signing and dating the enclosed proxy card or voting instruction form and returning it promptly in the self-addressed envelope provided, which needs no postage if mailed in the United States. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in phoning in your vote, voting over the internet or mailing your proxy card or voting instruction form promptly.

NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, YOUR VOTE IS IMPORTANT

By order of the Board of Directors

SAMRAT S. KHICHI

Senior Vice President, General Counsel and Secretary

March 16, 2016

PROXY STATEMENT SUMMARY

This summary highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and the 2015 Annual Report before voting.

SUMMARY OF SHAREHOLDER VOTING MATTERS

		Board Vote Recommendation	More Information	Broker Discretionary Voting Allowed?	Routine/Non -Routine	Vote Required for Approval	Abstentions/ Broker Non-Votes

Proposal 1	Election of Directors	FOR each Nominee	Page 6	No	No	Majority of votes cast for each nominee	Counted as present for the purpose of determining a quorum, but do not count as votes cast
Proposal 2	Ratification of Our Independent Registered Public Accounting Firm	FOR	Page 75	Yes	Yes	Majority of votes cast
Proposal 3	Approval of the Compensation of Named Executive Officers on Advisory Basis	FOR	Page 76	No	No	A majority of votes cast will reflect the advice of the shareholders
Proposal 4	Shareholder Proposal Relating to Share Repurchases	AGAINST	Page 77	No	No	Majority of votes cast

ADVANCED VOTING METHODS AND DEADLINES

Even if you plan to attend our Annual Meeting in person, please read this proxy voting statement with care and vote right away using any of the following methods. In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

BY INTERNET USING YOUR COMPUTER	BY TELEPHONE	BY INTERNET USING YOUR TABLET OR SMARTPHONE	BY MAILING YOUR PROXY CARD

Registered Owners Visit 24/7 www.envisionreports.com/bcr	Registered Owners in the U.S. and Canada dial toll-free 24/7 1-800-652-VOTE	Scan this QR code 24/7 to vote with your mobile device (may require free software)	Cast your ballot, sign your proxy card and send by free post

2015 PERFORMANCE HIGHLIGHTS

At the beginning of 2015, we emphasized the importance of executing our previously announced strategic investment plan and indicated that the results in 2015 would demonstrate whether the plan was working as anticipated.

In 2015, our net sales grew 3% on an as-reported basis and 6% on a constant currency basis. These sales results exceeded investor expectations for each quarter and for the full-year. Our revenue growth has accelerated meaningfully since we announced the strategic investment plan three years ago.

Our reported net income in 2015 was $135.4 million and our diluted EPS were $1.77, a decrease of 54% and 53% respectively from 2014. Adjusted net income, which excludes items that affect comparability, and adjusted diluted earnings per share, which exclude items that affect comparability and the amortization of intangible assets (“Adjusted Diluted EPS”) were $615.8 million and $9.08, an increase of 5% and 8% respectively over 2014. We believe the performance in 2015 demonstrates the effectiveness of our strategic investment plan so far, as we returned to the top-tier of the medical device sector in both revenue growth and Adjusted Diluted EPS.

Net sales “on a constant currency basis,” “Adjusted Net Income” and “Adjusted Diluted EPS” are not prepared in accordance with generally accepted accounting principles (“GAAP”) measures and should not be viewed as a replacement of our GAAP results; see Appendix A to this proxy statement for a reconciliation to the most directly comparable GAAP measures.

(i)

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

Our ongoing shareholder engagement efforts and discussions with our investors have produced meaningful learning for the Compensation Committee and for management regarding investors’ views on our executive compensation program. We continue to actively seek opportunities to gather feedback on our compensation programs and practices throughout the year from many of our shareholders’ portfolio managers and corporate governance advisors by telephone and in-person.

We have set forth below certain of the key features of our executive compensation program applicable to our named executive officers and key compensation governance practices that strengthen the alignment of our named executive officers’ interests with those of our shareholders:

Key Compensation Program Features	Key Compensation Governance Practices
• Approximately 90% of our CEO’s target direct compensation is performance-based pay	• Robust stock ownership guidelines to align executives with our shareholders regarding our long-term performance
• Mix of fixed and variable compensation, with a strong emphasis on variable, at-risk performance-based compensation	• Clawback policy that allows the Company to recoup incentive-based compensation paid to executive officers under certain circumstances
• Short- and long-term incentive compensation with balanced performance metrics (including relative total shareholder return (TSR)) that are tied to our business strategy and performance	• No option repricing or cash buyout of underwater options without shareholder approval
• 66% of target long-term incentive opportunity is performance-contingent and measured over 2- and 3-year periods	• No payment of dividend equivalents on unvested performance-contingent awards
• 100% of our full-value stock-based awards are tied to performance conditions	• No “walk away” rights or excise tax gross-up payments in any new change of control agreements since January 1, 2010
• Double trigger change of control provision in the 2012 Long Term Incentive Plan	• Active investor outreach program enabling us to obtain ongoing feedback concerning our compensation program and disclosure

•   Management Stock Purchase Program (MSPP) designed to incentivize executives to defer their annual performance-based cash bonus into restricted stock units

¡  Mandatory deferral until stock ownership requirements are met

¡   Minimum 4-year deferral

¡  Further aligns executives with shareholders

• Engagement of an independent compensation consultant with no other ties to the Company or its management

(ii)

GOVERNANCE HIGHLIGHTS

As part of Bard’s commitment to high ethical standards, our Board follows sound governance practices. These practices are described in more detail on pages 13-21 and in our Governance Guidelines, which can be found in the Governance section of our website.

Independence

•   10 out of our 12 directors are independent.

•   All of the Board Committees are composed exclusively of independent directors.

•   Each member of the Audit Committee is independent under the Sarbanes-Oxley Act of 2002.

•   Each member of the Compensation Committee meets the NYSE enhanced independence standards pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Independent Lead Director

•   We have an independent lead director, who is selected by the independent directors.

•   The lead director serves as liaison between management and the other non-management directors.

•   The lead director’s term is limited to three consecutive, one-year terms.

Executive Sessions	• The independent directors regularly meet in private without management. • The lead director presides at these executive sessions.
Board Oversight of Risk Management

•   The Board and Committee meeting process is designed to ensure that key risks are reviewed.

•  Directors are informed of and review various areas of risk including those associated with operational matters, finance, regulatory and product quality issues, and legal proceedings, among others.

•   The Board and Committee risk discussions are supplemented through annual reports by management.

•   The Audit Committee reviews our overall enterprise risk management policies and practices and financial risk exposures.

Stock Ownership Requirements

•   Our independent directors must hold at least four times the annual cash retainer payable to each director of our common stock within five years of joining the Board.

•   Stock ownership guidelines require our executives to hold significant amounts of our common stock to align executives with our shareholders.

¡      Our CEO must hold our common stock valued at five times his base salary.

¡      Our President and COO must hold our common stock valued at four times his base salary, and other named executive officers must hold our common stock valued at three times their base salary.

•   Our MSPP program incentivizes eligible employees to defer annual bonuses into common stock.

¡        Further aligns our employees’ interests with our shareholders

¡         Promotes employee retention

¡      279 out of 294 eligible employees (94%) participated in the MSPP program in 2015.

¡      All of the corporate officers participated in the MSPP program in 2015, with over 82% deferring nearly 100% of their annual bonuses into common stock.

(iii)

Board Practices

•   Our Board annually evaluates the effectiveness of the Board and its Committees.

•   The Board considers nomination of directors in light of their strength of character, mature judgment, career specialization, relevant technical skills, diversity and present needs on the Board.

•   Any incumbent director who receives less than a majority of the votes cast in an uncontested election must tender his or her resignation promptly.

•   The maximum discretionary stock-based award value for each director may not to exceed $150,000.

Accountability

•   Clawback policy that allows the Company to recoup incentive-based compensation paid to executive officers under certain circumstances, which we amended in February 2015 to broaden the group of executives covered and to apply to certain instances of misconduct and negligent supervision.

•   All directors stand for election annually.

•   In uncontested elections, directors must be elected by a majority of votes cast.

(iv)

C. R. BARD, INC.

730 Central Avenue

Murray Hill, New Jersey 07974

PROXY STATEMENT

GENERAL INFORMATION

We are furnishing this proxy statement to the shareholders of C. R. Bard, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) referred to in the attached notice and at any adjournments of that meeting. The Annual Meeting will be held on Wednesday, April 20, 2016, at the Wyndham Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, NJ 07932, at 10:00 a.m. We expect to mail this proxy statement and the accompanying proxy card or voting instruction form beginning on March 16, 2016 to each shareholder entitled to vote.

When used in this proxy statement, the terms “we”, “us”, “our”, “the Company”, “Bard” and “C. R. Bard” refer to C. R. Bard, Inc. The terms “Board of Directors” and “Board” refer to the Board of Directors of C. R. Bard, Inc.

WHO IS ENTITLED TO VOTE?

All record holders of our common stock as of the close of business on March 2, 2016, which is the record date, are entitled to vote. You are a “record holder” if your shares are held in your name. If your shares are held through a bank, broker or other nominee, your shares are held in “street name.” See the information below on instructing your bank, broker or other nominee to vote your shares.

HOW DO I VOTE, IF I AM A RECORD HOLDER?

If you are a record holder, you may vote using any one of the following methods:

•

By mail: You may vote by completing, signing and dating the enclosed proxy card and returning it in the self-addressed envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an officer of a corporation, executor or trustee), you must indicate your name and title;

•

By telephone or over the Internet: Follow the telephone or Internet voting instructions on your proxy card or voting instruction form. If you vote by telephone or over the Internet, you need not return your proxy card; or

•	In Person: Attend the Annual Meeting to vote by ballot.

HOW DO I HAVE MY SHARES VOTED IF THEY ARE HELD IN STREET NAME?

If your shares are held in street name, please refer to the voting instructions provided by your bank, broker or other nominee in order to have your shares voted.

If you hold your shares in street name and you wish to vote your shares in person at the Annual Meeting, you must obtain a valid proxy issued in your name from your bank, broker or other nominee.

CAN I ACCESS THE PROXY MATERIALS ON THE INTERNET INSTEAD OF RECEIVING PAPER COPIES?

This proxy statement (along with a letter and notice to shareholders), the 2015 Annual Report to Shareholders and the Form 10-K of C. R. Bard for 2015 (the “Proxy Materials”) are available for viewing at www.edocumentview.com/bcr.

If you are a record holder, you can vote this proxy on the Internet at www.envisionreports.com/bcr. You may also enroll in the electronic proxy delivery service at any time by going directly to www.computershare-na.com/green and following the instructions.

If you hold your shares in street name, please refer to the information provided by your bank, broker or other nominee for instructions on how to elect to access future proxy materials on the Internet.

WHAT IS THE VOTING REQUIREMENT TO ELECT THE DIRECTORS?

Our Restated Certificate of Incorporation provides for majority voting in uncontested elections of directors. As a result, directors must be elected by the affirmative vote of a majority of the votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. For purposes of determining the number of votes cast at the Annual Meeting, only those votes cast “For” or “Against” are included in the calculation of votes cast. In the event that an incumbent director nominee fails to receive the vote required for election to the Board of Directors, that director nominee is required to promptly tender his or her resignation pursuant to the director resignation policy adopted as part of our Corporate Governance Guidelines. See “Proposal No. 1 – Election of Director Nominees for a Term of One Year” below for further discussion regarding such a tendered resignation.

In a contested election, which is any election in which the number of nominees exceeds the number of directors to be elected, our directors must be elected by a plurality of the votes cast.

HOW DO I VOTE IF I HOLD MY SHARES IN BARD’S 401(K) PLAN?

Participants in our 401(k) plan may direct the plan trustee how to vote the shares allocated to their accounts. The 401(k) plan provides that the trustee will vote any shares for which the trustee does not receive voting instructions in the same proportion as the shares voted by the plan’s participants. To allow sufficient time for the trustee to vote your shares under our 401(k) plan, your voting instructions must be received by 9:00 a.m. New York time on April 18, 2016.

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting over the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxies will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. In the absence of such instructions from you, the persons named as proxies will vote the shares represented by a signed and dated proxy card in the manner recommended by the Board.

Street Name Holders. If you hold your shares in street name (through a bank, broker or other nominee) and do not provide specific voting instructions, then, under the rules of the New York Stock Exchange, the bank, broker or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If you do not provide voting instructions on non-routine matters, your shares will not be voted by your bank, broker or other nominee. This is referred to as a “broker non-vote.”

WHAT ARE BROKER NON-VOTES?

A broker non-vote occurs when a bank or brokerage firm does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Absent voting instructions from the beneficial owner, a bank or brokerage firm may not vote on any proposal that is considered “non-routine.”

HOW CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

Any record holder delivering a proxy has the power to change his, her or its vote and/or revoke his, her or its proxy at any time before it is voted by:

•	giving notice of revocation in writing to our Secretary, at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974 (by mail or overnight delivery);

•	executing and delivering to our Secretary or our transfer agent, Computershare Trust Company, a proxy card relating to the same shares bearing a later date than the original proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any holder of our common stock whose shares are held in street name by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the Annual Meeting only in accordance with applicable rules and procedures of those exchanges, as employed by the street name holder’s brokerage firm. In addition, if you hold your shares in street name, you must have a valid proxy from the record holder of the shares to vote in person at the Annual Meeting.

WHAT CONSTITUTES A QUORUM?

Under New Jersey law and our by-laws, the presence in person or by proxy of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum. On March 2, 2016, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, our outstanding voting securities consisted of 73,222,169 shares of common stock. Each share is entitled to one vote.

WHO CAN ATTEND THE ANNUAL MEETING?

If you are a record holder as of the record date, you may attend the Annual Meeting and must present the Admission Ticket attached to your proxy card. If you hold your shares in street name, you will need to provide proof of ownership from your bank, broker or other nominee.

HOW CAN I FIND VOTING RESULTS OF THE ANNUAL MEETING?

We will announce preliminary voting results at the Annual Meeting and file a Form 8-K with the Securities and Exchange Commission, or the “SEC”, indicating final results.

HOW CAN I GET A COPY OF THE DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT?

This proxy statement refers to certain documents, including our annual report on Form 10-K for the fiscal year ended December 31, 2015, that are available, free of charge, on our website located at www.crbard.com. A copy of these documents and the related exhibits is also available, free of charge, upon written request sent to C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary.

WHO BEARS THE COST OF SOLICITING PROXIES?

We have retained Georgeson Shareholder Communications, Inc. to solicit proxies for a fee of $9,000, plus reasonable out-of-pocket expenses. Our officers and other employees may also solicit proxies. The cost of solicitation will be borne by the Company.

HOW DO I COMMUNICATE WITH BARD’S BOARD OF DIRECTORS?

Shareholders may communicate directly with our Board of Directors, the independent members of our Board of Directors or our Audit Committee. The process for doing so is described on our website at www.crbard.com on the “Contacts” page.

SECURITY OWNERSHIP OF MANAGEMENT

The table below contains information as of March 2, 2016 with respect to the beneficial ownership of our common stock by each of the following individuals, in each case, based on information provided by these individuals:

•	directors and director nominees;

•

our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during the last fiscal year, whom we collectively refer to as the “named executive officers”; and

•	all directors and executive officers as a group.

Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of our common stock shown as beneficially owned. The address of the executive officers and directors of the Company is c/o C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974.

	Directly or Indirectly owned as of March 2, 2016(1)(2)		Shares of Common Stock Beneficially Owned
Name			Right to Acquire Within 60 Days of March 2, 2016 Under Options	Total Stock – Based Ownership (1)(2)	Percent of Class
David M. Barrett	4,470		–	4,470	*
Jim C. Beasley	3,105		4,709	7,814	*
Marc C. Breslawsky	12,655		–	12,655	*
Timothy P. Collins	354		43,185	43,539	*
Robert M. Davis	536		–	536	*
Herbert L. Henkel	10,951		–	10,951	*
Christopher S. Holland	2,427		34,999	37,426	*
John C. Kelly	5,775		1,200	6,975	*
David F. Melcher	1,641		–	1,641	*
Gail K. Naughton	1,514		–	1,514	*
Timothy M. Ring	30,154	(3)	305,830	335,984	*
Tommy G. Thompson	6,536		3,600	10,136	*
John H. Weiland	17,519		30,295	47,814	*
Anthony Welters	1,908		3,600	5,508	*
Tony L. White	13,471		4,800	18,271	*
All Directors and Executive Officers as a group (22 people)	126,476		585,610	712,086	*

*	Represents less than 1% of our outstanding common stock.

(1)

Excludes phantom stock shares credited to the accounts of non-employee directors, which are paid in cash, under our Deferred Compensation Contract, Deferral of Directors’ Fees, as follows: David M. Barrett, 3,113; Marc C. Breslawsky, 30,129; Herbert L. Henkel, 17,298; John C. Kelly, 4,365; Tommy G. Thompson, 7,661; Anthony Welters, 19,762; and Tony L. White, 19,875. See “Director Compensation – Fees and Deferred Compensation.” Also excludes share equivalent units credited to the accounts of non-employee directors, which are paid in cash, under the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc., as follows: David M. Barrett, 4,554; Marc C. Breslawsky, 24,382; Robert M. Davis, 442; Herbert L. Henkel, 12,046; John C. Kelly, 4,554; David F. Melcher, 855; Gail K. Naughton, 8,896; Tommy G. Thompson, 7,921; Anthony Welters, 17,188; and Tony L. White, 24,382. See “Director Compensation – Stock Equivalent Plan for Outside Directors.” Non-employee directors do not have the right to vote phantom stock shares or share equivalent units.

(2)

Excludes restricted stock units purchased under our Management Stock Purchase Program, as follows: Jim C. Beasley, 18,920; Timothy P. Collins, 25,527; Christopher S. Holland, 19,357; Timothy M. Ring, 61,010; John H. Weiland, 42,935; and all executive officers (other than the named executive officers) as a group, 76,302. See “Executive Officer Compensation – Nonqualified Deferred Compensation – MSPP.” Participants in the Management Stock Purchase Program do not have the right to vote restricted stock units. Also excludes performance-contingent restricted stock units granted under our 2012 Long Term Incentive Plan, as follows: Jim C. Beasley, 3,749; Timothy P. Collins, 3,749; Christopher S. Holland, 7,201; Timothy M. Ring, 10,730; John H. Weiland, 7,025; and all executive officers (other than the named executive officers) as a group 20,547. See the narrative following the Summary Compensation Table, under the heading “Stock Awards.”

(3)	Includes 802 shares owned by family members and as to which beneficial ownership is disclaimed by Mr. Ring.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, certain of our officers and our ten percent shareholders are required to report to the SEC, and the New York Stock Exchange, or the “NYSE,” by specific dates, transactions and holdings in our common stock. Based on our review of these reports and other information provided by those persons, we believe that during fiscal year 2015 all of these filing requirements were timely satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below indicates all persons who, to our knowledge, beneficially owned more than 5% of our outstanding common stock as of March 2, 2016.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class(1)
The Vanguard Group, Inc.	6,843,224	(2)	9.35%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	5,547,234	(3)	7.58%
55 East 52nd Street
New York, NY 10022

(1)	Percentage of class calculation made based on 73,222,169 shares outstanding as of March 2, 2016.

(2)

Reflects sole voting power with respect to 136,823 shares, shared voting power with respect to 7,500 shares, shared dispositive power with respect to 146,068 shares and sole dispositive power with respect to 6,697,156 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially own 115,968 shares and 50,955 shares, respectively. The foregoing information is based solely on Amendment No. 4 to the Schedule 13G filed by Vanguard Group, Inc. with the SEC on February 10, 2016 that reported beneficial ownership as of December 31, 2015.

(3)

Reflects sole voting power with respect to 4,794,540 shares, sole dispositive power with respect to 5,547,234 shares, and shared voting and shared dispositive power with respect to 0 shares. The foregoing information is based solely on Amendment No. 3 to the Schedule 13G filed by BlackRock, Inc. with the SEC on February 10, 2016 that reported beneficial ownership as of December 31, 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

PROPOSAL NO. 1 - THE ELECTION OF ALL DIRECTOR NOMINEES

PROPOSAL NO. 1 – ELECTION OF DIRECTOR NOMINEES FOR A TERM OF ONE YEAR

At our 2012 Annual Meeting of Shareholders, shareholders approved the amendment of our Restated Certificate of Incorporation to declassify the Board and eliminate the 75% supermajority voting requirement for all amendments to our charter relating to the number and classes of directors and the method of electing directors. At this Annual Meeting all 12 directors will be up for election and our Board is now declassified. As such, the Board has nominated 12 nominees for re-election as Directors for a one-year term expiring at the 2017 Annual Meeting of Shareholders. We have no reason to believe that any nominee will be unable to serve. Upon election by the shareholders, directors serve for their elected term and until their successors are elected and qualified. The 12 nominees each must receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that director nominee. For purposes of determining the number of votes cast at the Annual Meeting, only those votes cast “For” or “Against” are included in the calculation of votes cast.

Under New Jersey law, a director’s term extends until his or her successor is elected and qualified. This is referred to as the “director holdover rule.” As a result, an incumbent director who is not re-elected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. To address this situation, we adopted a policy, which is included in our Corporate Governance Guidelines, that requires any incumbent director nominee who receives less than a majority of the votes cast in an uncontested election to tender his or her resignation promptly. Our Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will then act on the Governance Committee’s recommendation within 90 days following certification of the shareholders’ vote. In the event that the Board of Directors accepts the resignation, the Board of Directors may decrease the number of directors, fill the vacancy or take other appropriate action. See “Corporate Governance – The Board of Directors and Committees of the Board – Governance Committee – Director Resignation Policy.”

If the enclosed proxy card or voting instruction form is properly executed and received in time for the Annual Meeting, it is the intention of the persons named as proxies to vote the shares represented thereby “For” or “Against” the persons nominated for election as directors, or “Abstain” from voting, as instructed. If your shares are not registered in your name, please follow the directions you receive from the shareholder(s) of record (your bank, broker or other nominee), so that your shares are voted in accordance with your intent. The ability of brokers to exercise discretionary voting in uncontested director elections has been eliminated, which means that your broker may not vote your shares for the election of directors at the Annual Meeting unless you inform your broker how you want your shares voted. In the event that any nominee is unable to serve as a director, the accompanying proxy card will be voted for such other person or persons as may be nominated by our Board of Directors.

Set forth below are the names, principal occupations and directorships with public companies, in each case, for the past five years, and ages of the directors and any information relating to other positions held by them with us and other companies. Additionally, there is a brief discussion of each director’s experience, qualifications, attributes and/or skills that led to the conclusion that such person should serve as a director. There are no family relationships between or among any of the directors, executive officers and nominees for director.

NOMINEES FOR ELECTION

David M. Barrett, M.D., Age 73

Position, Principal Occupation and Business Experience:

Emeritus President and Chief Executive Officer of Lahey Clinic (a nonprofit, multispecialty healthcare organization). Dr. Barrett retired from his position as President and CEO of Lahey Clinic having served in this role from September 1999 to November 2010 and as a member of its Board of Trustees and Chair of the Board of Governors from September 1999 to November 2010, having been Chair of the Department of Urology of Mayo Clinic, Vice Chair of the Board of Governors, Trustee of the Mayo Foundation and a member of its Executive Committee since 1975. He is also a Clinical Professor of Surgery at Dartmouth Medical School. Dr. Barrett is currently an Emeritus Trustee of the Lahey Clinic and the Mayo Clinic. Dr. Barrett was formerly a director of ProUroCare Medical, Inc.

Key Attributes, Experience and Skills:

Dr. Barrett has been nominated to serve an additional term as a director as a result of, among other things, the breadth of healthcare experience that he brings to C. R. Bard. As President and Chief Executive Officer of Lahey Clinic, Dr. Barrett oversaw one of the largest healthcare systems in New England. He also currently serves on the executive, compensation and governance committees of the CommonFund, an institutional investment firm that works with the nonprofit and pension investment communities. In addition, before joining Lahey Clinic in September 1999, he had a distinguished career as a physician, teacher and administrator at the Mayo Clinic. Dr. Barrett is an authority on urologic oncology, urinary incontinence, bladder reconstruction and genitourinary prostheses. Dr. Barrett received his B.A. from Albion College and his M.D. from Wayne State University School of Medicine.

Director Since: 2009 Board Committees: Audit, Regulatory Compliance and Science and Technology

Marc C. Breslawsky, Age 73

Position, Principal Occupation and Business Experience:

Retired Chairman and Chief Executive Officer of Imagistics International Inc. (formerly Pitney Bowes Office Systems) (document imaging solutions). Mr. Breslawsky served as Chairman and Chief Executive Officer of Imagistics International Inc. from December 2001 to December 2005, having been President and Chief Operating Officer of Pitney Bowes Inc. from 1996 to 2001, Vice Chairman from 1994 to 1996 and President of Pitney Bowes Office Systems from 1990 to 1994. Mr. Breslawsky was formerly a director of The Brink’s Company.

Key Attributes, Experience and Skills:

Mr. Breslawsky has been nominated to serve an additional term as a director as a result of his significant leadership experience in management, sales, finance and accounting for public companies, including his experience as Chairman and Chief Executive Officer of Imagistics International Inc., as well as his prior service on C. R. Bard’s Board, and experience on both the executive and finance committees of other large public companies. He was a member of the American Institute of Certified Public Accountants. Mr. Breslawsky received his B.A. from New York University and is a Certified Public Accountant.

Director Since: 1996 Board Committees: Audit, Finance and Science and Technology

Robert M. Davis, Age 49

Position, Principal Occupation and Business Experience:

Executive Vice President and Chief Financial Officer of Merck & Co., Inc. (“Merck”) (global health care company) since April 2014. Prior to that, Mr. Davis served as Corporate Vice President and President of Baxter Renal Division from June 2010 to October 2010 and Corporate Vice President and President of Baxter Medical Products from October 2010 to April 2014, having been Corporate Vice President and Chief Financial Officer of Baxter Healthcare from May 2006 to June 2010, and Treasurer of Baxter Healthcare from November 2004 to May 2006. He also served as Director of Corporate Financial Planning of Eli Lilly and Company from 2002 to 2004, and as Assistant Treasurer and various financial positions at Eli Lilly and Company from 1990 to 2002.

Key Attributes, Experience and Skills:

Mr. Davis has been nominated to serve as a director as a result of, among other things, his significant experience in management, strategy, business development, finance, accounting for public companies and technical operations for global companies. This experience includes his service as the Chief Financial Officer of Merck, as well as his prior experience gained in a variety of management and finance roles at Baxter International. He holds both a B.S. in business from Miami University in Ohio, as well as an M.B.A. and a J.D from Northwestern University in Chicago.

Director Since: 2015 Board Committees: Audit, Finance and Science and Technology

Herbert L. Henkel, Age 67

Position, Principal Occupation and Business Experience:

Retired Chairman and Chief Executive Officer of Ingersoll-Rand Company (a global diversified industrial company). Mr. Henkel served as Chairman from February 2010 to June 2010, having been Chairman and Chief Executive Officer from May 2000 to February 2010, President and Chief Executive Officer from October 1999 to May 2000 and President and Chief Operating Officer from April to October 1999. Prior to that, Mr. Henkel served as President and Chief Operating Officer of Textron, Inc. from 1998 to 1999, having been President of Textron Industrial Products from 1995 to 1998. He is also a director of 3M Company and Allstate Corporation. Mr. Henkel was formerly a director of AT&T Corporation and Visteon Corporation. Mr. Henkel served as lead director from January 1, 2011 until June 30, 2014.

Key Attributes, Experience and Skills:

Mr. Henkel has been nominated to serve an additional term as a director as a result of the breadth and significance of his experience in management, sales and marketing, as well as research and technical operations for global companies in a variety of industries. This experience includes his service as the Chairman and Chief Executive Officer of Ingersoll-Rand Company, a global diversified industrial company, as well as his prior service on C. R. Bard’s Board and experience on the audit, governance and nominating committees of other large public companies. He holds both a B.S. and an M.S. in engineering from Polytechnic University of New York, as well as an M.B.A. from Pace University, New York.

Director Since: 2002 Board Committees: Compensation, Executive, Finance and Governance

John C. Kelly, Age 73

Position, Principal Occupation and Business Experience:

Former Senior Vice President, Finance of Pfizer Inc. (pharmaceutical products). Mr. Kelly served as Senior Vice President, Finance of Pfizer Inc. from October 2009 to February 2010, having been Vice President and Controller of Wyeth (pharmaceutical and healthcare products) since March 2008. Mr. Kelly held various other positions, including Vice President, Finance Operations, since joining Wyeth in 2002. He is also a director of The Medicines Company.

Key Attributes, Experience and Skills:

Mr. Kelly has been nominated to serve an additional term as a director as a result of over 45 years of experience in accounting and finance, as well as his background in healthcare. Prior to joining Wyeth (and then Pfizer), where he handled a wide range of assignments in finance, he spent more than 35 years in public accounting at Arthur Andersen in various leadership capacities, including as the partner in charge of audit and business consulting practices in the New York metropolitan area. He is a certified public accountant and was an elected member of the Council of the American Institute of Certified Public Accountants. He earned both his B.S. in business administration and M.B.A. in international finance from Seton Hall University.

Director Since: 2009 Board Committees: Audit and Finance

David F. Melcher, Age 61

Position, Principal Occupation and Business Experience:

President and Chief Executive Officer of Aerospace Industries Association (a trade association representing major aerospace and defense manufacturers and suppliers) since June 2015. Prior to that, Lieutenant General (Ret.) Melcher served as Chief Executive Officer, President and member of the Board of Directors of Exelis Inc. (a diversified, global aerospace defense, information and technology services company) from November 2011 to May 2015, having been President of ITT Defense & Information Solutions from December 2008 until the spin-off of Exelis Inc. from ITT in October 2011. Mr. Melcher also served as Vice President of Strategy and Business Development for ITT Defense & Information Solutions from August 2008 to December 2008, following 32 years of distinguished service in the U.S. Army. He currently serves on the Executive Committee and Board of Governors of the Aerospace Industries Association.

Key Attributes, Experience and Skills:

Mr. Melcher has been nominated to serve an additional term as a director as a result of his significant leadership in program management, strategy development and finance, as well as extensive international strategic business, budget and policymaking experience gained during more than 25 years of leadership positions in the defense community, including his role as Chief Executive Officer and President of Exelis Inc. He has also demonstrated leadership and management experience with the U.S. Army, having served as the Army’s Military Deputy for Budget and Deputy Chief of Staff for Programs in the Pentagon, and as Commander of the Corps of Engineers, Southwestern Division in Dallas, Texas. He is a 2014 recipient of the Association of the United States Army John W. Dixon award for contributions to the Defense Industry. Mr. Melcher holds a bachelor’s degree in civil engineering from the U.S. Military Academy at West Point and two Masters degrees, including one in business administration from Harvard University and another in public administration from Shippensburg University.

Director Since: 2014 Board Committees: Audit, Compensation and Finance

Gail K. Naughton, Ph.D., Age 60

Position, Principal Occupation and Business Experience:

Chairman and Chief Executive Officer of Histogen, Inc. (regenerative medicine). Dr. Naughton has served as the Chairman and Chief Executive Officer of Histogen, Inc. since June 2007, having been Vice Chairman of Advanced Tissue Sciences, Inc. (ATS) (human-based tissue engineering) from March 2002 to October 2002, President from August 2000 to March 2002, President and Chief Operating Officer from 1995 to 2000 and co-founder and director since inception in 1991. Dr. Naughton also served as Dean of the College of Business Administration at San Diego State University from August 2002 to June 2011. She is also a director of Cytori Therapeutics, Inc. Dr. Naughton was formerly a director of Celera Corporation.

Key Attributes, Experience and Skills:

Dr. Naughton has been nominated to serve an additional term as a director because of the breadth of her life sciences industry knowledge and experience, including her experience as Chairman and Chief Executive Officer of Histogen, Inc. Dr. Naughton was the first woman to be awarded the National Inventor of the Year award by The Intellectual Property Owners Association. She has conducted extensive research, authored numerous scientific publications and holds more than 95 U.S. and foreign patents. Dr. Naughton has also built a distinguished academic career, including serving as the Dean of the College of Business Administration, San Diego State University and on the boards of several academic institutions, non-profit organizations and foundations. Dr. Naughton earned a B.S. from St. Francis College, Brooklyn, New York, and both an M.S. in Histology and a Ph.D. in Hematology from New York University Medical Center. She also holds an M.B.A. in Executive Management from the Anderson School at the University of California, Los Angeles.

Director Since: 2004 Board Committees: Governance, Regulatory Compliance and Science and Technology

Timothy M. Ring, Age 58

Position, Principal Occupation and Business Experience:

Chairman and Chief Executive Officer of C. R. Bard. Mr. Ring has served as Chairman and Chief Executive Officer of the Company since August 2003, having been Group President from April 1997 to August 2003, Group Vice President from December 1993 to April 1997 and Vice President-Human Resources from June 1992 to December 1993. He is also a director of Quest Diagnostics Incorporated.

Key Attributes, Experience and Skills:

Mr. Ring has been nominated to serve an additional term as a director due to his prior service on C. R. Bard’s Board and more than 20 years of experience in various leadership capacities at C. R. Bard, including as the Company’s Chairman and Chief Executive Officer. He was previously responsible for the Company’s global Vascular and Specialty Access businesses. Mr. Ring has been instrumental in developing and implementing C. R. Bard’s current strategic direction. Prior to joining the Company, he gained valuable experience in leadership roles at Abbott Laboratories in both human resources and general management. Mr. Ring is a Trustee of the Foundation of The University of Medicine & Dentistry of New Jersey. He holds a B.S. in Industrial and Labor Relations from Cornell University.

Director Since: 2003 Board Committees: Executive

Tommy G. Thompson, Age 74

Position, Principal Occupation and Business Experience:

Former U.S. Department of Health and Human Services Secretary. Mr. Thompson served as Secretary of the U.S. Department of Health and Human Services from January 2001 to January 2005, having been Governor of Wisconsin from November 1986 to January 2001. Mr. Thompson was a partner in the Akin Gump Strauss Hauer & Feld LLP law firm from March 2005 to January 2012, and he served as Independent Chairman of the Deloitte Center for Health Solutions from March 2005 to May 2009. Mr. Thompson was Chairman of the Board of Logistics Health, Inc. from January 2011 to June 2011, having been President of Logistics Health, Inc. from February 2005 to January 2011. He is also a director of Centene Corporation, Cytori Therapeutics, Inc, Physicians Realty Trust, United Therapeutics Corporation and Therapeutics MD, Inc. Mr. Thompson was formerly a director of AGA Medical Corporation, Cancer Genetics, Inc., CareView Communications, Inc., CNS Response, Inc., PURE Bioscience and SpectraScience, Inc.

Key Attributes, Experience and Skills:

Mr. Thompson has been nominated to serve an additional term as a director as a result of his significant experience in the healthcare industry, both as a public official and in the private sector. As Secretary of the U.S. Department of Health and Human Services, he oversaw the principal public agency for protecting the health of Americans and providing essential human services through its eleven divisions, including the U.S. Food and Drug Administration, the Office of Inspector General, the Center for Medicare and Medicaid Services, and the Centers for Disease Control and Prevention. His experience also includes his prior service as Chairman of the Board and President of Logistics Health, Inc., which provides third party administrative support to public and private employers requiring occupational medical services. Mr. Thompson is a recipient of the prestigious Horatio Alger Award. He is also a member of the District of Columbia and Wisconsin bars. Mr. Thompson received both his B.S. and his J.D. from the University of Wisconsin-Madison.

Director Since: 2005 Board Committees: Governance, Regulatory Compliance and Science and Technology

John H. Weiland, Age 60

Position, Principal Occupation and Business Experience:

President and Chief Operating Officer of C. R. Bard. Mr. Weiland has served as President and Chief Operating Officer of the Company since August 2003, having been Group President from April 1997 to August 2003 and Group Vice President from March 1996 to April 1997. Mr. Weiland joined C. R. Bard from Dentsply International, where he was a Senior Vice President, until March 1996. He is also a director of West Pharmaceutical Services, Inc.

Key Attributes, Experience and Skills:

Mr. Weiland has been nominated to serve an additional term as a director as a result of his extensive knowledge and experience in the medical device industry, his prior service on C. R. Bard’s Board, and 19 years of experience in various leadership capacities at the Company. Mr. Weiland joined C. R. Bard in 1996 as Group Vice President and was promoted to Group President in 1997, with responsibility for C. R. Bard’s Surgical, Urological and Endoscopic Technology businesses, and its worldwide manufacturing operations. He was promoted to President and Chief Operating Officer in August 2003. Mr. Weiland also held senior management positions at Dentsply International, American Hospital Supply and Baxter Healthcare. In 1987, he was named a White House Fellow and served as a Special Assistant to two members of President Reagan’s cabinet. Mr. Weiland is a 2012 recipient of the prestigious Horatio Alger Award and serves as a director of the Horatio Alger Association. Mr. Weiland received a B.S. in Biology from DeSales University and an M.B.A. from New York University.

Director Since: 2005

Anthony Welters, Age 61

Position, Principal Occupation and Business Experience:

Executive Chairman of BlackIvy Group LLC (a private investment company focused on investments in Sub-Saharan Africa) since January 2013. Mr. Welters served as Senior Advisor to the Chief Executive Officer of UnitedHealth Group, Inc. (a diversified health and well-being company) from January 2013 to January 2016, having served as Executive Vice President of UnitedHealth Group, Inc. from November 2006 to January 2013 and as a Member of the Office of the Chief Executive Officer from January 2011 to January 2013. He also served as President of the Public and Senior Markets Group from September 2007 to December 2010. Mr. Welters has also served as President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company, and Chairman and Chief Executive Officer of AmeriChoice Corporation and its predecessor companies since 1989. He is also a director of Loews Corporation, The Carlyle Group and West Pharmaceutical Services, Inc. Mr. Welters was formerly a director of Qwest Communications International, Inc. Mr. Welters is a member of the Compensation Committee, the Governance Committee and the Regulatory Compliance Committee.

Key Attributes, Experience and Skills:

Mr. Welters has been nominated to serve an additional term as a director as a result of over 25 years of experience in the healthcare industry and his prior service on C. R. Bard’s Board. This experience includes his service as Executive Vice President of UnitedHealth Group, which designs products, provides services and applies technologies designed to improve access to health and well-being services. He is a recipient of the prestigious Horatio Alger Award and serves as a director of the Horatio Alger Association. He is also Emeritus Chairman of the Board of Trustees for the Morehouse School of Medicine in Atlanta. Mr. Welters holds a B.A. from Manhattanville College and a J.D. from New York University School of Law.

Director Since: 1999 Board Committees: Compensation, Governance and Regulatory Compliance

Tony L. White, Age 69

Position, Principal Occupation and Business Experience:

Retired Chairman, President and Chief Executive Officer of Applied Biosystems, Inc. (formerly Applera Corporation). Mr. White served as Chairman, President and Chief Executive Officer of Applied Biosystems, Inc. from September 1995 through November 2008. He is also a director of CVS Health Corp. and Ingersoll-Rand Company. Mr. White was appointed as lead director effective July 2014.

Key Attributes, Experience and Skills:

Mr. White has been nominated to serve an additional term as a director as a result of his significant experience in the life sciences industry. His experience includes his service as Chairman, President and Chief Executive Officer of Applied Biosystems, Inc., a life sciences and products company, as well as his prior service on C. R. Bard’s Board and experience on both the executive and compensation committees of other large public companies. He also held a number of management positions both in the United States and internationally during a 26-year career at Baxter International, Inc. Mr. White received his B.A. from Western Carolina University.

Director Since: 1996 Board Committees: Compensation, Executive and Governance

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE

CORPORATE GOVERNANCE

Governance Materials
The following materials relating to corporate governance at C. R. Bard are available on our website at www.crbard.com/About-BARD/Corporate-Governance.html.

• Restated Certificate of Incorporation of C. R. Bard, Inc. • By-Laws of C. R. Bard, Inc. • Corporate Governance Guidelines	• Business Ethics Policy • Code of Ethics for Senior Financial Officers • Charters of Audit, Compensation, Governance and Regulatory Compliance Committees

Director Independence

The NYSE listing standards require that a majority of our Board of Directors be independent. No director qualifies as independent unless our Board affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In accordance with the NYSE listing standards, our Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines contain categorical standards for director independence. These standards provide that the following relationships will not be considered a material relationship that would impair a director’s independence:

•

A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues; or

•

A director who serves, or whose immediate family member serves, as an executive officer, director, trustee or employee of a charitable organization and our discretionary charitable contributions to the organization are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

The Board of Directors has determined that all of the current members of the Board, other than Messrs. Ring and Weiland, are independent under the NYSE listing standards and satisfy our categorical standards. In making this determination, the Board considered ordinary course, arm’s-length commercial transactions with companies for which Dr. Barrett and Messrs. Breslawsky, Davis, Henkel, Thompson and White or an immediate family member served as a director, an executive officer, a trustee or an employee during 2015. In each case, the amount of the transactions with these companies was below the thresholds set forth in the NYSE listing standards and in the categorical standards in our Corporate Governance Guidelines.

In addition, in accordance with the NYSE listing standards and SEC rules, where applicable, the Board of Directors has determined that the Audit Committee, Compensation Committee and Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC thereunder applicable to audit committee independence. In addition, the Board of Directors considered the NYSE enhanced independence standards applicable to members of the Compensation Committee and has determined that each member of the Compensation Committee is independent.

We have also adopted a Code of Ethics for Senior Financial Officers of C. R. Bard, Inc.

The Board of Directors and Committees of the Board

The Board of Directors held six meetings in 2015. During 2015, each director attended more than 75% of all meetings of the Board of Directors and Committees on which he or she served.

Director Attendance at Annual Meetings

We encourage all of the directors to attend the annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of shareholders. Each member of the Board of Directors attended the 2015 Annual Meeting of Shareholders.

Board Committees

The Board of Directors had the following standing committees in 2015: an Audit Committee, a Compensation Committee, a Finance Committee, a Governance Committee, a Regulatory Compliance Committee, a Science and Technology Committee and an Executive Committee. The following table names the directors and identifies the Committees on which they presently serve:

Board Member	Audit	Compensation	Finance	Governance	Regulatory Compliance	Science & Technology	Executive
David M. Barrett**	●				●	●
Marc C. Breslawsky**	●		Chair			●
Robert M. Davis**	●		●			●
Herbert L. Henkel		Chair	●	●			●
John C. Kelly**	Chair		●
David F. Melcher**	●	●	●
Gail K. Naughton, Ph. D.				●	●	Chair
Timothy M. Ring							Chair
Tommy G. Thompson				●	●	●
John H. Weiland
Anthony Welters		●		●	Chair
Tony L. White*		●		Chair			●

Number of Meetings in 2015	7	5	4	5	5	4	-

* Lead Director

** Audit Committee designated Financial Expert

Audit Committee

In addition to the full Audit Committee meetings noted above, as chair of and as delegated by the Audit Committee in 2015, Mr. Kelly also conducted interim meetings with management to review our quarterly earnings press releases and filings relating to certain of our benefit plans. Other members of the Audit Committee also participate in these interim meetings from time-to-time. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

The principal functions of the Audit Committee are to:

•	appoint, determine the compensation of, terminate and oversee the work of our independent registered public accounting firm;

•	approve in advance all audit and non-audit services provided by our independent registered public accounting firm;

•

review with management and our independent registered public accounting firm, prior to public dissemination, our earnings press releases and annual and quarterly financial statements, including disclosure contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	review, in consultation with our independent registered public accounting firm, management and our internal auditors, our financial reporting processes, including internal controls;

•	produce a report for inclusion in the annual proxy statement in accordance with applicable rules and regulations; and

•

report regularly to the full Board of Directors, including with respect to any issues that arise regarding the quality or integrity of our financial statements, the performance and independence of our independent registered public accounting firm or the performance of our internal audit function.

Compensation Committee

For 2015, the Board of Directors determined that each member of the Compensation Committee met the enhanced independence standards under the rules of the NYSE, Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code, respectively. Except for the standard compensation received in connection with service on the Board of Directors and its Committees, the members of the Compensation Committee are not eligible to participate in any of our compensation plans or programs that they administer.

The principal functions of the Compensation Committee are to:

•	establish and review our overall compensation philosophy;

•	review and approve corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation;

•

evaluate the performance of the CEO and, with the assistance of the CEO, the performance of our other executive officers, and determine and approve the annual salary, bonus, equity-based incentives and other benefits of the CEO and our other executive officers;

•	periodically review compensation programs and policies;

•	review, monitor and approve equity-based compensation plans;

•	produce a report for inclusion in the annual proxy statement in accordance with applicable rules and regulations;

•	assess the independence of Compensation Committee advisors; and

•	report regularly to the full Board of Directors on compensation matters.

Executive Officer Compensation Process

The Compensation Committee generally fulfills certain of its key responsibilities at periodic meetings throughout the year. At its February meeting, the Committee typically approves the amount of the annual incentive bonus awards, if any, for the prior plan year under our Executive Bonus Plan, evaluates the CEO’s performance for the past year and establishes his goals for the current year, approves increases to base salaries for senior executives for the current year and establishes the performance targets for the current plan year under our Executive Bonus Plan. At its December meeting, the Committee approves annual equity awards under our 2012 Long Term Incentive Plan and reviews the budget for merit-based increases in base salaries that are made early in the following year. The Compensation Committee has the authority to select and/or retain compensation consultants to assist in the evaluation of executive compensation. To obtain access to independent compensation data, analysis and advice, an independent compensation consulting firm, Pearl Meyer, was retained in 2015 by the Compensation Committee. A representative of the consultant attends Compensation Committee meetings as necessary. The principal projects assigned to the consultant include evaluation of the composition of the peer group of companies, evaluation of levels of executive compensation as compared to general market compensation data and the peer companies’ compensation data, evaluation of proposed compensation programs or changes to existing programs, quarterly say-on-pay and compensation analyses and an annual pay-for-performance analysis. Pearl Meyer does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The Compensation Committee is required to consider all factors relevant to a compensation consultant’s independence from management. The Compensation Committee has determined that the engagement of Pearl Meyer does not raise any independence, conflict of interest or similar concerns.

In making its executive compensation decisions, the Compensation Committee also receives recommendations from the CEO for all executive officers other than himself, as discussed in more detail in the Compensation Discussion and Analysis below. The CEO considers the compensation consultant’s reports in order to make base salary, annual bonus target and long-term incentive recommendations for the other named executive officers. He also regularly attends Compensation Committee meetings, although he is not present when the Committee discusses his compensation.

Although the Compensation Committee believes that input from the consultant and management provides it with a useful perspective, the Committee makes the final decisions as to the compensation programs and levels for all executive officers. The Compensation Committee has authority under its charter to delegate its responsibilities to a subcommittee of the Committee, but did not do so in 2015.

Compensation Committee Interlocks and Insider Participation

None of the directors on the Compensation Committee is or was formerly an officer or employee of C. R. Bard or had any relationship or related person transaction requiring disclosure under the rules of the SEC. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Governance Committee

The principal functions of the Governance Committee, which also performs the nominating committee role, are to:

•

identify individuals qualified to become directors and select, or recommend that the Board of Directors select, the candidates for director to be elected by the Board or by the shareholders at an annual or special meeting;

•	advise and make recommendations to the Board on all matters concerning Board procedures and directorship practices;

•	take a leadership role in shaping our corporate governance; and

•	consider and make recommendations to the Board of Directors regarding directors’ compensation and benefits.

Director Nomination Process

In considering possible candidates for director, the Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. In addition, the Governance Committee seeks candidates who contribute knowledge, experience and skills in at least one of the following core competencies in order to promote a Board that, as a whole, possesses a good balance in these core competencies: accounting and finance, business judgment, management, industry knowledge, international markets, leadership and strategy/vision. In considering candidates for the Board, the Governance Committee considers the entirety of each candidate’s credentials and believes that, at a minimum, each nominee should satisfy the following criteria: highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to our Board matters; and no conflict of interest that would interfere with performance as a director. The Governance Committee also takes into account the core competencies of incumbent directors with a particular focus on their individual professional backgrounds, with the goal of ensuring diversity in the skill sets and applicable professional experience of directors, while promoting balanced perspectives of the Board as a whole.

In the case of incumbent directors, the Governance Committee considers these directors’ overall service to us during their term, including attendance at meetings, level of participation and quality of performance. In the case of new director candidates, the Governance Committee compiles a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in identifying potential candidates. The Governance Committee then meets to discuss and consider candidates’ qualifications and independence and solicits input from other directors. One or more of the directors will discuss the position with those prospective candidates who appear likely to be able to fill a significant need of the Board of Directors and satisfy the criteria described above. If there appears to be sufficient interest, an in-person meeting will be arranged. If the Governance Committee, based on the results of these contacts, believes it has identified a viable candidate, it will discuss the matter with the full Board of Directors.

Shareholders may recommend director candidates for consideration by the Governance Committee. Recommendations should be sent to C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary. The Governance Committee will evaluate shareholder-recommended director candidates in the same manner as it evaluates director candidates identified by other means. The shareholder making the recommendation must follow the procedures and provide the information set forth in our By-Laws, including providing to the Governance Committee his, her or its name and address, that shareholder’s ownership of our common stock, a brief biography of the candidate, the candidate’s share ownership and a completed and signed questionnaire, representation and agreement from the candidate, as well as any other information requested by the Governance Committee. See “Proposals of Shareholders” below for the notice and deadline requirements for shareholder recommendations.

Director Resignation Policy

Directors must be elected by the affirmative vote of a majority of the votes cast in an uncontested election. Under New Jersey law, a director’s term extends until his or her successor is elected and qualified. This is referred to as the “director holdover rule.” Consequently, an incumbent director who is not re-elected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. To address this situation, we adopted a policy, which is included in our Corporate Governance Guidelines, that requires any incumbent director nominee who receives less than a majority of the votes cast in an uncontested election to tender his or her resignation promptly. Our Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. In making their determinations, the Governance Committee and the Board may consider any factors or other information that they consider appropriate and relevant. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release or filing with the SEC. The Board will then act on the Governance Committee’s recommendation within 90 days following certification of the shareholders’ vote, and in the event that the Board of Directors accepts the resignation, the Board may decrease the number of directors, fill the vacancy, or take other appropriate action.

Any director who tenders his or her resignation pursuant to the policy will not participate in the Governance Committee’s recommendation or Board of Directors action regarding whether to accept the resignation offer. However, if each member of the Governance Committee did not receive a majority vote at the same election, then the remaining independent directors who did receive a majority vote will consider the resignation offers to determine whether to accept them. A director whose resignation is not accepted by the Board will continue to serve until the next annual meeting or until his or her earlier resignation or removal.

Director Compensation Process

The Governance Committee typically conducts an analysis of director compensation each year at its meeting held in October. The Governance Committee reviews survey data that is compiled by management from several independent sources in an effort to compare the amount and types of compensation offered by us against that of other companies and establishes an overall aggregate range of targeted compensation for non-employee directors. The survey data includes information from companies in healthcare and other industries. Among other factors, the Governance Committee considers the aggregate value of all forms of director compensation and the mix of compensation provided in the form of cash versus non-cash compensation, such as equity awards. In general, changes in director compensation are made by the Board of Directors upon the recommendation of the Governance Committee. The Governance Committee has discretion, under our 2005 Directors’ Stock Award Plan, to make stock or option awards. A description of the various elements of compensation provided to non-employee directors is set forth below under the heading “Director Compensation.” Directors who are also our employees do not receive additional compensation for their services as directors of the Company. The Governance Committee has authority under its charter to delegate its responsibilities to a subcommittee, but did not do so in 2015.

Leadership Structure

Our Chief Executive Officer, Mr. Ring, also serves as the Chairman of the Board of Directors. The Board of Directors believes that the decision as to who should serve as Chairman, and whether that office should be combined with the Chief Executive Officer role, belongs to the Board of Directors. Our directors possess significant experience and are in the best position to assess the structure of the Board of Directors and its Committees, which includes matching the capabilities and expertise of each individual to their roles. The Board also believes in the importance of maintaining a strongly independent Board of Directors. The Board of Directors has determined that the current governance structure promotes a cohesive, strong and consistent vision and strategy for the Company and that this structure ensures independent oversight and is in the best interests of shareholders.

The Board of Directors believes that Mr. Ring is best-positioned, as the person responsible for the day-to-day operations of the business, to set the agenda and to identify and lead strategic discussions for the Company. The Board also believes that it is important to employ certain safeguards to ensure that the Board of Directors fulfills its duty to shareholders and protects the interests of our shareholders. Accordingly, the Corporate Governance Guidelines require that the Board make its own determination of what leadership structure works best for the Company and retain the ability to separate the roles of Chief Executive Officer and Chairman of the Board.

                Lead Director

In conjunction with the Board of Directors, the Governance Committee considers the appointment of an independent lead director if the position of Chairman of the Board is held by the CEO or another non-independent director. In order to ensure that the independent directors continue to play a leading role in the Company’s governance, the Board of Directors established the position of a lead director commencing in January 2011. At the June 2015 meeting of the Board of Directors, Mr. White was elected by the independent directors to serve a second one-year term as lead director.

Lead Director Responsibilities and Term Limits

Board Meetings and Executive Sessions

➢ Preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent and nonmanagement directors; and

➢ Call special meetings of the independent directors and/or nonmanagement directors as needed

Communication with Management

➢ Serve as the primary liaison between the Chairman and the independent directors;

➢ Counsel the CEO on the issues of interest/concern to directors and encourage all directors to engage the CEO with their interests and concerns; and

➢ Monitor information delivered by management to the Board of Directors and provide input, as appropriate, as to the quantity, quality and timeliness of such information that is necessary for the directors to effectively and responsibly perform their duties

Agendas and Meeting Schedules

➢ Approve meeting agendas for the Board of Directors; and

➢ Approve meeting schedules to assure that directors can perform their duties responsibly and that there is sufficient time for discussion of all agenda items

Chair and CEO Performance	➢ Lead the Board in all deliberations involving CEO’s employment, including hiring, contract negotiations, performance evaluations and dismissal

Term Limits	➢ Three consecutive, one-year terms

                Independent Committee Chairs

The Board of Directors has also appointed an independent (non-employee) director as the Chair of each Committee of the Board. The Chair of the Audit Committee, the Compensation Committee and the Governance Committee, as appropriate, consult with management in advance of meetings to discuss the agenda for Committee meetings as well as the materials intended for distribution and use at the meetings. Many actions, such as determining the compensation of our executive officers and approving the financial statements and filings with the SEC, are determined by Committees of the Board comprised solely of independent directors.

In addition, our Corporate Governance Guidelines, which were adopted by the Board of Directors, mandate that the Board of Directors hold regular executive sessions of independent directors without management present. These sessions are typically held following each meeting of the Board. In 2015, the lead director presided over the executive sessions. This format ensures that the Board considers issues independently outside the presence of management.

Regulatory Compliance Committee

The principal functions of the Regulatory Compliance Committee are to:

•

oversee our compliance with laws, regulations (including reviewing quality assurance requirements and matters) and standards of conduct administered by, and commitments to, regulatory agencies worldwide with jurisdiction over us and our products; and

•	oversee our compliance program, including by recommending or approving revisions to our policies, procedures and administration of our compliance program.

Science and Technology Committee

The principal function of the Science and Technology Committee is to review and make recommendations on our science and technology portfolio and strategies. In addition, certain members of the Science and Technology Committee met five times during 2015 to review technology for certain proposed business development opportunities.

Finance Committee

The principal functions of the Finance Committee are to review certain financial matters, including our dividend policy, share repurchase authorizations, capital structure, financial hedging programs, and investment and borrowing programs.

Executive Committee

The Executive Committee has all of the authority of the Board of Directors, except as limited by law, rule or NYSE listing standards.

Executive Sessions of Independent Directors

The independent directors hold regular executive sessions without management present, over which the lead director presides.

Communications with the Board of Directors

Shareholders and other interested parties may communicate directly with the Board of Directors, including the independent members of the Board and the Audit Committee members. The process for doing so is described on our website at www.crbard.com on the “Contacts” page.

Board Oversight of Risk Management

The Board of Directors plays an important role in the oversight of risk for the Company, with the primary responsibility for managing risk at the Company resting with senior management. The Board and Committee meeting process is designed to ensure that key risks are reviewed at Board and Committee meetings. At each meeting of the Board, directors are informed of and review, as appropriate, various areas of risk including those associated with operational matters (such as issues impacting the Company’s facilities or manufacturing plants), finance, regulatory and product quality issues, and legal proceedings, among others. For example, while our General Counsel is primarily responsible for managing legal proceedings, he provides the Board with regular updates on significant developments in these proceedings. As another example, the Company’s risk management function establishes and maintains the Company’s insurance programs, and, as necessary, reviews insurance-related risks typically with the Finance Committee or the full Board.

These Board and Committee level risk discussions are supplemented through annual reports by the Company’s internal audit function to the Audit Committee on management’s process for identifying and evaluating company-wide, financial and information technology risks. As part of this process, the internal audit function presents key risks for the Company, indicates the Board or Committee responsible for oversight of the most significant of these risks, identifies the management committees (each, a cross-functional team including members of senior management) responsible for identifying and managing these risks, and summarizes the planned measures to address and/or reduce the most significant risks through targeted actions. A summary of this report is also presented on an annual basis to the Board. In addition, as part of its continued review of risks facing the Company, in 2014 management developed and conducted an enterprise risk oversight survey to help gauge the Board’s perspective on the Company’s enterprise risk management practices, to solicit the Board’s view on significant risks facing the Company and to identify potential opportunities to refine or improve the enterprise risk management process. During 2015, management convened a cross-functional team to review and assess the results of the survey. Management reported the results to the Board, addressed the Board’s feedback and will be implementing selected process improvements.

The Audit Committee oversees risks related to the Company’s information technology systems, global economic conditions, and external financial reporting, among others. The Board’s Regulatory Compliance Committee oversees the Company’s compliance with laws, regulations and standards of conduct administered by regulatory agencies worldwide with jurisdiction over the Company and our products. The Regulatory Compliance Committee regularly reviews quality and regulatory matters with members of our senior management. These reviews generally include discussion of the risks associated with particular matters and management’s plans to mitigate these risks.

Other Committees also play a role in risk oversight. For instance, the Finance Committee periodically reviews with management certain financial matters, including our dividend policy, share repurchase authorizations, capital structure, financial hedging programs and the Company’s investment and borrowing decisions.

Insider Trading Policy

The Company maintains an insider trading policy that provides that the Company’s employees may not: buy, sell or engage in other transactions in the Company’s stock while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings between the Company and those companies; disclose our material non-public information to any unauthorized persons outside of the Company; or engage in short-term transactions involving the Company’s securities such as trading in or writing options (other than options granted under the Company’s incentive plans), arbitrage trading or “day trading.” The Company applies this policy to its directors as well.

The Company also maintains a separate policy that restricts trading in Company securities for a limited group of Company employees (including executive officers) and directors to defined window periods that follow our quarterly earnings releases. Under that policy, executives are permitted to enter into Rule 10b5-1 trading plans only during open window periods.

Directors’ Ownership Guidelines

To more closely align the interests of Directors and the Company’s shareholders, the Corporate Governance Guidelines include share ownership guidelines for non-employee directors. Under the guidelines, each non-employee director is required to hold shares of the Company’s common stock and/or share equivalent units with an aggregate value of at least four times the annual cash retainer payable to such director. Directors are given five years from December 14, 2011 or their date of election, as applicable, to comply with the guidelines. Included in the determination of stock ownership for purposes of the guidelines are all shares beneficially owned and any share equivalent units held by a director under a Deferred Compensation Contract, Deferral of Directors’ Fees or the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc. Upon the request of a director, the Governance Committee will consider on a case-by-case basis whether modification of the ownership level is appropriate in light of a Director’s personal circumstances. With the exception of Mr. Davis, who joined the Board in October 2015, all of our directors have satisfied this requirement.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we detail our compensation philosophy, practices and programs and the Compensation Committee’s (the “Committee”) decisions for 2015 as they relate to the Company’s named executive officers:

•	Timothy M. Ring, Chairman and Chief Executive Officer;

•	John H. Weiland, President and Chief Operating Officer;

•	Christopher S. Holland, Senior Vice President and Chief Financial Officer;

•	Jim C. Beasley, Group President; and

•	Timothy P. Collins, Group President.

Executive Summary

Paying for performance is a critical element of our executive compensation program. For 2015, as shown below, our CEO’s performance-based pay comprised approximately 90% of his target direct compensation elements (which consists of salary, target annual bonus and the grant date fair value of long-term incentives). As shown for the other named executive officers as a group (“All Other NEOs”), performance-based pay for 2015 comprised an average of 81% of target direct compensation.

Say-on-Pay and Shareholder Engagement

At our Annual Meeting of Shareholders held in April 2015, shareholders approved our say-on-pay proposal with 95.5% of the votes cast in favor of the proposal. We have considered the say-on-pay vote and we believe that this strong support indicates that our executive compensation program, as modified and enhanced over recent years, continues to reflect key design elements that address shareholder concerns and aligns our program with the interests of our shareholders.

Our ongoing shareholder engagement efforts and discussions with our investors have produced meaningful learning for the Compensation Committee and for management regarding investors’ views on our executive compensation program. We have received positive feedback from our investors regarding (i) our executive compensation structure, pay and practices, (ii) the many improvements we have made to our compensation program over the last number of years, and (iii) the Company’s pay and performance alignment. We continue to actively seek opportunities to gather feedback on our compensation programs and practices throughout the year from many of our shareholders’ portfolio managers and corporate governance advisors by telephone and in-person.

Based on our annual evaluation of all elements of our program, last year’s say-on-pay vote results and the feedback we have received from investors, we did not make changes to our executive compensation program or structure in 2015.

Below we have highlighted several key features of our executive compensation program applicable to our named executive officers and key compensation governance practices that strengthen the alignment of our named executive officers’ interests with those of our shareholders:

Key Compensation Program Features	Key Compensation Governance Practices
• Approximately 90% of our CEO’s target direct compensation is performance-based pay consisting of long-term equity awards and an annual performance bonus	• Robust stock ownership guidelines that require our executive officers to hold significant amounts of our stock to align executives with our shareholders regarding our long-term performance
• Mix of fixed and variable compensation, with a strong emphasis on variable, at-risk performance-based compensation

•   Clawback policy that allows the Company to recoup incentive-based compensation paid to executive officers under certain circumstances, which we amended in February 2015 to broaden the group of executives covered and to apply to certain instances of misconduct and negligent supervision

• Short- and long-term incentive compensation with balanced performance metrics (including relative total shareholder return (TSR)) that are tied to our business strategy and performance	• No option repricing or cash buyout of underwater options without shareholder approval
• 66% of target long-term incentive opportunity is performance-contingent and measured over 2- and 3-year periods	• No payment of dividend equivalents on unvested performance-contingent awards
• 100% of our full-value stock-based awards are tied to performance conditions	• No “walk away” rights or excise tax gross-up payments in any new change of control agreements since January 1, 2010
• Double trigger change of control provision in the 2012 Long Term Incentive Plan	• Active investor outreach program enabling us to obtain ongoing feedback concerning our compensation program and disclosure

•   Management Stock Purchase Program (MSPP) designed to incentivize executives to defer their annual performance-based cash bonus into restricted stock units

¡ Mandatory deferral until stock ownership requirements are met

¡  Minimum 4-year deferral

¡ Further aligns executives with shareholders

• Engagement of an independent compensation consultant with no other ties to the Company or its management

2015 Performance – Selected Business Results

In response to sluggish revenue growth across the medical device industry in recent years, and driven by a desire and vision to return the Company to above-market revenue growth and profitability longer-term, the Company announced a multi-year investment plan in January of 2013. This investment plan included spending approximately $70 million in 2013 and again in 2014 on over 40 targeted projects that the Company believes provide opportunities for improved long-term revenue growth. These projects include initiatives in Selling and Marketing, especially in emerging markets, as well as Research and Development programs.

At the beginning of 2015, we emphasized the importance of executing our strategic investment plan and indicated that the results in 2015 would demonstrate whether the plan was working as anticipated.

In 2015, our net sales grew 3% on an as-reported basis and 6% on a constant currency basis. These results exceeded investor expectations for each quarter and for the full-year. Our revenue growth has accelerated meaningfully since we announced the strategic investment plan three years ago.

Our reported net income in 2015 was $135.4 million and our diluted EPS were $1.77 a decrease of 54% and 53% respectively from 2014. Adjusted net income, which excludes items that affect comparability, and adjusted diluted earnings per share, which exclude items that affect comparability and the amortization of intangible assets (“Adjusted Diluted EPS”) were $615.8 million and $9.08, an increase of 5% and 8% respectively over 2014. We believe the performance in 2015 demonstrates the effectiveness of our strategic investment plan so far, as we returned to the top-tier of the medical device sector in both revenue growth and Adjusted Diluted EPS.

Net sales “on a constant currency basis,” “Adjusted Net Income” and “Adjusted Diluted EPS” are not prepared in accordance with generally accepted accounting principles (“GAAP”) measures and should not be viewed as a replacement of the GAAP results; see Appendix A to this proxy statement for a reconciliation to the most directly comparable GAAP measures.

This proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. Please refer to “Risks and Uncertainties; Cautionary Statement Regarding Forward-Looking Information” and the information under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2015, for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

Shareholder Value Creation

During 2015, investors responded positively to our ability to execute on our strategic investment plan. We believe the improvement in the constant currency organic revenue growth during 2015, and the early success of the commercial launch of our Lutonix drug-coated PTA balloon also contributed to our total shareholder return as demonstrated in the charts below.

Key Compensation Decisions for 2015

•

Base Salary. We implemented annual U.S. salary increases effective March 1, 2015 based upon a 2.5% merit increase budget. Salary for our CEO was held flat with no increase over the prior year. Salaries for our other named executive officers were increased consistent with the budget and based upon each executive’s individual achievement against goals for 2014, and market positions for salary relative to our peer group. Additionally, Mr. Collins later received a second increase in base salary in connection with an organizational re-alignment and increased responsibilities that became effective July 1, 2015.

•

Annual Incentives. We achieved 101.9% of our corporate global revenue growth goal and 101.8% of our corporate net income goal for 2015 under our Executive Bonus Plan, which included the adjustments set forth below in the table under “Key Performance Measures – Short-Term Incentives – Corporate Performance Measures”. This combined achievement of our primary goals along with our achievement of 112.1% of our secondary goal based on cash flow from operations resulted in annual bonus payouts at 119.5% of the individual bonus targets for Messrs. Ring and Weiland, and for the portion of the annual bonus opportunity for Messrs. Holland, Beasley and Collins that was based on corporate performance measures. Achievement levels for the portion of annual bonus opportunities for Messrs. Holland, Beasley and Collins that was based on performance criteria for their respective business units are set forth below under “Elements of Executive Compensation – Cash Compensation – Annual Bonus Awards for 2015”.

•	Long-Term Incentives.

2012 Performance-Contingent Restricted Stock Units Achieved and Certified: In December 2012, the Committee approved the grant of performance-contingent restricted stock units to certain officers of the Company, including our named executive officers. The vesting of this grant was made contingent upon the Company’s absolute achievement of an average emerging market sales goal over a two-year period (2013-2014). In February 2015, the Committee reviewed the Company’s achievement against the pre-established performance criteria for the two-year period and certified that the all-or-nothing performance goal had been satisfied. For additional information, see “2012 Performance-Contingent Restricted Stock Units Achieved and Certified” below.

2012 Performance Units Achieved and Certified: In March 2012, the Committee approved the grant of performance units to certain officers of the Company, including our named executive officers. The 2012 performance units featured a three-year performance period (2012-2014) and the ability to earn a maximum of 200% of target number of performance units based upon the degree of the Company’s achievement of pre-established performance goals based on earnings per share growth and relative total shareholder return. In February 2015, the Committee reviewed the Company’s achievement against the pre-established performance goals over the performance period and determined that the payout percentage for the 2012-2014 performance periods was 145.64% of the individual target number of performance units. The Committee certified this percentage based on the Company’s achievement for the 2012-2014 performance period of 153.3% of the earnings per share growth goal, as modified by the 43rd percentile ranking of the Company’s total shareholder return of 102.4% within the S&P Healthcare Index (excluding services, facilities and managed care companies). For additional information, see “2012 Performance Units Achieved and Certified” below.

New Awards Granted: In December 2015, the Committee determined the long-term incentive grant values for each named executive officer by taking into account market data and trends, recommendations from the Compensation Committee’s independent consultant, and individual performance and potential. The equity award value approved by the Committee was between the 50th and 75th percentiles of the market for Messrs. Ring, Holland, Beasley and Collins, and above the market 75th percentile for Mr. Weiland. Each executive was then awarded a December 2015 grant of performance-contingent restricted stock units (with performance measured over a two-year period) and stock options, with a combined value of 2/3 of the long-term incentive grant value approved by the Committee. The remaining 1/3 of the approved target grant value was awarded to each named executive officer on February 10, 2016 in the form of performance units with performance measured over a three-year period. For additional information, see “2015 Performance Units, Performance-Contingent Restricted Stock Units and Stock Option Awards” below.

CEO Pay Considerations

The Committee’s decisions regarding 2015 CEO pay were reflective of the following:

•    Our overall strong performance for fiscal 2015 (see key business results above under the heading “2015 Performance – Selected Business Results”) including the CEO’s performance against key 2015 financial and non-financial goals (described below under the heading “Annual Individual Performance Assessment”)

•    Our shareholders benefit from Mr. Ring’s depth of knowledge and experience in our industry, knowledge of the Company, credibility with investors and our Board of Directors, proven track record, effective leadership, and ability to build strong leadership teams

•    Stable CEO leadership has fostered a deeply embedded results-oriented culture

•    Mr. Ring has been in his role for more than 12 years and is among the most tenured CEOs within our peer group, which has a median tenure of 5 years

•    Ongoing tenure of our CEO allows for rebalancing of the senior team to address new challenges while limiting organizational disruption

•    Mr. Ring’s pay is reflective of more than 12 years as CEO leading the Company through geographic growth and expansion, economic downturn and dramatic changes in the U.S. healthcare environment

•    Mr. Ring’s base salary is the only portion of his pay that is not at risk, and has been held flat without an increase since 2012

Note: The values shown above are reflected in the Summary Compensation Table. In the above chart, the grant value shown for Performance Units is reflected in the year that the target long-term incentive value was approved by the Compensation Committee; however the Performance Units were actually granted in the following year consistent with the Committee’s approval process. As such, in the Summary Compensation Table, the value for the 2013 Performance Units is included in the “Stock Awards” column for the year 2014, the value for the 2014 Performance Units is included in the “Stock Awards” column for the year 2015, and the value for the 2015 Performance Units will be included in the “Stock Awards” column for the year 2016 in next year’s Summary Compensation Table. Percentages in the above chart are displayed as rounded numbers.

General Compensation Philosophy and Procedures

Objectives

The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short- and long-term in a cost-effective manner to the Company. The Compensation Committee has designed and administered our executive compensation program with the following objectives in mind:

Objectives	Description
Compensation is performance-based

A substantial portion of the total compensation opportunity should be variable and dependent upon our operating and financial performance against pre-established goals approved annually by the Committee

Compensation is aligned with shareholder interests

The program should align the interests of executives with the long-term interests of our shareholders by encouraging ownership of our stock and providing other performance-based incentives to maximize shareholder value

Compensation supports our business strategy	Our compensation program should reinforce our underlying business strategy and objectives by rewarding successful achievement of these business goals
Compensation opportunities are market competitive	Our compensation program should attract and reward experienced executives who are proven managers and consistently deliver operational and financial results
Compensation promotes the retention of key executive officers

Our compensation program should promote retention of key executives to provide leadership stability, to facilitate effective succession and to foster the growth and development of individuals who are key to our succession planning

We have designed our executive compensation program to incentivize achievement of growth in revenue, net income, sales, total shareholder return and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to operate successfully in our industry’s complex regulatory environment and to understand the rapidly changing medical technology in our industry. We believe that the structure of our executive compensation program achieves our objectives effectively.

Target Compensation

As a result of the competitive environment discussed above, market practices greatly influence our executive compensation programs. When making annual compensation decisions, the Compensation Committee reviews annual market data analyses prepared by its independent compensation consultant. For our named executive officers, we generally target compensation opportunities for cash and equity-based compensation in a manner that references the median of the market as an initial benchmark in setting and adjusting our compensation program. This approach enables us to attract and retain the level of qualified executive talent necessary to deliver sustained performance in a complex, global, medical device organization. While the Committee attempts to base compensation decisions on the most recent market data available, it also recognizes the importance of flexibility, and may go above or below the market median for any individual or for any specific element of compensation. In addition, the position of each particular executive with respect to the market median may vary based on experience, changes in the market, the executive’s salary increases, annual bonuses and the value of the executive’s equity plan grants. These factors are driven by attainment of the individual and corporate financial goals described below, as well as the performance of our stock.

Each year, the Committee also considers the gap between Mr. Ring’s total compensation opportunity and the total compensation opportunity of the other named executive officers. The consultant’s compensation benchmarking report provided to the Committee in October 2015 concluded that Mr. Ring’s total compensation continues to be less than three times the total compensation of our other named executive officers, and that this multiple is below the peer group 25th percentile.

Compensation Benchmarking

The Compensation Committee reviews the compensation paid for similar positions at other companies within a designated peer group as one step in the process of setting the compensation levels for our named executive officers. Each year, the compensation consultant reviews our named executive officers’ base salary, total cash compensation, and long-term incentive compensation in relation to the peer group, using compensation market data obtained from proxy statements filed by the peer group companies and from compensation survey information that the consultant has gathered and evaluated. The Committee reviews the consultant’s reports and peer group comparisons.

Given the rapidly changing and competitive environment of the medical device industry, the Committee annually reviews the composition of the peer group and considers whether modifications are appropriate. The selected peer group companies are generally U.S.-based companies in the healthcare industry that fall within a reasonable range of comparison factors relative to our Company.

Specifically, from within the pool of potential peers, the Committee considers each potential peer company’s revenue – targeting those with revenue within the range of approximately 1/3 to 3x Bard’s revenue, and market capitalization – targeting those with market capitalization within the range of approximately 1/4 to 4x Bard’s market capitalization. The Committee also considers and gives preference to those peers with which we compete for executive talent in the marketplace, as well as companies with business complexity comparable to ours (focusing on percentage of revenue from foreign sales, market capitalization to revenue ratio and product diversity).

Note:

Occasionally, leniency on parameters may be exercised for close comparators and year-over-year consistency given the summary statistics and percentile positioning among the peer group.

During its June 2015 review, the Compensation Committee removed Covidien Ltd. as a result of its acquisition by another company. The table below lists the companies that comprise our 2015 peer group along with select business characteristics (dollars in millions).

Peer Company	Market Cap as of 12/31/15 ($)	Revenue ($)(1)	Net Income ($)(1)	Employees(2)
Agilent Technologies Inc.	13,888	4,040	461	11,800
Becton, Dickinson and Company	32,639	11,217	688	49,517
Bio-Rad Laboratories, Inc.	4,066	2,019	113	7,700
Boston Scientific Corporation	24,864	7,477	(239)	25,000
CareFusion Corporation(3)	N/A	N/A	N/A	N/A
Edwards Lifesciences Corp.	16,949	2,494	495	9,800
Hologic Inc.	10,981	2,724	187	5,290
Hospira, Inc.(3)	N/A	N/A	N/A	N/A
ResMed Inc.	7,519	1,742	349	4,340
Steris Plc	6,470	2,042	94	7,600
St. Jude Medical Inc.	17,460	5,541	880	18,000
Stryker Corporation	34,665	9,946	1,439	27,000
Teleflex Incorporated	5,471	1,810	245	12,200
Varian Medical Systems, Inc.	7,828	3,118	407	7,300
Waters Corporation	10,935	2,042	469	6,594
Zimmer Biomet Holdings, Inc.	20,846	5,998	147	17,500
C. R. Bard Inc.	13,968	3,416	135	14,900

(1)	Based on financial data reported by each company in their respective SEC filings.
(2)	Based on recently reported figures.
(3)

Following the Committee’s approval of the peer group companies for 2015, CareFusion Corporation and Hospira, Inc. were also acquired by other companies. Therefore no 10-K filings were available for 2015.

Annual Pay-for-Performance Analysis

Pay-for-performance represents a significant element used in the development of our executive compensation program. The Compensation Committee structures our executive pay so that a substantial portion of the total compensation opportunity consists of variable compensation and is dependent upon our operational, financial and stock performance.

In October 2015, the Committee reviewed a historical pay-for-performance analysis conducted by the compensation consultant to evaluate the alignment of realizable pay to performance at the Company versus our peer group for the most recently completed one- and three-year periods (2014 and the three-year period from 2012 through 2014). In this analysis, the Committee considers realizable pay rather than pay opportunity because it reflects a more appropriate measure of executive pay by looking at actual earned cash and the realizable value of equity compensation based upon actual performance and stock price at the end of the measured performance period. The analysis reviewed during 2015 considered how each of the following compared with our peer group:

•	the Company’s relative one-year and three-year performance using operational and shareholder performance metrics, specifically revenue growth, net income growth and total shareholder return;

•	the short-term alignment comparing our executives’ 2014 annual bonus payouts and the Company’s one-year relative performance; and

•

the long-term alignment comparing our executives’ potential realizable long-term incentive compensation for the three-year period from 2012 through 2014 and the Company’s three-year relative performance.

The analysis concluded that our executives’ short-term pay for 2014 and long-term pay for the three-year period from 2012 through 2014 were in alignment with our performance for the same periods. The chart below illustrates the comparison of our CEO’s realizable three-year long-term incentive value and total shareholder return relative to our peer group.

Key Performance Measures

The following depicts the 2015 performance measures as they apply to short- and long-term incentives for the named executive officers:

	Annual Bonus Award		Stock Options	Performance- Contingent RSUs	Performance Units
Weighting	50%	50%	34%	33%	33%
Performance Measures	Global Revenue Growth	Global Net Income Growth	Growth in Common Share Price	2-year Emerging Markets Sales Growth	3-year Average Sales Growth and TSR ranking relative to Dow Jones Medical Equipment Index
Cash Flow Growth (or decline)

	Variable Short-Term Incentive Opportunity		Variable Long-Term Incentive Opportunity

We have set forth below a description and rationale for each of the 2015 corporate performance measures under our annual Executive Bonus Plan (under which each of the named executive officers is covered):

In addition to the corporate performance measures above, the 2015 business unit performance criteria for Messrs. Holland, Beasley and Collins included goals based on operations variance (applicable solely to global operations), actual gross profit improvement (applicable to U.S. and international divisions and regions), quality (applicable solely to U.S. divisions), and new product sales (applicable solely to international divisions and regions). The Committee approved these additional performance measures for our executives with direct business unit responsibilities, because they (1) focus executives on year-over-year top-line growth, and bottom-line efficiency and profitability, and (2) reflect the business unit growth drivers and directly impact overall corporate performance The performance targets and methodology for calculating the awards for 2015 under the Executive Bonus Plan are discussed in greater detail below under “Elements of Executive Compensation – Cash Compensation – Annual Bonus Awards of 2015” and in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

A description and rationale for the performance measures applicable to long-term incentive awards granted to each of the named executive officers during 2015 is below:

Annual Individual Performance Assessment

In addition to market data and corporate performance, the Compensation Committee considers the individual performance of our executive officers in making its decisions on executive compensation. At the beginning of each year, the Committee reviews and as necessary adjusts the key financial and non-financial goals under which it evaluates the Chief Executive Officer’s performance. For 2015, these goals included growth in sales and net income, improved research and development productivity, additional sales from new products and business development activities, emerging markets sales growth, enhanced sales execution and sales force retention, continued implementation of a global product launch process and related growth in international sales, continued execution of an ethics/training compliance program globally, gross margin improvement, targeted improvement in medical device reports and customer complaint levels and achievement of targeted Gore initiative revenue results.

The goals of the other named executive officers in 2015 generally mirrored those of Mr. Ring. Messrs. Holland, Beasley and Collins were also assessed on the achievements of their respective business units against those goals. Each year at the February Compensation Committee meeting, the Committee evaluates Mr. Ring’s performance, and Mr. Ring reports on his evaluation of the performance of the other named executive officers. Each executive officer receives an individual performance rating based on achievement against his or her goals and overall contribution to corporate performance, with the rating based on an overall evaluation of the executive’s performance rather than a formula. The Committee then considers a combination of market data, corporate performance and individual performance ratings in evaluating base salary, annual bonus awards for the prior year, and bonus and equity targets for the current year, as described below. There is no pre-established weight assigned to these considerations.

Elements of Executive Compensation

In making annual compensation determinations for the named executive officers, the Compensation Committee focuses primarily on each executive’s target direct compensation. The elements of target direct compensation for our executive officers are base salary, a performance-based annual incentive award paid in cash that we refer to as the executive’s annual bonus, and annual long-term equity awards.

The Compensation Committee evaluated and established 2015 executive pay levels in the context of Company and individual performance for 2014 and 2015, and competitive benchmarking with the Company’s peer group. The Committee also considered the shareholder advisory vote results from the 2014 and 2015 Annual Meetings of Shareholders regarding the compensation of our named executive officers.

Total Direct Compensation

The table below provides an overview of the elements of our total direct compensation for all named executive officers:

BASE SALARY

Description

- Fixed pay
- Cash

Purpose

Provide a Stable Component of Compensation:

- Base salaries are an integral component of our total compensation program and help to attract and retain senior executives by providing financial certainty and stability
- Base salaries compensate our executives for their level of responsibility, experience, skills and knowledge

Considerations & Process

Base Salary Levels:

- During our annual merit review process or upon hire, base salaries are set for our executive officers, including the named executive officers, by evaluating the competitive marketplace, the salaries of other executives of the Company, the scope of each executive's responsibilities, and each executive's skills

CEO Recommendations:

- The Compensation Committee also considers the recommendations of our Chief Executive Officer in reviewing and approving the base salaries of all other executive officers, including the other named executive officers. In formulating recommendations to the Committee, our Chief Executive Officer considers the consultant's report together

ANNUAL BONUS

Description

- Variable pay
- Cash
- % of base salary

Purpose

Provide Short-Term Variable Compensation:

- Our annual bonus opportunity is intended to incentivize the achievement of challenging but realistic financial goals that drive our performance during the fiscal year

Considerations & Process

Performance Criteria:

- Early in each new fiscal year, the Committee establishes Company performance criteria and targets applicable to the new bonus year for the named executive officers under the Executive Bonus Plan

Performance Certification:

- Upon completion of each fiscal year, the Compensation Committee determines and certifies the payout levels under our Executive Bonus Plan and determines bonus awards for the named executive officers. The amount of the annual bonus award for each named executive officer is based upon the level of achievement of the pre-established objective performance criteria for the bonus year, which is determined formulaically, as well as individual performance assessments

Performance Rating and Negative Discretion:

- In order to receive full payment of the annual bonus award, an executive must, at a minimum, receive a satisfactory individual performance rating. If the executive receives less than a satisfactory rating, the formula-based bonus payment may be reduced to reflect the level of individual performance. If the executive achieves better than a satisfactory rating, no additional compensation is added under the bonus formula because we believe that rewards for higher individual performance are adequately reflected in salary and equity decisions

Cash Compensation

Following is a summary of the determinations made by the Compensation Committee with respect to 2015 cash compensation for the named executive officers.

Base Salaries for 2015

During the annual merit review in February 2015, the Committee made no change to Mr. Ring’s salary, maintaining his salary at the same level in effect since 2012. Commensurate with our 2.5% merit increase budget for all U.S. sites in 2015, the Committee approved salary increases for the named executive officers other than Mr. Ring of between 2.5% and 3% to recognize internal roles and contributions, and to help maintain market competitiveness. The following table sets forth the base salaries for the named executive officers effective March 1, 2015:

Name	March 1, 2014 Base Salary	March 1, 2015 Base Salary	Percentage Increase
Timothy M. Ring	$1,092,000	$1,092,000	0%
John H. Weiland	$887,000	$913,610	3.0%
Christopher S. Holland	$597,400	$613,829	2.75%
Jim C. Beasley	$594,500	$609,363	2.5%
Timothy P. Collins	$597,400	$615,322	3.0%

Effective July 1, 2015, in connection with an organizational re-alignment and increase in his responsibilities, Mr. Collins received an additional 5% salary increase, resulting in a base salary of $646,100.

Annual Bonus Awards for 2015

The Committee maintained target bonus opportunities at the same levels in place during 2014 for each of the named executive officers. As a result, 2015 bonus target levels as a percentage of base salary for the named executive officers were as follows:

Name	Percentage of Base Salary
Timothy M. Ring	135%
John H. Weiland	100%
Christopher S. Holland	80%
Jim C. Beasley	80%
Timothy P. Collins	80%

For the 2015 performance period under the Executive Bonus Plan (under which each of the named executive officers is covered), annual bonus awards were determined based upon the following achievement of our pre-established primary performance goals for 2015, as certified by the Compensation Committee (in accordance with the requirements of Section 162(m) of the Internal Revenue Code):

Short-Term Incentives – 2015 Corporate Performance Achievement
			Adjusted Target $ (millions)(1)	Percentage Achieved		Corporate Achievement Percentage
Primary criteria:	Global Revenue	(50% weighting)	$3,351.0	101.9%	}	106.7%
	Global Net Income	(50% weighting)	$613.2	101.8%

Secondary criteria:	Cash Flow
	(% achievement over 2014 budgeted cash flow from operations)		$696.4	112.1%

Final 2015 Corporate Bonus Percentage: 119.5% (106.7% x 112.1%)

Rationale:

The Committee set the revenue and net income growth targets for 2015 consistent with the investment plan announcement by the Company in January 2013, which included a plan to increase spending by approximately $70 million in both 2013 and 2014 for more than 40 targeted projects intended to provide opportunities for improved long-term revenue growth

(1) Subject to adjustment based on pre-determined criteria approved by the Committee at the time the target was established in February 2015.

In addition to the 2015 corporate performance achievement noted above, annual bonus opportunities for Messrs. Holland, Beasley and Collins were based in part upon achievement of each executive’s business unit criteria. In 2015, the business unit portion of the annual bonus awards for Messrs. Holland, Beasley and Collins was determined based upon the achievement of the following pre-established primary and secondary business unit performance goals for 2015, as certified by the Compensation Committee (in accordance with the requirements of Section 162(m) of the Internal Revenue Code):

Short-Term Incentives – 2015 Business Unit Performance Achievement
Mr. Holland (applicable to 7.5% of bonus opportunity)			Mr. Beasley (applicable to 50% of bonus opportunity)
	Division	Combined Percentage Achieved		Division/Regions	Combined Percentage Achieved
Primary Criteria:	Revenue Net Income	127.6%	Primary Criteria:	Revenue Net Income	112.2%
	(50% weighting each)			(50% weighting each)
		Adjustment to Bonus Target			Adjustment to Bonus Target
Secondary	Actual Gross Profit Quality	(5.0%)	Secondary	Actual Gross Profit New Product Sales Quality	3.7%
Criteria:		(3.0%)	Criteria:		(5.0%)
					5.0%

Mr. Collins (applicable to 50% of bonus opportunity)
	Division/Regions	Combined Percentage Achieved
Primary Criteria:	Revenue Net Income	113%
	(combined 50% weighting)

	Operations
	Operations Variance (50% weighting)	107.2%
		Adjustment to Bonus Target
Secondary	Actual Gross Profit	5.0%
Criteria:	New Product Sales	5.0%

The corporate performance achievement for 2015 noted above resulted in annual bonus award payouts for Messrs. Ring and Weiland, and all employees with bonus awards based solely on those results, equal to 119.5% of their bonus targets, resulting in payouts as a percentage of base salary for Messrs. Ring and Weiland of 161.33% and 119.5%, respectively. Based upon the level of business unit achievement and the level of corporate performance achievement (each noted above), the 2015 bonus award, as a percentage of base salary, for each of Messrs. Holland, Beasley and Collins was equal to 95.4%, 94.3% and 94.1%, respectively.

The annual bonus award earned in the 2015 plan year by each named executive officer is set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. More details regarding the calculation of 2015 bonus awards, including a step-by-step calculation based on Corporate Performance Measures and Business Unit Performance Measures, are provided in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”.

Long-Term Equity-Based Compensation

Following is a summary of the determinations made by the Compensation Committee with respect to 2015 long-term equity-based compensation for the named executive officers.

2015 Performance Units, Performance-Contingent Restricted Stock Units and Stock Options

To enhance the alignment of management’s interests with shareholders and help drive long-term performance, the Committee has approved the following long-term incentive award mix for the named executive officers:

•  1/3 of total value in the form of performance units (three-year measure)

•  1/3 of total value in of the form of performance-contingent restricted stock units (two-year measure)

•  1/3 of total value in the form of stock options

Performance Units: Provide an opportunity to earn units (settled in shares of common stock) based on our sales growth performance against goals over the three-year performance period (2015-2017). Threshold achievement earns 25% of target, achievement at goal earns 100% of target, and stretch achievement earns 200% of target. Final units earned may be increased or decreased by up to 20% based on our TSR rank relative to the Dow Jones Medical Equipment Index for the performance period. We changed the comparator group from prior performance unit grants to better reflect the Company’s peer group. Depending on the performance, the earned award vests fully at the end of the three-year performance period following certification of achievement by the Compensation Committee.

Performance-contingent Restricted Stock Units: Provide an opportunity to earn restricted stock units based on our emerging markets sales growth performance against goals over a two-year performance period (2016-2017). Absolute achievement of the goal is required for restricted stock units to be earned (i.e. none of the units will vest unless 100% of the goal is achieved). If the Company achieves the performance goal, the award vests 50% at the end of the two-year performance period following certification of achievement by the Compensation Committee, and in 25% increments on the next two anniversaries of the Compensation Committee’s certification.

Stock Options: Provide the opportunity to buy a specified number of common shares at a pre-determined price equal to the fair market value on the grant date for a set period of time, so long as the executive meets the required service period. Options vest in 25% increments over four years from the grant date, with the value of the options linked to the performance of our stock price.

Equity Award Targets

To determine the target value of the equity awards for each of the named executive officers to be granted for 2015, the Compensation Committee took into account the consultant’s recommended range of target values and analysis of market trends (including total cash and equity compensation), the individual’s performance and potential and the market position of each of the named executive officers. In December 2015, the Committee approved a total equity award value between the 50th and 75th percentiles of the market for Messrs. Ring, Holland, Collins and Beasley, and above the 75th percentile of the market for Mr. Weiland. The total equity award value approved for each named executive officer in December 2015 was divided such that 2/3 of the approved total value was granted in December 2015, and 1/3 of such value was granted in February 2016. Due to our approach of dividing and delivering a single year’s annual equity award value in two different fiscal years, the 2015 equity grant values shown in the Summary Compensation Table for the named executives reflect a portion of the Committee’s decisions made in 2015 (reflective of 2015 market trends and performance) and a portion of the Committee decisions made in 2014 (reflective of 2014 market trends and performance).

Performance-contingent restricted stock unit grants and stock option grants representing 2/3 of the long-term incentive value approved by the Compensation Committee in December 2015 and the performance units granted in March 2015 that represented 1/3 of the long-term incentive values approved in December 2014, are set forth below in the Grants of Plan-Based Awards in 2015 Table and described in more detail under “Stock Awards” in the narrative preceding the table.

Vesting

The three-year performance units granted in February 2015 will vest in full in the amount earned pursuant to the Committee’s determination and certification of performance achievement following the end of the three-year performance period, subject to continued employment.

The performance-contingent restricted stock unit awards granted in December 2015 are subject to both “performance-based” vesting and “time-based” vesting, as discussed in more detail in the narrative following the Summary Compensation Table below. Performance-based vesting must occur before the time-based vesting begins. For the grants made in December 2015, the Compensation Committee determined that performance-based vesting will occur upon the achievement of an emerging markets sales growth goal over the two-year performance period from January 2016 through December 2017. Fifty percent (50%) of the award vests immediately upon the Committee’s determination and certification of performance goal achievement at the end of the two-year performance period, and the award continues to vest in 25% annual increments on the next two anniversaries of the Committee’s certification, subject to continued employment.

The stock options granted in December 2015 will vest in 25% annual increments on the first four anniversaries of the grant date, subject to continued employment.

The Compensation Committee designed the vesting schedules of the 2015 awards to be deductible under Internal Revenue Code Section 162(m), as discussed in more detail below, to be competitive with peer group practices and to deliver compensation over a period of years, which assists us with our goal of executive retention.

See “Potential Payments Upon Termination or Change of Control” for a description of vesting of equity awards upon termination of employment by reason of death, disability or retirement, or upon a change of control.

2012 Performance-Contingent Restricted Stock Units Achieved and Certified

In December 2012, the Committee approved the grant of performance-contingent restricted stock units to certain officers of the Company, including our named executive officers. The performance-contingent restricted stock units were granted contingent upon achievement of both performance vesting and time vesting conditions. The pre-established performance vesting goal, measured over a two-year performance period from January 1, 2013 through December 31, 2014, was the Company’s absolute achievement of average emerging markets sales growth of 15% for the two-year period.

In February 2015, the Committee reviewed the Company’s achievement against the pre-established performance criteria for the two-year performance period (2013-2014) and the supporting calculations, and certified that the performance condition applicable to the 2012 grant of performance-contingent restricted stock units had been satisfied based on the Company’s achievement of average emerging markets sales growth of 17.0% for the period from January 1, 2013 through December 31, 2014. As a result of the Committee’s certification of performance achievement, 50% of each named executive officer’s 2012 grant of restricted stock units vested immediately, and the remaining units because eligible to vest in equal parts on the next two anniversaries of the Committee’s certification (subject to continued employment).

2012 Performance Units Achieved and Certified

In March 2012, the Committee approved the grant of performance units to certain officers of the Company, including our named executive officers. The 2012 performance units featured a three-year performance period (2012-2014) and the ability to earn a maximum of 200% of target number of performance units based upon the degree of the Company’s achievement of a pre-established earnings per share growth goal, adjusted by the Company’s total shareholder return ranking relative to companies in the S&P Healthcare Index (excluding services, facilities and managed care companies) as follows:

Average EPS Growth/Achievement scale	TSR Ranking/Modifier to EPS Achievement
• <3.5% growth = 0%	• 25th percentile = -20% (threshold)
• 3.5% growth = 25% of target (threshold)	• 50th percentile = 0% (target)
• 6.5% growth = 100% of target (target)	• 75th percentile = +20% (maximum)
• 9.5% growth = 200% of target (stretch)

In 2012, the first year of the three-year performance period, the Company engaged in an involved process to identify areas of opportunity for growth, in anticipation of eventual receipt of royalty revenue from W.L. Gore & Associates, Inc. (“Gore”) for infringement of one of the Company’s patents. During 2012 and the years preceding, the medical device sector generally experienced low to no growth. The Company identified between 40 to 50 projects that it believed at the time could accelerate the Company’s revenue growth and profitability for years to come. Early in 2013, the Company introduced a strategic investment plan to investors based on the projects identified and began executing against that plan, in advance of receipt of the royalty revenue from Gore. The result, as announced and expected, was negative earnings per share growth for fiscal year 2013. In 2014, early results from the investment plan, specifically in emerging markets, combined with the receipt of the royalty revenue, contributed to high growth in our earnings per share. By the end of 2014, our investors’ confidence in the Company’s ability to accelerate growth was evident in the increase in our stock performance.

In February 2015, the Committee reviewed the Company’s average EPS growth and relative TSR over the three-year performance period (2012-2014) and the supporting calculations, and determined that the applicable targets were achieved as follows:

2012 Performance Unit Target Achievement
Performance Period 2012 – 2014	EPS Achievement by Year(1)	3-Year Average EPS Achievement	EPS Payout Achievement (per scale)	BCR TSR (%) & TSR Percentile Rank	Relative TSR Modifier Achievement (per scale)	Final Unit Payout Percentage (153.3% x 95%)
2012	5.4% EPS growth	8.1%	153.3%	TSR: 102.4% TSR Percentile Rank: 43rd (Target = 50th)	95%	145.64%
2013	-10.5% EPS growth
2014	29.5% EPS growth
(1)	Reflects EPS on a GAAP basis adjusted in accordance with pre-established adjustment criteria approved by the Committee at the time of grant.

On February 11, 2015, the Committee certified the results set forth above and determined that the total payout percentage for the 2012 performance units was 145.64% of the target, resulting in the following payouts for our named executive officers:

Name	Target Opportunity (in units)		Final Unit Payout Percentage	Total Payout (in shares)
Timothy M. Ring	19,414	x	145.64%	28,274
John H. Weiland	12,111	x	145.64%	17,638
Christopher S. Holland	3,452	x	145.64%	5,028
Jim C. Beasley	7,714	x	145.64%	11,235
Timothy P. Collins	7,714	x	145.64%	11,235

Management Stock Purchase Program

We maintain the MSPP because we believe ownership of our common stock aligns an executive’s interests with those of our shareholders and promotes retention, consistent with our objectives. We consider MSPP to be a strong performance-based incentive because the value to our executives of contributions to the MSPP is directly linked to the level of achievement against our annual bonus performance goals, as well the potential increase in the value of our common stock over the period in which MSPP awards are subject to vesting requirements.

Under the MSPP, executives and other eligible employees are required to contribute a portion of their annual bonus to purchase restricted stock units until they meet certain minimum ownership requirements described below under “Stock Ownership Guidelines.” In addition, each executive and eligible employee has the option to defer additional bonus amounts up to 100% of the bonus award achieved for the year. In fact, substantially all eligible employees defer at least a portion of their bonuses into Company stock:

•	279 out of 294 eligible employees (94%) participated in the MSPP program in 2015; and

•	All of the corporate officers participated in the MSPP program in 2015, with over 82% deferring nearly 100% of their annual bonuses into common stock.

The amounts contributed by the named executive officers in 2015 are set forth below in the Nonqualified Deferred Compensation Table.

Each restricted stock unit acquired by the executive under the MSPP represents the right to receive one share of our common stock. In order to encourage participation, promote retention and offset the risk of holding the units for a required minimum of four years, we give the executive a 30% discount from the lower of the fair market value of our common stock on the first business day in July of the previous year or the date the annual bonus is approved in February. In 2015 for MSPP grants based on annual bonuses earned for 2014, the price used was $144.72, the fair market value of our common stock on July 1, 2014. The grant date value of each executive’s MSPP units (as included in the “Non-Equity Incentive Plan Compensation” column and the “All Other Compensation” column of the Summary Compensation Table) is determined based on our level of achievement against performance goals under our Executive Bonus Plan for 2015, the percentage of annual bonus the executive has elected to defer for 2015 and the fair market value of our common stock on the date MSPP units are granted.

Out of the total number of units purchased, a number of units with a value equal to the amount of the 30% discount are considered “premium units.” The premium units fully vest four years from the purchase date. A participant is always 100% vested in his or her non-premium units. Under the terms of the MSPP, an executive forfeits all premium units if his or her employment terminates during this four-year period, except that the executive receives a prorated number of premium units if his or her employment terminates because of death, disability or retirement. In addition, all premium units become fully vested upon a change of control of the Company. We provide prorated vesting upon death, disability and retirement and full vesting upon a change of control because, in each of these circumstances, we believe that the executive has satisfied his or her obligations to us. The Committee also has discretion to approve full vesting. In determining whether to exercise this discretion, the Committee considers on a case-by-case basis the relevant circumstances, our past practices and then-current market practices.

We describe the MSPP in more detail below in the narrative following the Nonqualified Deferred Compensation Table.

Stock Ownership Guidelines

To further align the interests of management and shareholders, we maintain formal stock ownership guidelines for the named executive officers and others holding senior executive positions at the corporate and business unit levels. The ownership guidelines are expressed in terms of the value of the common stock (including restricted stock), stock units and stock options, including shares in our 401(k) plan, held by the executive as a multiple of that executive’s base salary. The guidelines require each named executive officer to own common stock having a value equal to the multiple of base salary applicable to his position as shown in the table below, as of March 2, 2016.

Name	Stock Ownership Requirement (multiple of base salary)	Status
Timothy M. Ring	5x	Exceeds guideline
John H. Weiland	4x	Exceeds guideline
Christopher S. Holland	3x	Exceeds guideline
Jim C. Beasley	3x	Exceeds guideline
Timothy P. Collins	3x	Exceeds guideline

Executives subject to the stock ownership guidelines are required to contribute a minimum of 25% of their annual cash bonuses to purchase restricted stock units under the MSPP until they reach the applicable ownership guidelines. Executives who are subject to ownership guidelines have five years to meet the applicable guidelines. After the executive has reached the applicable ownership guidelines, contribution to the MSPP is voluntary.

While the executive officers are given five years to meet the applicable stock ownership guidelines, the Compensation Committee monitors participation and expects that incremental progress will be made each year by each executive officer who has not met the applicable guidelines.

Clawback Policy

In February 2015 the Board approved revisions to our incentive-based compensation recovery policy adopted in 2013. The policy, which relates to the recoupment of any annual or long-term incentive or equity compensation awarded to certain executive officers, allows the Board to recover annual or long-term incentive compensation if the Board determines that such compensation was awarded to an executive officer based on later restated published financials or the executive officer engaged in misconduct (or failed to manage or monitor conduct or risk in a manner) that results in a material violation of law, rules or regulations that causes significant financial harm to the Company. The Board may seek to recover the part of any such compensation that was awarded based upon the financial performance in the published financial statements that were subsequently restated or in the case of misconduct the value of the financial harm to the Company.

Other Benefits and Arrangements

Pension and Supplemental Executive Retirement Plan

We maintain a tax-qualified Employees’ Retirement Plan to provide traditional pension benefits for certain of our U.S.-based employees, including the named executive officers other than Mr. Holland. In addition, we maintain a Supplemental Executive Retirement Plan, or “SERP,” to provide benefits to our highly paid employees above the strict limits imposed on the Employees’ Retirement Plan benefits under the Internal Revenue Code. We describe this plan in detail below under the Pension Benefits Table. Effective January 1, 2011, both the Employees’ Retirement Plan and the SERP were amended to close the plans to employees hired on or after that date. All employees participating in the Employees’ Retirement Plan and the SERP prior to January 1, 2011, including the named executive officers other than Mr. Holland, will continue to participate in these plans. Executives hired on or after January 1, 2011 are eligible for an annual retirement contribution made by the Company in the Company’s qualified 401(k) plan of between 3% and 8% of pay depending on their length of service. This contribution is made for those employees active on the last day of the calendar year and based on total pay received while participating during the calendar year. Employees become eligible for the annual retirement contribution on the one year anniversary of employment. Mr. Holland, who was hired in 2012, became eligible for this annual retirement contribution in 2013. In addition, he is eligible to receive an enhanced benefit under our Defined Contribution Excess Plan, which provides benefits to highly paid employees hired on or after January 1, 2011 above the strict limits imposed on the benefits provided under the Company’s qualified 401(k) plan.

We consider retirement programs and other benefits to be essential in the context of total compensation and important for us to remain competitive as an employer. Although there is no direct link to performance for pension benefits, there is a correlation because benefits depend on a participant’s cash pay, which is directly linked to performance, as described above. In general, we believe that these programs are competitive with programs offered by our peer group of companies. These benefits also help us to reward long-term service. We believe that it is essential to offer programs that provide a balanced approach to attracting and retaining key executives, and the pension program, along with other benefits, helps meet that objective.

Supplemental Insurance/Retirement Plan

We believe that our Supplemental Insurance/Retirement Plan, or “SIRP,” provides a competitive advantage by offering a program that is particularly attractive to mid-career hires and executives who are promoted to key positions from within the Company. The SIRP provides supplemental death and retirement benefits to selected key employees, including the named executive officers. The SIRP is a non-qualified deferred compensation plan under which annual accruals generally escalate in value as the executive officer progresses in his or her career. Upon retirement, which is defined under the SIRP as age 55 with five years of service to us, a participant is entitled to payment of his or her benefits. While there is no direct link to performance once an executive officer becomes a participant, the annual accrual is based on the executive officer’s position as well as the current year’s base salary and bonus payments, which are directly linked to performance, as discussed above. In addition, the SIRP serves as a valuable retention tool, since service for an extended period is generally required for benefits to vest and accruals increase as the participant reaches certain age ranges. Benefits under the SIRP that the executive officer would have otherwise received if he or she remained with us through age 65 are also payable, with respect to officers, following a termination of employment within three years after a change of control. The SIRP also provides a disability benefit for a participant who becomes disabled before receipt of retirement benefits. Benefits are paid under the SIRP upon death, disability, retirement or change of control because, in each of these circumstances, we believe that the executive officer has satisfied his or her obligations to us. A participant will forfeit all benefits owed under the SIRP upon violation of a restrictive covenant with us that generally provides that the participant will not engage in business activities that are competitive with our businesses. We describe the SIRP in more detail below under the Nonqualified Deferred Compensation Table.

Change of Control and Other Arrangements

We have entered into change of control agreements with each of our executive officers, as described below under the heading entitled “Potential Payments Upon Termination or Change of Control.” Given our relative size in our industry and the trend toward consolidation in our industry, we believe that we need strong, market competitive change of control benefits to attract and retain key executives. We believe this to be particularly important during and beyond an acquisition to ensure the ongoing success of our business and to maximize value for our shareholders.

In connection with reviewing the objectives of specific provisions of the change of control agreements and to better align our practices with current compensation governance practices, for new agreements entered into as of January 1, 2010, the Committee eliminated payment of change of control benefits upon termination for any reason in the six-month period following the first anniversary of a change of control (i.e., a “walk-away” right), and tax gross-up payments to an executive in connection with any excise taxes payable by such executive under Section 4999 of the Internal Revenue Code. These modifications to the Company’s change of control agreements do not impact the contractual commitments previously made to the named executive officers under their change of control agreements.

Each of the Company’s change of control agreements contains a “double trigger,” which requires termination of the executive without cause or by the executive for good reason in connection with a change of control, before payment of any change of control benefit to the executive. This structure essentially places the decision of whether or not to trigger change of control benefits largely in the hands of the acquiring company, since a change of control alone would not trigger the benefit. We believe that these agreements encourage retention by providing an incentive for the executive to remain with us until the completion of a pending change of control and by providing security to the executive, either in the form of continued employment or severance benefits, following a change of control. For executives with agreements with us dated prior to January 1, 2010, termination of employment for any reason in the six-month period following the first anniversary of a change of control will trigger payment of change of control benefits.

In addition, as a result of negotiations at the time of hire, we entered into an agreement in 1995 with Mr. Weiland that requires us to pay him one year of base salary and bonus if he is terminated without cause. None of our other named executive officers has such an agreement.

Perquisites and Other Benefits

We historically provided certain perquisites to senior executives in order to provide security, convenience and support services that allow them to more fully focus attention on carrying out their responsibilities to us. We describe the perquisites and other benefits available to the named executive officers in 2015 in the narrative following the Summary Compensation Table below.

Under our Executive Choice Plan, the named executive officers receive an annual cash allowance of $65,000 for the Chief Executive Officer, $55,000 for the Chief Operating Officer, and $40,000 for the Chief Financial Officer and Group Presidents. Executives may use the allowance to offset costs related to Company-administered automobiles and financial planning, and/or to pay for other personal benefits of his or her choice. The annual allowance is not considered compensation under any of the Company’s employee benefit plans.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, employed on the last day of any fiscal year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We consider deductibility as one factor when we make a decision regarding executive compensation. In order to maximize the deductibility of our executives’ pay, we structured our Executive Bonus Plan and 2012 Long Term Incentive Plan such that performance-based annual incentive bonuses and long-term equity-based compensation paid under those plans for our most senior executives should constitute qualifying performance-based compensation under Section 162(m). However, in some cases, we determine that it is appropriate to provide compensation that may exceed deductibility limits in order to meet market demands and retain key executives. In 2015, all of the compensation paid to our executive officers was intended to be deductible under Section 162(m), except for a limited portion of Mr. Ring’s total compensation.

Equity Grant Practices

Annual grants of equity compensation are generally made on one occasion during the year to all eligible employees, except performance units which are granted within the first 90 days of the start of the related performance period. For all stock option grants, the exercise price is determined on the date of grant and is equal to the fair market value of our common stock on that date, which is defined under our 2012 Long Term Incentive Plan as the average of the high and low prices of the common stock on the New York Stock Exchange on the grant date. Grants of equity compensation to new hires and eligible employees (other than corporate officers or division heads) made outside of the annual equity grant cycle are either approved by the Compensation Committee directly, or by management pursuant to a delegation of authority within pre-determined value targets approved by the Committee each year. There were no off-cycle grants made to the named executive officers in 2015.

Compensation Risk Assessment

Management works with an outside consultant to conduct a comprehensive risk assessment of the Company’s compensation policies, practices and programs. The annual review process includes the following:

•

Completing a compensation plan inventory that catalogues executive compensation and broad-based incentive plans worldwide and covers key terms and features, and plan administration and approval processes for each plan;

•

For each plan determined to be material based on total payout and/or payment per participant, applying a scorecard to assess the potential of creating excessive risk based on plan design, governance and operation; and

•	Detailing the results in a report to management, which includes suggestions to further mitigate risk.

Management reviewed and considered the assessment process and the summary report, and agreed with the consultant’s conclusion that the Company’s policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

To the Board of Directors of C. R. Bard, Inc.:

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

THE COMPENSATION COMMITTEE

Herbert L. Henkel, Chair

David F. Melcher

Anthony Welters

Tony L. White

Summary Compensation Table

The table below sets forth information concerning compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for 2015. These individuals are collectively referred to as the “named executive officers” throughout this proxy statement. The narrative below the table provides additional information about the data in the table, identified by column heading, and about the data in the Grants of Plan-Based Awards in 2015 table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Timothy M. Ring	2015	1,092,000	N/A		4,635,117	2,707,381	1,761,724	(5)	573,355	975,261	11,744,838
Chairman and Chief	2014	1,092,000	N/A		4,027,300	2,198,986	1,754,298	(6)	744,675	1,023,676	10,840,935
Executive Officer	2013	1,092,000	N/A		3,495,102	2,003,396	1,450,613	(7)	330,523	987,014	9,358,648
John H. Weiland	2015	909,175	N/A		2,252,172	1,227,339	1,091,764	(5)	461,589	978,635	6,920,674
President and Chief
Operating Officer	2014	887,000	N/A		2,398,137	1,150,230	1,055,530	(6)	527,287	1,011,689	7,029,873

	2013	887,000	N/A		2,259,359	1,365,931	872,808	(7)	293,628	949,195	6,627,921
Christopher S. Holland	2015	611,091	N/A		1,324,813	721,974	585,593	(5)	–	409,070	3,652,541
Senior Vice President and Chief Financial Officer	2014	594,500	N/A		1,341,966	676,625	593,218	(6)	–	436,359	3,642,668
	2013	540,000	N/A		1,205,864	728,497	417,128	(7)	–	326,346	3,217,835
Jim C. Beasley	2015	606,886	N/A		1,324,813	721,974	574,629	(5)	156,684	442,993	3,827,979
Group President	2014	592,083	N/A		1,341,966	676,625	622,442	(6)	266,900	463,900	3,963,916
	2013	560,000	100,000	(8)	1,205,864	728,497	372,909	(7)	59,374	325,400	3,352,044
Timothy P. Collins	2015	627,724	N/A		1,324,813	721,974	579,018	(5)	191,624	463,913	3,909,066
Group President	2014	594,500	N/A		1,341,966	676,625	655,945	(6)	275,033	528,981	4,073,050
	2013	560,000	N/A		1,205,864	728,497	493,762	(7)	99,389	445,324	3,532,836

(1)

Amounts represent: (i) the aggregate grant date fair value of annual grants of performance-contingent restricted stock units calculated using a price per share as follows: $186.425 for 2015, $168.865 for 2014 and $136.37 for 2013; and (ii) performance units for the performance periods of January 1, 2015 to December 31, 2017 granted on March 23, 2015 using a price per share of $171.25, January 1, 2014 to December 31, 2016 granted on February 12, 2014 using a price per share of $136.43 and January 1, 2013 to December 31, 2015 granted on February 13, 2013 using a price per share of $101.455 for each named executive officer, in each case in accordance with FASB ASC Topic 718. The maximum aggregate grant date fair value of the performance units for 2015, 2014, and 2013 for Mr. Ring were $5,192,833, $4,406,252 and $3,833,051; for Mr. Weiland were $2,716,220, $3,004,516 and $2,316,826; for Mr. Holland were $1,597,921, $1,602,452 and $1,237,670; for Mr. Beasley were $1,597,921, $1,602,452 and $1,237,670; and for Mr. Collins were $1,597,921, $1,602,452 and $1,237,670, respectively.

(2)

Amounts represent the aggregate grant date fair value of stock options in 2015, 2014 and 2013 awarded to the named executive officers in accordance with FASB ASC Topic 718. For a description of the assumptions used to arrive at these amounts, see Note 11 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2015.

(3)

A description of the amounts included in this column is set forth below under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” The change in pension value is the change in the present value of the pension benefits. The present value changes from one year to the next due to additional benefits earned, one less year until retirement and changes in the interest rate used to discount the lump sum value of the age 62 pension benefit to the current date (this interest rate is the “discount rate”). When the discount rate increases, the present value declines and when the discount rate decreases, the present value increases. The discount rate had decreased from December 31, 2013 to December 31, 2014 which increased the 2014 changes in pension value. However, from December 31, 2014 to December 31, 2015 and from December 31, 2012 to December 31, 2013, the discount rate increased and this reduced the change in pension value shown for 2013 and 2015 relative to the 2014 increase in pension value.

(4)

A description of the items included in this column, including information regarding perquisites, grant date fair value related to premium units acquired under the MSPP and other benefits, is set forth below under the heading “All Other Compensation.”

(5)

Amounts represent annual bonus awards paid to the named executive officers in February 2016 relating to our 2015 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland, Holland, Beasley and Collins deferred all or a portion of their annual bonuses paid in February 2016 in the amounts of $616,603, $1,091,764, $585,593, $574,629 and $579,018, respectively, to purchase 5,116, 9,059, 4,859, 4,768 and 4,805 restricted stock units, respectively, under the MSPP. These unit amounts include unvested elective and premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation Table below. The dollar value of the premium units is included in “All Other Compensation”.

(6)

Amounts represent annual bonus awards paid to the named executive officers in February 2015 relating to our 2014 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland, Holland, Beasley and Collins deferred all or a portion of their annual bonuses paid in February 2015 in the amounts of $614,004, $1,055,530, $593,218, $560,198 and $655,945, respectively, to purchase 6,062, 10,420, 5,856, 5,530 and

6,476 restricted stock units, respectively, under the MSPP. These unit amounts include unvested elective and premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation Table below.

(7)

Amounts represent annual bonus awards paid to the named executive officers in February 2014 relating to our 2013 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland, Holland, Beasley and Collins deferred all or a portion of their annual bonuses paid in February 2014 in the amounts of $507,715, $872,808, $417,128, $335,618 and $493,762, respectively, to purchase 6,691, 11,503, 5,497, 4,423 and 6,507 restricted stock units, respectively, under the MSPP. These unit amounts include unvested elective and premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation Table below.

(8)	This amount was paid in connection with Mr. Beasley’s promotion in 2013.

It is important to note that the Committee approves target equity award values for named executive officers in December, granting 2/3 of such value in the current year and 1/3 of such value in the following year. Therefore, the 2015 equity grant values shown in the Summary Compensation Table reflect 2/3 of the grant value approved in 2015 and granted in 2015 and 1/3 of the grant value approved in 2014 and granted in 2015.

Stock Awards

In March 2015, three-year performance units were granted to the named executive officers under our 2012 Long Term Incentive Plan reflecting 1/3 of the total equity award value approved by the Compensation Committee in December 2014. Due to our approach of dividing and delivering a single year’s annual equity award value in two different fiscal years, the 2015 grant values shown in the Stock Award column reflect a portion of the Committee’s decisions made in 2015, and a portion of the Committee’s decisions made in 2014. The performance units, described in detail above under “Executive Officer Compensation – Compensation Discussion and Analysis – Long-Term Equity-Based Compensation”, are payable from 0% to 200% depending upon the level of achievement of a pre-established average sales growth goal and increased or decreased by up to 20% based on our total shareholder return rank relative to a broad industry group, in each case over the three-year performance period. The earned performance units vest in full upon the Committee’s determination and certification of performance achievement following the end of the three-year period, subject to continued employment.

The performance-contingent restricted stock units granted to our named executive officers are subject to both “performance-based” vesting and “time-based” vesting. Performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are met upon achievement of certain targeted increases in emerging markets sales. The performance-based vesting criteria for these grants is measured over a two-year performance period. If we do not achieve 100% of the emerging markets sales target in this period, the entire award will forfeit. If we achieve the performance-based vesting criteria and the Committee certifies such achievement, 50% of the restricted stock units vest immediately and 25% of the units will vest on each of the first and second anniversaries of the date the Committee certifies performance goal achievement, subject to continued employment. The number of units of performance-contingent restricted stock granted in 2015 to each of the named executive officers is set forth below in the Grants of Plan-Based Awards in 2015 Table. For 2015 grants made to named executive officers and certain other executive officers, dividend equivalents are accrued on all unvested restricted stock units in the same amount as the dividends paid on shares of our common stock (and paid only if and when the underlying RSUs vest).

Option Awards

We grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant. “Fair market value” is defined under our 2012 Long Term Incentive Plan as the average of the high and low prices of our common stock as reported on the NYSE on the date of grant. The option price is payable in cash, by surrender of shares of our common stock or through cashless exercise. Stock options granted in 2015 will vest in 25% annual increments on the first four anniversaries of the grant date, subject to continued employment.

Non-Equity Incentive Plan Compensation

Our executive officers are eligible for annual incentive awards, which we refer to as the executive’s annual bonus, under the provisions of our Executive Bonus Plan. Each year at the February Compensation Committee meeting, the Committee typically approves corporate financial targets that are used to determine the eligibility for, and amounts of, awards for the year. Based on our performance against these financial targets, we apply a formula to each executive’s target annual bonus award amount as set by the Compensation Committee. Further information about our annual bonus process is set forth in the CD&A under “Elements of Executive Compensation”. As described in the CD&A under “Annual Bonus Awards for 2015”, the following depicts the calculation of the portion of the 2015 annual bonus awards for the named executive officers that was based on the achievement of corporate performance measures. As shown below, 100% of the payout for 2015 for Messrs. Ring and Weiland was based on corporate performance, 92.5% of the payout for Mr. Holland was based on corporate performance and 50% of the payout for Messrs. Beasley and Collins was based on corporate performance. The remaining portions of Messrs. Holland’s, Beasley’s and Collins’s payout were based on business unit performance measures shown below.

Annual Bonus Awards Based on Corporate Performance Achievement for 2015 (119.5%):

	A	B	C	D		E

Name	Target Bonus %	Percentage of Target Bonus based on Corporate Performance Achievement	Corporate Allocation %	Corporate Payout Achieved (% of Base Salary)		Base Salary (for bonus purposes)		Annual Bonus Award Payout Based on 2015 Corporate Performance Achievement ($)
			[A x B]	[119.5% x C]				[D x E]
Timothy M. Ring	135%	100%	135%	161.3%	x	$1,092,000	=	$1,761,724
John H. Weiland	100%	100%	100%	119.5%	x	$913,610	=	$1,091,764
Christopher S. Holland	80%	92.5%	74%	88.4%	x	$613,829	=	$542,358
Jim C. Beasley	80%	50%	40%	47.8%	x	$609,363	=	$291,028
Timothy P. Collins	80%	50%	40%	47.8%	x	$615,322	=	$294,124

Note: Percentages in the above chart are displayed as rounded numbers, and as such, numbers may not total.

The following depicts the calculation of the remaining portion of the annual bonus awards for Messrs. Holland, Beasley and Collins that is based on achievement of each executive’s business unit performance measures. As discussed in the CD&A under “Annual Bonus Awards for 2015”, business unit performance for these executives was determined based on achievement of primary revenue and net income division goals, along with an operations variance goal for Mr. Collins’s global operations responsibility. Business unit secondary goals (based on achievement of goals for actual gross profit, quality and new product sales) may increase or decrease the business unit portion of the executive’s bonus target up to 5% for each goal based on the degree of achievement of the goal. The 2015 annual bonus award for each of these executives was determined by adding the portion of each executive’s annual bonus award payout based on corporate performance (above) to the portion of annual bonus award payout based on his or her business unit performance (below).

Mr. Holland’s Annual Bonus Award Based on Business Unit Performance Achievement:

	Individual Target Bonus (80%) x 7.5%	+	Bonus Target Adjustment Based on Secondary Goal Achievement	=	Adjusted Target Bonus (%)
Step 1	6%	+	(.5)	=	5.5%

	Adjusted Target Bonus (%)	x	Average Business Unit Primary Goal Achievement (%)	=	Business Unit Award Payout (%)
Step 2	5.5%	x	127.6%	=	7.0%

	Business Unit Award Payout (%)	x	Base Salary ($)	=	Annual Bonus Award Payout Based on 2015 Business Unit Performance Achievement ($)
Step 3	7.0%	x	$613,829	=	$43,235

Note: Percentages in the above chart are displayed as rounded numbers, and as such, numbers may not total.

Mr. Beasley’s Annual Bonus Award Based on Business Unit Performance Achievement:

	Individual Target Bonus (80%) x 50%	+	Bonus Target Adjustment Based on Secondary Goal Achievement	=	Adjusted Target Bonus (%)
Step 1	40%	+	1.5	=	41.5%

	Adjusted Target Bonus (%)	x	Average Business Unit Primary Goal Achievement (%)	=	Business Unit Award Payout (%)
Step 2	41.5%	x	112.2%	=	46.5%

	Business Unit Award Payout (%)	x	Applicable Base Salary ($)	=	Annual Bonus Award Payout Based on 2015 Business Unit Performance Achievement ($)
Step 3	46.5%	x	$609,363	=	$283,601

Note: Percentages in the above chart are displayed as rounded numbers, and as such, numbers may not total.

Mr. Collins’s Annual Bonus Award Based on Business Unit Performance Achievement (50% linked to operations achievement and 50% linked to division achievement):

	(Individual Target Bonus (80%) x 50%) x 50%	x	Operations Variance Achievement (%)	=	Operations Bonus Award Payout (%) (“Operations %”)
Step 1	20%	x	107.2%	=	21.4%

	(Individual Target Bonus (80%) x 50%) x 50%	+	Bonus Target Adjustment based on Secondary Goal Achievement	=	Adjusted Division Target Bonus (%)
Step 2	20%	+	2.0	=	22%

	Adjusted Division Target Bonus (%)	x	Average Business Unit Primary Goal Achievement (%)	=	Division Bonus Award Payout (%) (“Division %”)
Step 3	22%	x	113%	=	24.9%

	Business Unit Award Payout (%)	x	Applicable Base Salary ($)	=	Annual Bonus Award Payout Based on 2015 Division Performance ($)
Step 4	24.9%	x	$615,322	=	$152,969

	Operations % x Applicable Base Salary	+	Annual Bonus Award Payout Based on Division Performance ($)	=	Annual Bonus Award Payout Based on 2015 Business Unit Performance Achievement ($)
Step 5	$131,925	+	$152,969	=	$284,894

Note: Percentages in the above chart are displayed as rounded numbers, and as such, numbers may not total.

Payment of annual bonuses is made promptly after approval by our Compensation Committee in the February immediately following the performance year. The executive officer is generally required to be employed at the end of the fiscal year to be entitled to an annual bonus payment, except in certain cases described below under “Potential Payments Upon Termination or Change of Control.”

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Amounts in this column include increases in the present value of the benefits available to the named executive officers under our qualified pension plan, known as the Employees’ Retirement Plan, and our SERP. We describe these plans and the assumptions used to calculate the present value of the benefits in more detail below under the Pension Benefits Table. The amounts shown in the Summary Compensation Table for 2015,

2014 and 2013 reflect the increase in the present value of the benefits over 2014, 2013 and 2012, respectively, which was calculated using the same assumptions described under the Pension Benefits Table below.

Our pension plan allows for accruals based on compensation up to the maximum federal limit, which was $265,000 in 2015, $260,000 in 2014, $255,000 and in 2013. The SERP provides for accruals based on compensation above the federal limit. The increases in 2015, 2014 and 2013 in the present value of accrued benefits under the Employees’ Retirement Plan and SERP for the named executive officers were as follows:

	Employees’ Retirement Plan(1)			SERP(1)
Named Executive Officer	2015(2)	2014(3)	2013(4)	2015(2)	2014(3)	2013(4)
Timothy M. Ring	$52,679	$81,220	$32,655	$520,676	$663,455	$297,868
John H. Weiland	$63,594	$81,247	$43,076	$397,995	$446,040	$250,552
Christopher S. Holland(5)	–	–	–	–	–	–
Jim C. Beasley	$28,360	$94,138	$4,883	$128,324	$172,762	$54,491
Timothy P. Collins(6)	$37,788	$71,127	$21,816	$153,836	$203,906	$77,573

(1)

The change in pension value is the change in the present value of the pension benefits. The present value changes from one year to the next due to additional benefits earned, one less year until retirement and changes in the interest rate used to discount the lump sum value of the age 62 pension benefit to the current date (this interest rate is the “discount rate”). When the discount rate increases, the present value declines and when the discount rate decreases, the present value increases. The discount rate had decreased from December 31, 2013 to December 31, 2014 which increased the 2014 changes in pension value. However, from December 31, 2014 to December 31, 2015 and December 31, 2012 to December 31, 2013, the discount rate increased and this reduced the change in pension value shown for 2013 and 2015 relative to the 2014 increase in pension value.

(2)

These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2014 with the present value of the accrued benefit under these plans in 2015.

(3)

These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2013 with the present value of the accrued benefit under these plans in 2014.

(4)

These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2012 with the present value of the accrued benefit under these plans in 2013.

(5)

Mr. Holland was hired in 2012, after the date on which we closed the Employees’ Retirement Plan and SERP to new hires and does not participate in either plan. Mr. Holland became eligible for an annual retirement contribution in the 401(k) plan and the DC Excess Plan in 2013.

(6)

A correction was made to Mr. Collins’s accrued benefit under the SERP for periods prior to 2013. This correction was only reflected in the calculation of his December 31, 2014 accrued benefit so the increase is included in his 2014 change in pension value in the SERP. This correction added $30,477.

All Other Compensation

Amounts in this column include the values of the following: perquisites; Company-provided life insurance; tax gross-up payments; 2015 accruals to named executive officers’ SIRP accounts; the grant date fair value of unvested premium shares acquired under the MSPP; 401(k) matching contributions; and Executive Choice Plan allowances.

Perquisites

We make available certain limited perquisites to the named executive officers consisting of relocation benefits and personal use of the Company’s aircraft.

Our relocation program requires an employee who receives relocation benefits to enter into a relocation agreement and provides that if the employee voluntarily terminates employment with the Company within 24 months of the effective date of relocation, the employee: (i) forfeits any remaining payments that may be due under the relocation program; and (ii) will be required to repay in full all relocation expenses paid to the employee or incurred by the Company on the employee’s behalf. In certain cases, the Company has increased this period to 36 months, emphasizing the long-term commitment associated with the relocation.

Our security policy as approved by the Board of Directors, requires that the Chief Executive Officer and the Chief Operating Officer use Company-provided aircraft for business and personal travel whenever possible. Personal use of our aircraft by other employees requires approval by the Chief Executive Officer. In addition to reducing security risks, use of our aircraft for personal travel maximizes the executives’ availability for Company business.

The Company maintains a policy with respect to personal use of aircraft for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. In connection with the policy, each of these executives entered into a time-sharing agreement with us under which each reimburses us based on incremental operating costs for personal use of Company aircraft above certain limits set by the Committee. For 2015, the Chief Executive Officer was required to reimburse us for personal use above $125,000, the Chief Operating Officer was required to reimburse us for personal use above $60,000 and the Chief Financial Officer was required to reimburse us for all personal use. The limits will remain at these levels for 2016 and have not increased since the policy was adopted.

For purposes of the value disclosed in this proxy statement, we calculate the amounts for personal use of our aircraft based on the incremental cost to us of operating the aircraft in each instance of personal use, less any reimbursement received from the executive under the time-sharing arrangement. Our methodology for calculating incremental cost for 2015 was based on average incremental cost per hour or portion thereof taking into account return flights without passengers. These costs include fuel, the travel expenses of the crew, on-board catering, supplies, and landing and parking fees. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilot salaries, the purchase or leasing costs of our aircraft and the cost of maintenance. For 2015, the amounts included in the “All Other Compensation” column of the Summary Compensation Table for personal use of our aircraft for Messrs. Ring, Weiland and Holland were $78,494, $35,487 and $0, respectively.

Life Insurance

In 2015, we provided life insurance for Mr. Ring pursuant to our Key Executive Insurance Plan, which we describe below under the heading “Potential Payments Upon Termination or Change of Control.” The amount of the premiums paid in 2015 from the accumulated balance of the policy are included in the “All Other Compensation” column of the Summary Compensation Table above.

Tax Gross-up Payments

Beginning in 2011 and for subsequent years, Mr. Ring waived his right to receive a tax gross-up payment with respect to the value of life insurance under the Key Executive Insurance Plan. Other than with respect to any applicable change-of-control agreement entered into before the Company changed its policy for such agreements in 2010, none of our other named executive officers are entitled to any tax gross-up payments.

2015 Accruals to SIRP Accounts

We provide supplemental retirement benefits to selected key employees, including the named executive officers, pursuant to our SIRP. The SIRP is discussed in more detail below under the Nonqualified Deferred Compensation Table. For 2015, the accruals to accounts under the SIRP for Messrs. Ring, Weiland, Holland, Beasley and Collins were $537,000, $376,356, $54,288, $129,332 and $148,034, respectively.

MSPP

Under our MSPP the named executive officers and other employees at a specified level and above are required to defer a portion of their annual bonus to purchase restricted stock units at a discount until they meet certain minimum ownership requirements. In addition, each participant has the option to defer additional amounts up to 100% of their annual bonus. The grant date fair value related to premium units acquired under the MSPP in respect of 2015 for Messrs. Ring, Weiland, Holland, Beasley and Collins was $283,614, $502,517, $269,377, $264,386 and $266,604, respectively. We describe the MSPP in more detail below under the Nonqualified Deferred Compensation Table.

401(k) Company Match

Under the Bard Employees’ Savings Trust 401(k) Plan, we match 100% on the first 3% of pay contributed to the plan and 50% on the next 1% of pay contributed to the plan. In 2015, participants could contribute up to 50% of their pay into the plan, subject to an annual dollar limit imposed by the Internal Revenue Code, which was $18,000 for 2015. Participants over age 50 could also make “catch-up” contributions of up to an additional $6,000 per year for 2015.

Annual Retirement Contribution

Executives hired on or after January 1, 2011 are eligible for an annual retirement contribution made by the Company in the Company’s 401(k) plan and an enhanced benefit under our Defined Contribution Excess Plan. Mr. Holland, who was hired in 2012, became eligible for this annual retirement contribution in 2013. For more detailed information, see “Nonqualified Deferred Compensation – Annual Retirement Contributions and Defined Contribution Excess Benefits” below.

Executive Choice Plan

In 2015, the named executive officers participated in the Executive Choice Plan, which provides an annual cash allowance of $65,000 for the Chief Executive Officer, $55,000 for the Chief Operating Officer, and $40,000 for the Chief Financial Officer and Group Presidents, which amounts have remained at these levels since the plan was implemented on January 1, 2011. Executives may use the allowance to offset costs related to Company-administered automobiles and financial planning, and/or to pay for other personal benefits of his or her choice. The annual allowance is not considered compensation under any of the Company’s employee benefit plans.

Grants of Plan-Based Awards in 2015

The following table sets forth information about awards granted to the named executive officers under our 2012 Long Term Incentive Plan in 2015 and our Executive Bonus Plan for the 2015 fiscal year. We describe these awards in more detail above under the headings “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Compensation.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(7)	Closing Market Price on Date of Grant ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy M. Ring	N/A	737,100	1,474,200	2,211,300(5)
	12/9/2015(2)								65,857	186.425	185.510	2,707,381	(8)
	12/9/2015(3)					13,257						2,471,436	(9)
	3/23/2015(4)				2,527	12,635	30,324	(6)				2,163,681	(10)

John H. Weiland	N/A	456,805	913,610	1,370,415(5)
	12/9/2015(2)								29,855	186.425	185.510	1,227,339	(8)
	12/9/2015(3)					6,010						1,120,414	(9)
	3/23/2015(4)				1,322	6,609	15,862	(6)				1,131,758	(10)
Christopher S. Holland	N/A	227,117	454,233	681,350(5)
	N/A		36,830
	12/9/2015(2)								17,562	186.425	185.510	721,974	(8)
	12/9/2015(3)					3,535						659,012	(9)
	3/23/2015(4)				778	3,888	9,331	(6)				665,801	(10)

Jim C. Beasley	N/A	121,873	243,745	365,618(5)
	N/A		243,745
	12/9/2015(2)								17,562	186.425	185.510	721,974	(8)
	12/9/2015(3)					3,535						659,012	(9)
	3/23/2015(4)				778	3,888	9,331	(6)				665,801	(10)
Timothy P. Collins	N/A	129,220	258,440	387,660(5)
	N/A		258,440
	12/9/2015(2)								17,562	186.425	185.510	721,974	(8)
	12/9/2015(3)					3,535						659,012	(9)
	3/23/2015(4)				778	3,888	9,331	(6)				665,801	(10)

(1)

Reflects the potential amounts payable as annual bonus awards under our Executive Bonus Plan. As described above in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation,” annual bonuses for Messrs. Ring and Weiland are determined based on achievement of corporate financial targets. A portion of the annual bonus for Messrs. Holland, Beasley and Collins is based on the achievement of corporate financial targets and the remaining portion is based on the achievement of certain financial targets for their respective business units. The amount in the first row for Messrs. Holland, Beasley and Collins reflects the portion of their annual bonus based on achievement of corporate financial targets and the amount in the second row reflects the portion of their annual bonus based on achievement of their respective business unit targets, which have no minimum or maximum amounts.

(2)	Stock options granted under our 2012 Long Term Incentive Plan.

(3)	Performance-contingent restricted stock units granted under our 2012 Long Term Incentive Plan.

(4)	Performance units granted under our 2012 Long Term Incentive Plan.

(5)

Reflects the maximum bonus amount upon 115% achievement of the combined primary corporate performance targets. As noted above in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation,” however, this amount may be increased based on the Company’s average percentage achievement above the secondary corporate target, which percentage is multiplied by the bonus percentage based on the level of achievement of the combined primary performance targets to determine the total bonus amount, and, if applicable, may also be increased by the level of achievement of the executive’s business unit performance targets. No bonus payout for 2015 can exceed $3,000,000 pursuant to the terms of the Executive Bonus Plan.

(6)	Reflects the maximum potential number of units received upon achievement of three-year average adjusted sales growth target plus the maximum potential total shareholder return modifier.

(7)

Stock options granted with an exercise price equal to the fair market value of our common stock on the date of grant, which is the average of the high and low prices of our common stock as reported on the NYSE on the date of grant.

(8)

Amount represents the value of stock options granted in 2015, calculated using a grant date fair value per share of $41.11, determined as of December 9, 2015. The grant date fair value was determined using a binomial-lattice valuation model that takes into account variables such as volatility, dividend yield rate and risk-free interest rate. For a description of the assumptions used to arrive at the grant date fair value, see Note 11 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2015.

(9)

Amount represents the value of performance-contingent restricted stock units granted in 2015, calculated using a grant date fair value per share of $186.425, computed in accordance with FASB ASC Topic 718.

(10)	Amount represents the value of performance units granted in 2015, calculated using a grant date fair value per share of $171.245.

Outstanding and Exercised Equity Awards

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by our named executive officers at December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(6)	Market Value of Shares or Units of Stock that have not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(7)
Timothy M. Ring	115,154	–		86.145	12/8/2020	29,822	5,649,480	81,986	15,531,428
	87,139	–		84.575	12/14/2021
	55,541	18,514	(1)	97.685	12/12/2022
	32,692	32,693	(2)	136.370	12/11/2023
	15,304	45,915	(3)	168.865	12/10/2024
	–	65,857	(4)	186.425	12/9/2025
John H. Weiland	–	11,190	(1)	97.685	12/12/2022	19,202	3,637,627	47,587	9,014,881
	22,290	22,290	(2)	136.370	12/11/2023
	8,005	24,017	(3)	168.865	12/10/2024
	–	29,855	(4)	186.425	12/9/2025
Christopher S. Holland	3,970	3,971	(5)	95.990	6/1/2022	5,887	1,115,233	26,454	5,011,446
	14,432	5,978	(1)	97.685	12/12/2022
	11,888	11,888	(2)	136.370	12/11/2023
	4,709	14,128	(3)	168.865	12/10/2024
	–	17,562	(4)	186.425	12/9/2025
Jim C. Beasley	–	5,978	(1)	97.685	12/12/2022	4,354	824,822	26,454	5,011,446
	–	11,888	(2)	136.370	12/11/2023
	4,709	14,128	(3)	168.865	12/10/2024
	–	17,562	(4)	186.425	12/9/2025
Timothy P. Collins	8,656	–		84.575	12/14/2021	4,354	824,822	26,454	5,011,446
	17,932	5,978	(1)	97.685	12/12/2022
	11,888	11,888	(2)	136.370	12/11/2023
	4,709	14,128	(3)	168.865	12/10/2024
	–	17,562	(4)	186.425	12/9/2025

(1)	Reflects stock options granted on December 12, 2012 that vest in 25% annual increments on the first four anniversaries of the grant date.

(2)	Reflects stock options granted on December 11, 2013 that vest in 25% annual increments on the first four anniversaries of the grant date.

(3)	Reflects stock options granted on December 10, 2014 that will vest in 25% annual increments on the first four anniversaries of the grant date.

(4)	Reflects stock options granted on December 9, 2015 that vest in 25% annual increments on the first four anniversaries of the grant date.

(5)	Reflects stock options granted on June 1, 2012 that vest in 25% annual increments on the first four anniversaries of the grant date.

(6)

The restricted stock in this column was granted subject to both performance-based and time-based vesting criteria. Except for grants made to Mr. Holland as part of his new hire grants, performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are met upon our achievement of certain pre-determined targets. The performance-based vesting criteria have been met for the shares of restricted stock reflected in this column. Amounts presented in this column do not reflect grants for which performance-based vesting criteria have not been certified (which are presented in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested”). The grant made to Mr. Holland in June of 2012 was a part of his new hire grant and is subject only to time-based vesting criteria. The following chart shows the time-based vesting dates for the unvested shares of restricted stock reflected in this column held by each named executive officer as of December 31, 2015:

Name	Restricted Shares/ Units Unvested	Grant Date	Performance Vest Date	Beginning of Time Vesting	Full Vest Date
Timothy M. Ring	17,450	December 14, 2011	February 13, 2013		February 13, 2017
	4,830	December 14, 2011	February 13, 2013	February 13, 2014	February 13, 2016
	7,542	December 12, 2012	February 11, 2015	February 11, 2015	February 11, 2017

John H. Weiland	11,630	December 14, 2011	February 13, 2013		February 13, 2017
	3,013	December 14, 2011	February 13, 2013	February 13, 2014	February 13, 2016
	4,559	December 12, 2012	February 11, 2015	February 11, 2015	February 11, 2017
Christopher S. Holland	3,452	June 1, 2012			June 1, 2016
	2,435	December 12, 2012	February 11, 2015	February 11, 2015	February 11, 2017

Jim C. Beasley	1,919	December 14, 2011	February 13, 2013	February 13, 2014	February 13, 2016
	2,435	December 12, 2012	February 11, 2015	February 11, 2015	February 11, 2017
Timothy P. Collins	1,919	December 14, 2011	February 13, 2013	February 13, 2014	February 13, 2016
	2,435	December 12, 2012	February 11, 2015	February 11, 2015	February 11, 2017

(7)	Amounts in this column are calculated using a price of $189.44 per share, the closing price of our common stock on December 31, 2015.

(8)

All amounts in this column represent performance-contingent restricted stock units granted on December 11, 2013, December 10, 2014 and December 9, 2015 and performance units granted February 13, 2013, February 12, 2014 and March 23, 2015, with vesting provisions as described above under the heading “Summary Compensation Table – Stock Awards.” Neither the performance-based nor time-based vesting criteria have been met for the shares of restricted stock units and performance units reflected in this column.

Option Exercises and Stock Vested in 2015

The following table sets forth information regarding options exercised by the named executive officers during 2015 and shares of performance-contingent restricted stock held by the named executive officers that vested in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Timothy M. Ring	260,223	26,161,384	61,238	10,874,527
John H. Weiland	47,159	4,306,912	42,021	7,460,128
Christopher S. Holland	11,440	910,351	7,463	1,296,099
Jim C. Beasley	26,521	1,964,678	17,039	2,963,924
Timothy P. Collins	25,967	2,990,996	18,211	3,168,660

(1)	Represents the difference between the exercise price of the stock options and the sale price of the common stock on exercise.

(2)	Based on the closing price of our common stock on the vesting date.

Pension Benefits

The following table sets forth information regarding the defined benefit pension plans in which our named executive officers participated in 2015. Mr. Holland does not participate in these plans.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Timothy M. Ring	Employees’ Retirement Plan SERP	23 23	616,862 4,782,986	– –
John H. Weiland	Employees’ Retirement Plan SERP	19 19	696,279 3,649,444	– –
Jim C. Beasley	Employees’ Retirement Plan SERP	25 13	587,174 924,191	– –
Timothy P. Collins	Employees’ Retirement Plan SERP	13 13	423,749 870,759	– –

(1)

Since employees are not eligible to participate in the Employees’ Retirement Plan and SERP until they have completed one year of service, the number of years of credited service for each of the named executive officers is one year less than the number of years of actual service to the Company. Years of credited service shown are rounded to the nearest full year.

Pension and Supplemental Executive Retirement Plan

We maintain the tax-qualified Employees’ Retirement Plan to provide traditional pension benefits for certain of our U.S.-based employees, including the named executive officers. In addition, we maintain a SERP to provide benefits to certain of our highly paid employees above the limits imposed on the Employees’ Retirement Plan benefits under the Internal Revenue Code. Effective January 1, 2011, the Employees’ Retirement Plan and the SERP were closed to employees hired on or after that date. New hires who are not participants in the Employees’ Retirement Plan and the SERP are provided with an annual retirement contribution made by us in our qualified 401(k) plan of between 3% and 8% of pay depending on their length of service. This contribution is made for those employees active on the last day of the calendar year and based on total pay received while a participant during the calendar year. Employees become participants on the one year anniversary of employment. Mr. Holland, who was hired in 2012, became eligible for this annual retirement contribution in 2013. In addition, he is eligible to receive an enhanced benefit under our Defined Contribution Excess Plan, which provides benefits to highly paid employees hired on or after January 1, 2011 above the strict limits imposed on the benefits provided under the Company’s qualified 401(k) plan. All employees participating in the Employees’ Retirement Plan and the SERP prior to January 1, 2011, including the named executive officers, will continue to participate in such plans as structured prior to January 1, 2011.

The Employees’ Retirement Plan provides monthly benefits at normal retirement (age 65) under a formula based on the participant’s compensation and years of service. The formula is 0.75% of compensation up to $6,600, plus 1.5% of compensation over $6,600, divided by 12, for each year of service. Pension eligible compensation for the named executive officers consists of regular salary and annual incentive awards under the Executive Bonus Plan, including any portion of the executive’s annual bonus contributed to our MSPP. However, as described above, the Employees’ Retirement Plan is subject to a limit on the amount of each executive’s annual compensation that can be applied to the formula each year. For 2015, that limit was $265,000. In addition, there is a limit on the maximum annual benefit at normal retirement that can be provided under the tax-qualified Employees’ Retirement Plan, although no Employees’ Retirement Plan benefits have reached or are expected to reach this limit for any participants.

The SERP is a non-tax-qualified plan that provides accruals for certain executives, including our named executive officers, equal to the difference between the benefits actually accrued under the tax-qualified Employees’ Retirement Plan, and the benefits that would accrue under the tax-qualified Employees’ Retirement Plan without the Internal Revenue Code limit on compensation that may be considered for purposes of calculating a participant’s benefit or the Internal Revenue Code limit on the annual amount of a participant’s benefits. Together, the Employees’ Retirement Plan and the SERP provide the retirement benefit that would apply under the Employees’ Retirement Plan formula without the Internal Revenue Code limitations.

Participants in the Employees’ Retirement Plan generally vest in their plan benefits after they complete five years of service. In addition to the normal retirement benefit, the Employees’ Retirement Plan provides reduced benefits upon early retirement (age 55) and unreduced benefits as early as age 62. The Employees’ Retirement Plan also provides limited death benefits and limited benefits upon termination due to disability. Eligibility for payment of SERP benefits is dependent on eligibility under the Employees’ Retirement Plan, and reductions for early payment are calculated in the same way as they would be under the Employees’ Retirement Plan; however, SERP benefits become fully vested upon a change of control of the Company.

For distributions that occurred prior to January 1, 2009, a participant was generally required to take distributions from the Employees’ Retirement Plan and the SERP at the same time and in the same payment method. To comply with Section 409A of the Internal Revenue Code, for distributions that are made on or after January 1, 2009, the timing and form of payment of a SERP benefit that was accrued or vested after December 31, 2004 will no longer be linked to the distribution of the Employees’ Retirement Plan benefit. In 2008, all participants in the SERP were given the opportunity to elect the timing and form of payment of the future distributions of the SERP benefit. Payment options include a lump sum and various annuities.

Messrs. Ring, Weiland and Collins are the named executive officers currently eligible for early retirement under the Employees’ Retirement Plan and SERP. Participants are eligible for early retirement benefits after completing five years of service and reaching age 55. The monthly amount of early retirement benefits is the age 65 benefit under the formula described above (based on the accruals as of early retirement), but reduced by 0.5% per month for each full calendar month, if any, that early retirement benefits begin before the participant would reach age 62.

The present value of accumulated benefits shown in the table above is calculated as of December 31, 2015. The present value is calculated assuming benefits would be paid in the form of a lump sum at the earliest age at which a participant could retire and receive unreduced benefits, which is age 62. The age 62 lump sum was calculated using the mortality table specified in the Employees’ Retirement Plan (mortality improvements were projected after 2016, the last year of IRS published tables), using a 5.50% lump sum interest rate as of December 31, 2015, December 31, 2014 and December 31, 2013 measurements, respectively. The limitations applicable to the Employees’ Retirement Plan under the Internal Revenue Code as of December 31, 2015 were used to determine the benefits under each plan. This benefit at retirement age was discounted to a present value using discount rates of 4.34% for the Employees’ Retirement Plan and 4.19% for the SERP as of December 31, 2015, 3.82% for both plans as of December 31, 2014 and 4.61% for both plans as of December 31, 2013. These present values assume no preretirement mortality, turnover or disability. For additional information about the assumptions used to calculate the present value of the accumulated benefits, see Note 12 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2015.

Nonqualified Deferred Compensation

The following table sets forth information regarding our nonqualified deferred compensation arrangements in which our named executive officers participated in 2015.

Name	Plan	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Timothy M. Ring	MSPP	614,004	316,151	(2)	1,603,272	(4)	1,511,659	(6)	12,050,847	(7)
	SIRP	–	537,000	(3)	355,141	(5)	–		5,677,846	(8)
John H. Weiland	MSPP	1,005,530	543,314	(2)	1,370,577	(4)	2,806,242	(6)	9,132,334	(7)
	SIRP	–	376,356	(3)	317,229	(5)	–		5,024,191	(8)
Christopher S. Holland	MSPP	593,218	305,202	(2)	408,152	(4)	–		2,746,501	(7)
	SIRP	–	54,288	(3)	10,019	(5)	–		178,393	(8)
	DC Excess Plan	–	28,179	(8)	(563)		–		57,152	(9)
Jim C. Beasley	MSPP	560,198	288,342	(2)	568,446	(4)	845,388	(6)	3,781,033	(7)
	SIRP	–	129,332	(3)	46,831	(5)	–		775,998	(8)
Timothy P. Collins	MSPP	655,945	337,703	(2)	777,679	(4)	1,528,976	(6)	5,144,812	(7)
	SIRP	–	148,034	(3)	64,662	(5)	–		1,057,781	(8)

(1)

Amounts represent the portion of the named executive officer’s annual bonus contributed into the MSPP in 2015. This amount was reported as compensation in 2014 and is included in the Summary Compensation Table above in the amount in the “Non-Equity Incentive Plan Compensation” column for 2014.

(2)

Amount represents the grant date fair value of the premium units acquired under the MSPP in 2015. This amount was reported as compensation in 2014 and is included in the Summary Compensation Table above in the amount in the “All Other Compensation” column for 2014.

(3)	Amount represents accruals under the SIRP in 2015 and is included in the Summary Compensation Table above in the amount in the “All Other Compensation” column for 2015.

(4)

Amount represents the increase or decrease in value of all shares in the Management Stock Purchase Plan and units in the MSPP on December 31, 2015 as compared to the value on December 31, 2014, calculated using prices of $189.44 and $166.62, respectively, less the aggregate amount of contributions made by the named executive officer and by the Company in 2015. The Management Stock Purchase Plan provided for the purchase by participants of shares of common stock and was replaced in 2004 by the MSPP. Other than the purchase of common stock rather than units, the material features of the Management Stock Purchase Plan mirror the material features of the MSPP, which is described below. Certain of the shares and units remain subject to the restrictions and forfeiture provisions described below.

(5)	Amount represents interest that is compounded monthly at an annual effective rate of 7.0% on the existing account balance.

(6)	Amount represents the value of units in the MSPP that vested in 2015 and were distributed in 2015 to the named executive officer.

(7)

Amount represents the value of all shares in the Management Stock Purchase Plan and units in the MSPP, calculated using a price of $189.44 per share, the closing price of our common stock on December 31, 2015. This amount includes the value of shares and units purchased by the named executive officers through contributions of all or a portion of their annual bonuses. The value of the shares and units purchased by Messrs. Ring, Weiland, Holland, Beasley and Collins are $8,559,657, $6,392,653, $1,922,627, $2,646,666 and $3,601,444, respectively, calculated using a price of $189.44 per share.

(8)	Includes the following amounts that were included above in the Summary Compensation Table under the “All Other Compensation” column for the named executive officers in the years indicated:

Name	2014	2013
Timothy M. Ring	$535,598	$529,522
John H. Weiland	$370,832	$369,610
Christopher S. Holland	$51,708	$38,332
Jim C. Beasley	$126,458	$95,432
Timothy P. Collins	$142,178	$130,088

(9)	Mr. Holland’s balance in the Defined Contributions Excess Plan (“DC Excess Plan”) includes the notional employer contribution for fiscal 2015 that was credited to his account in early 2016.

MSPP

Under our MSPP the named executive officers and other employees at a specified level and above are required to defer a portion of their annual bonus to purchase restricted stock units at a discount until they meet certain minimum ownership requirements. In addition, each participant has the option to defer additional bonus amounts up to 100% of the award. Each restricted stock unit represents the right to receive one share of common stock. In order to encourage participation, promote retention and offset the risk of holding the units for a required minimum of four years, the participant purchases restricted stock units at a discount of 30% from the lower of the fair market value of our common stock on the first business day in July of the previous year or on the date that the bonus is approved in February. In 2015, the price used was $172.18, the fair market value of our common stock on July 1, 2015. We refer to the restricted stock units with a value equal to the amount of the 30% discount as the “premium units.” The value of the premium units for 2015 is reflected above in the column entitled “Registrant Contributions in Last Fiscal Year.” The premium units are restricted from sale for a period of four years from the grant date and are forfeited, on a pro rata basis, if a participant’s employment is terminated because of death, disability or retirement within the four-year restricted period. A participant forfeits all of his or her premium units if the participant’s employment is otherwise terminated during the four-year restricted period unless the Compensation Committee exercises its discretion to vest all or a portion of any unvested units. A participant is always 100% vested in his or her non-premium units. We pay dividend equivalents in cash on all units purchased under the MSPP in the same amount as the dividend paid on shares of common stock. In the event of a change of control of the Company, each participant would receive an immediate distribution of shares of our common stock equal to the number of restricted stock units in his or her account. Except as described above, each participant receives shares of our common stock equal to the number of units in his or her account four years from the date of purchase of the units. Participants may also elect, pursuant to the terms of the MSPP, to defer the receipt of all shares until a later date or retirement.

We adopted the MSPP in 2004 to replace the predecessor Management Stock Purchase Plan, which provided for the purchase by participants of shares of our common stock. Other than the purchase of common stock rather than units, the material features of the Management Stock Purchase Plan mirror the material features of the MSPP described above.

SIRP

We provide supplemental retirement benefits to selected key employees, including our named executive officers, pursuant to our SIRP. Under the SIRP, each participant has an individual notional account balance consisting of employer-funded accruals and interest credits. Participants are not allowed to make contributions to the SIRP.

Each month, we credit an amount to each named executive officer’s SIRP account equal to 1/12 of the executive’s annual salary and annual bonus award, multiplied by 1.1, and then multiplied by a percentage based on the executive’s age. The percentage is 2.4% for participants between the ages of 25 and 44, 4.8% for participants between the ages of 45 and 49, 12% for participants between the ages of 50 and 54 and 19.2% for participants between the ages of 55 and 61. Based on this provision, as of December 31, 2015, the rate for Messrs. Ring and Weiland was 19.2%, the rate for Messrs. Beasley and Collins was 12%, and the rate for Mr. Holland was 4.8%. The rate for Mr. Collins will increase to 19.2% beginning in January, 2016, as he reached age 55 in December 2015. We also credit each account with interest that is compounded monthly at an annual effective rate of 7.0%.

Under the SIRP, an executive is eligible to retire upon reaching age 55 and completing five years of service (early retirement under our tax-qualified Employees’ Retirement Plan). Upon retirement, a SIRP participant is entitled to payment of his or her account balance in monthly installments over a 15-year period, generally beginning six months after termination of employment. Interest continues to be credited each month on the remaining account balance until the account is fully distributed. If an executive dies after SIRP retirement payments have started, his or her beneficiary will receive payments according to the same schedule applicable to the executive, unless the remaining payments are less than a total of $20,000, in which case a lump sum payment is made to the beneficiary. All of our named executive officers with the exception of Mr. Holland have completed five years of service, but only Messrs. Ring, Weiland and Collins have reached early retirement age.

In general, if a participant in the SIRP terminates employment before reaching retirement eligibility, he or she will not receive any SIRP benefits. However, the SIRP provides a death benefit and a disability benefit for a participant who dies or becomes disabled before retiring. Benefits under the SIRP are also payable to the named executive officers following a termination of employment within three years after a change of control of the Company. These benefits are described below under the heading “Potential Payments Upon Termination or Change of Control.” An executive will forfeit all benefits owed under the SIRP upon violation of a restrictive covenant with us that generally provides that the participant will not engage in business activities that are competitive with our businesses.

Annual Retirement Contribution and Defined Contribution Excess Plan

The annual retirement accrual made by the Company is between 3% and 8% of pay depending on the participant’s length of service. This credit is made as soon as practicable following the last day of the calendar year and is based on total pay received while participating during the calendar year in excess of the strict qualified plan compensation limit which was $265,000 for 2015.

We provide supplemental retirement benefits to selected key employees who were hired after 2010 and who completed one year of service, pursuant to our Defined Contribution Excess Plan. Under the Defined Contribution Excess Plan, each participant has an individual notional account balance consisting of employer-funded accruals and interest credits. Participants are not allowed to make contributions to the Defined Contribution Excess Plan. Mr. Holland became eligible for an annual retirement contribution in the 401(k) plan and the Defined Contribution Excess Plan in 2013.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain various plans that will require us to provide compensation to the named executive officers in the event of a termination of employment or a termination following a change of control of the Company.

Payments Upon Termination Other Than Following a Change of Control

Set forth below are descriptions of the various agreements, plans and programs under which benefits may be payable to our named executive officers following termination of employment other than in connection with a change of control, followed by a table that quantifies, to the extent possible, benefits under these agreements, plans and programs assuming that the named executive officer’s employment terminated on December 31, 2015.

Stock Options

Stock options granted to our named executive officers that are not vested become fully vested and exercisable if the officer terminates employment by reason of death, disability or retirement. For stock options granted prior to December 2011 “retirement” is defined as termination after reaching age 55 with five years of service, and for stock options granted in December 2011 or later “retirement” is defined as termination after reaching age 55 with ten years of service or age 65 with five years of service. “Disability” as defined in our 2012 Long Term Incentive Plan generally means an inability of the executive to perform his or her duties to us in all material respects by reason of a physical or mental disability that is reasonably expected to be permanent and has continued for at least six consecutive months or such shorter period as the Compensation Committee may reasonably determine in good faith. If termination is by reason of death or disability, the option remains exercisable for a period of one year from the date of termination. For stock options granted prior to December 12, 2012, if termination is by reason of retirement, the executive can exercise the option for the remaining life of the option, which cannot exceed ten years from the grant date. For stock options granted on or after December 12, 2012 (and at least six months before their termination date), executives have the lesser of five years or the remaining life of the option to exercise options that remain outstanding upon retirement. If termination is for any reason other than death, disability or retirement, unvested stock options expire immediately unless the Compensation Committee exercises its discretion to accelerate the vesting of the stock options.

Performance-Contingent Restricted Stock Units and Restricted Stock

Performance-contingent restricted stock units and performance-contingent restricted stock, including the retention grants, granted to our named executive officers that are not vested will automatically vest if the officer terminates employment by reason of death or disability and commencing with the restricted stock unit grants made in December 2011, by reason of retirement. “Disability” is defined in the 2012 Long Term Incentive Plan as described above under “Stock Options”. For grants that do not automatically vest on retirement, if termination is for any reason other than death or disability (including retirement) all performance-contingent restricted stock is forfeited unless the Compensation Committee exercises its discretion to vest any unvested shares. The Committee’s practice is to consider, on a case-by-case basis, the circumstances surrounding the termination, our past practices and then-current market practices in deciding whether to exercise its discretion to accelerate vesting.

Performance Units

Named executive officers who have received performance units must generally remain employed through the end of the three-year performance period to be eligible for payout of the award. However, target performance units will fully vest if the officer’s employment terminates during the performance period due to death or disability (as defined above under “Stock Options”). In addition, an officer who retires during the performance period is eligible to receive an award payout that is prorated for the period of employment during the performance period and is based on the Compensation Committee’s certification of the Company’s performance against the pre-established goals.

MSPP Premium Units

Premium units purchased under our MSPP are subject to a four-year holding period from the date of purchase. A description of the premium units is set forth above under the Nonqualified Deferred Compensation Table. Under the MSPP, unvested premium units are forfeited upon termination of employment other than by reason of death, disability or retirement. If employment terminates by reason of death, disability or retirement, the MSPP provides that unvested premium units will vest, on a pro rata basis in 25% increments for each full year of employment since the date of purchase. “Retirement” is defined as retirement under our tax-qualified Employees’ Retirement Plan, and includes early retirement, which for stock units granted prior to February 2013 is termination after reaching age 55 with five years of service and for stock units granted in February 2013 or later is termination after reaching age 55 with ten years of service or age 65 with five years of service. “Disability” is defined in the 2012 Long Term Incentive Plan as described above under “Stock Options”. In addition, the Compensation Committee has the discretion to vest all or a portion of any unvested premium units upon termination of employment. Upon termination of an executive by reason of retirement, the Compensation Committee generally considers on a case-by-case basis the circumstances surrounding the termination, our past practices and then-current market practices in deciding whether to exercise its discretion to accelerate vesting of premium units.

Annual Bonus Award

If an executive were to terminate employment before the end of a fiscal year for reasons other than death, disability or retirement, he or she would generally not receive an annual bonus award for that year. However, if an executive were to terminate employment due to death, disability or retirement, he or she would receive a prorated annual bonus award for the year of termination based upon the attainment of the actual performance goals for that year. For this purpose, “disability” is defined as a total and permanent disability as determined by a physician, after 26 weeks from the beginning of a physical or mental condition. Retirement means normal or early retirement under our tax-qualified Employees’ Retirement Plan as described above under “Stock Options”. Early retirement is termination after reaching age 55 with five years of service.

Pension and Supplemental Executive Retirement Plan Benefits

Our named executive officers, with the exception of Mr. Holland, participate in our tax-qualified Employees’ Retirement Plan and our nonqualified SERP, which are described in detail above in the narrative following the Pension Benefits Table. Mr. Holland, who was hired in 2012, does not participate in the Employees’ Retirement Plan and the SERP, as both plans were amended to close participation to employees hired on or after January 1, 2011.

If an employee terminates employment with us and has a vested benefit under the Employees’ Retirement Plan and the SERP at that time, then he or she is eligible for benefits. Benefits under the plans are vested after five years of service with us. Each of our named executive officers has completed the service required for vesting and is fully vested under both of these plans.

The plans together provide for monthly benefits upon normal retirement (age 65) equal to 0.75% of compensation up to $6,600, plus 1.5% of compensation over $6,600, divided by 12, for each year of service. In addition to the normal retirement benefit that would be payable under the standard formula at age 65 or as early as age 62, in certain cases, the Employees’ Retirement Plan and SERP provide reduced benefits upon early retirement (age 55), or, to a lesser extent, upon termination of employment. The plans also provide limited death benefits and limited benefits upon termination due to disability.

The monthly amount of benefits available upon termination of employment before early retirement other than due to death or disability is equal to the age 65 benefit under the standard formula based on accruals as of termination of employment, but reduced by 0.5% per month for each full calendar month between ages 55 and 62, and further reduced actuarially to the date payments begin prior to age 55. Messrs. Ring, Weiland and Collins are currently eligible for early retirement. Mr. Beasley would be eligible for benefits under this provision upon termination of employment. Under the plans, a participant is eligible for disability benefits if he or she is unable to engage in any substantial gainful activity (employment) by reason of any medically determined physical or mental condition that can be expected to result in death or to last for at least 12 months. The monthly amount of benefits available upon disability is equal to the age 65 benefit under the standard formula based on accruals as of the date employment terminates due to disability, reduced by 0.5% per month for each full calendar month that disability benefits begin before the participant would reach age 62, but not below the amount of the benefit that would be payable upon termination for reasons other than disability.

The general pre-retirement death benefit under the plans is equal to the survivor benefit that would be paid assuming the participant’s accrued benefit at the time of death was paid beginning at early retirement age under a joint and 50% spousal survivor annuity form of benefit. Pre-retirement death benefits are also payable after age 55 to the participant’s surviving spouse or, if there is no surviving spouse, surviving children under age 21. Under such circumstances, the monthly death benefit would be equal to the amount of monthly retirement payment that would apply if the participant had retired at the time of death and elected a joint and 100% survivor annuity option.

For distributions that occurred prior to January 1, 2009, a participant was generally required to take distributions from the Employees’ Retirement Plan and the SERP at the same time and in the same payment method. To comply with Section 409A of the Internal Revenue Code, for distributions that are made on or after January 1, 2009, the timing and form of payment of a SERP benefit that was accrued or vested after December 31, 2004 will no longer be linked to the distribution of the Employees’ Retirement Plan benefit. In 2008, all current participants in the SERP were given the opportunity to elect the timing and form of payment of the future distributions of the SERP benefit. New participants hired between 2008 and December 31, 2010 were required to make a similar election within 30 days of becoming notified of their eligibility to participate in the SERP. Payment options include a lump sum and various annuities. Payments under the Employees’ Retirement Plan would be paid from that plan’s trust, which is funded solely through annual employer contributions and any earnings on those contributions. We would pay benefits under the SERP directly from our general assets.

Annual Retirement Contribution and Defined Contribution Excess Plan Benefits

Mr. Holland, and each other employee hired on or after January 1, 2011 who completes one year of service, is eligible for an annual retirement contribution made by the Company in the Company’s qualified 401(k) plan of between 3% and 8% of pay depending on length of service. This contribution is made as soon as practicable following the last day of the calendar year and is based on total pay received while participating during the calendar year. Mr. Holland became eligible for this annual retirement contribution in the 401(k) plan in 2013. He will also be eligible to receive an enhanced benefit under our Defined Contribution Excess Plan, which provides benefits to highly paid employees hired on or after January 1, 2011 above the strict limits imposed on the benefits provided under the Company’s qualified 401(k) plan.

Supplemental Insurance/Retirement Plan and Key Executive Insurance Plan

We provide supplemental retirement, death and disability benefits to selected key employees, including the named executive officers, pursuant to our SIRP, as described above in the narrative under the Nonqualified Deferred Compensation Table. A participant forfeits all benefits owed under the SIRP upon violation of certain restrictive covenants with us, or upon termination of employment before age 55, other than termination due to death or disability or within three years after a change of control. The restrictive covenants generally provide that the executive officer will not engage in business activities that are competitive with our businesses and will maintain the confidentiality of our confidential information. We pay SIRP benefits from our general assets. Mr. Ring is age 58, Mr. Weiland is age 60, and Mr. Collins is age 55 and all three would have been eligible for benefits under the SIRP if their employment had terminated on December 31, 2015. Since Messrs. Holland and Beasley have not reached age 55, they would not have been eligible for any benefits under the SIRP if their employment had terminated on December 31, 2015 for any reason other than due to death or disability.

If a participant dies while employed with us, the SIRP provides a death benefit instead of retirement benefits. Under the SIRP, a portion of the death benefit equal to 50% of the executive’s annual base salary is payable in a lump sum upon the executive’s death, and the remainder is payable in equal installments over 60 months. The death benefit for Messrs. Weiland, Holland, Beasley and Collins equals the greater of (i) 5.5 times the executive’s annual base salary and (ii) three times the executive’s annual base salary, plus the balance of the participant’s SIRP account at the time of death. The death benefit under the SIRP for Mr. Ring equals three times his annual base salary, due to his participation in the Key Executive Insurance Plan, or “KEIP.” The SIRP and KEIP death benefits together provide Mr. Ring with a death benefit equal to 5.5 times annual base salary. The KEIP is a split-dollar life insurance arrangement that we previously established for certain employees, including Mr. Ring. Under the KEIP, we initially paid a portion of the premiums on a whole life insurance policy for Mr. Ring, and Mr. Ring paid a portion of the premiums. Neither Mr. Ring nor the Company currently pay premiums on Mr. Ring’s policy, but the policy remains in effect with premiums paid from the accumulated value of the policy. Upon Mr. Ring’s death, his beneficiary is entitled to a portion of the benefits payable under the policy equal to 2.5 times his then-current annual base salary, payable in installments over 60 months. We are entitled to the remainder of the benefits payable under the life insurance policy after satisfaction of Mr. Ring’s benefits.

If an executive becomes disabled before retirement and remains disabled through age 65, the SIRP pays benefits beginning at age 65. This benefit would be calculated as if the executive had remained employed through age 65. If the disability ceases after age 55 but prior to age 65, and the executive does not return to active employment, the executive receives benefits as if he or she had retired on the date the disability ceased. If an executive becomes disabled and dies before age 65 while remaining disabled, no retirement benefits are payable, but we pay the death benefit described above.

Severance

We do not have a separate formal severance program for executive officers who have change of control agreements. As a result, a decision to make a severance payment to an executive officer is in the discretion of the Compensation Committee. In determining the amount of severance, if any, for executive officers whose employment is terminated by us, the Compensation Committee’s practice is to consider on a case-by-case basis the circumstances surrounding the departure, our past practices and then-current market practices. We entered into an agreement with Mr. Weiland, however, in 1996 at the start of his employment that requires us to pay him one year of base salary and bonus if he is terminated without cause. The term “cause” is not defined in the agreement.

Potential Termination Benefits Other Than Following a Change of Control

The following table sets forth the potential benefits payable pursuant to the arrangements described above for our named executive officers, assuming termination of employment on December 31, 2015 other than in connection with a change of control and a price of $189.44 per share of our common stock, the closing price on December 31, 2015.

Benefit/Plan/Program	Timothy M. Ring	John H. Weiland		Christopher S. Holland	Jim C. Beasley	Timothy P. Collins
Stock Options(1)	$4,577,030	$2,793,831		$1,894,131	$1,523,041	$1,523,041
Restricted Stock Units/Restricted Stock(2)	$13,255,875	$7,859,676		$3,500,093	$3,209,682	$3,209,682
MSPP Premium Units(3)	$621,742	$1,114,097		$167,654	$429,839	$537,631
Performance Units(4)	$7,925,033	$4,792,832		$2,626,586	$2,626,586	$2,626,586
Annual Bonus Plan(5)	$1,761,724	$1,091,764		$585,593	$574,629	$579,018
Employees’ Retirement Plan and SERP(6)	$5,911,155	$4,919,274		–	$1,207,614	$1,285,532
Annual Retirement Contribution in 401(k) Plan and Defined Contribution Excess Plan	–	–		$32,366	–	–
SIRP/KEIP
Termination other than for Death or Disability–SIRP(7)	$9,894,584	$8,755,467		–	–	$1,839,757
Death–SIRP(8)	$3,276,000	$7,765,028		$3,376,060	$3,351,497	$3,553,550
Death–KEIP(9)	$2,730,000	–		–	–	–
Severance	–	$1,827,220	(10)	–	–	–

(1)

Amounts represent the value of unvested stock options that would have vested upon termination of employment by reason of death or disability or, in the case of Messrs. Ring, Weiland and Collins, the only named executive officers who have satisfied retirement eligibility, by reason of retirement.

(2)

Amounts represent the value of unvested performance-contingent restricted stock units and unvested performance-contingent restricted stock (including the retention grants made to Messrs. Ring and Weiland prior to 2012) that would have vested upon termination of employment by reason of death, disability, or, by reason of retirement (i) with respect to the grants of restricted stock units made in December 2012, 2013 and 2014 or (ii) with respect to other grants, if vesting were to be accelerated by the Compensation Committee.

(3)

Amounts represent the value of unvested premium units that would have vested upon termination of employment by reason of death or disability or, in the case of Messrs. Ring, Weiland and Collins, the only named executive officers who have satisfied retirement eligibility, by reason of retirement. Assuming acceleration by the Compensation Committee of all unvested premium units for the named executive officers upon termination of employment on December 31, 2015, the potential value of these units for Messrs. Ring, Weiland, Holland, Beasley and Collins would be $1,558,523, $2,739,681, $823,875, $1,134,367 and $1,445,048, respectively.

(4)

Amounts represent the value of unvested performance units that would have vested upon termination of employment by reason of death or disability. Upon termination of employment by reason of retirement, Messrs. Ring, Weiland and Collins, who have satisfied retirement eligibility, would have received $5,479,552, $3,378,662 and $1,826,580, respectively.

(5)

Amounts represent the amount of the bonus that would have been payable upon termination by reason of death or disability or, in the case of Messrs. Ring, Weiland and Collins, the only named executive officers who have reached retirement age, by reason of retirement.

(6)

Represents the combined benefits under the plans, assuming each named executive officer elected a lump sum distribution, payable to Mr. Beasley upon termination of employment before early retirement for reason other than death or disability and payable to Messrs. Ring, Weiland and Collins upon termination of employment upon early retirement. Assuming termination due to death and commencement of survivor benefits on December 31, 2015, the survivor benefit payable with respect to Mr. Beasley would be approximately 40% of the lump sum payable upon termination of employment as set forth in the table. With respect to Messrs. Ring, Weiland and Collins, since they are currently retirement eligible, a higher survivor benefit would apply and would provide for approximately 90% to 100% of the lump sum payable at termination of employment.

(7)

This amount is the aggregate of payments to be made in monthly installments over 15 years (beginning six months after termination of employment) for any reason other than death or disability. Messrs. Ring, Weiland and Collins have reached retirement age as of December 31, 2015 and were therefore eligible for benefits under the SIRP. Messrs. Beasley and Holland had not reached retirement age as of December 31, 2015 and therefore were not eligible for benefits under the SIRP.

(8)

Amounts represent the death benefit payable to each of the named executive officers, with 50% of the executive’s annual base salary payable in a lump sum upon death and the remainder payable in equal installments over 60 months. This amount does not reflect interest that would be payable pursuant to the plan as a result of the six-month delay in payment required under Section 409A of the Internal Revenue Code.

(9)	The amounts payable under the KEIP would have been paid by the insurer pursuant to the whole life insurance policies subject to the KEIP.

(10)

Represents one year of base salary and bonus, calculated based on Mr. Weiland’s 2015 base salary plus a bonus component valued at 100% of his target bonus for 2015 pursuant to the agreement described above under the heading “Severance.” This amount would only be payable if termination on December 31, 2015 was without cause.

Payments Upon Termination Following a Change of Control

The potential payments to our named executive officers upon termination of employment following a change of control of the Company are described below under the headings “Change of Control Agreements,” “Long Term Incentive Plan” and “SIRP.” All amounts are calculated assuming termination on December 31, 2015.

Change of Control Agreements

We have entered into change of control agreements with each of our executive officers. The change of control agreements provide for benefits upon:

(A)

termination of employment by the executive for “good reason,” or by us or the successor company without “cause,” in either case within three years after a change of control, or before a change of control if the executive is terminated in connection with a proposed change of control; or

(B)	the executive’s termination for any reason during the six-month period following the first anniversary of a change of control.

The benefits are as follows:

•	accrued base salary and a prorated bonus through the date of termination, based on an average of the annual incentive bonus for the prior three years;

•	severance pay equal to three times the sum of the executive officer’s highest base salary and average annual incentive bonus during the prior three years;

•	all compensation previously deferred by the executive officer and not yet paid to him or her;

•	an amount equal to the additional accruals under our pension plan and SERP that would apply if the executive had an additional three years of age and service and a 6% annual increase in compensation;

•	continued participation in our benefit plans for three years, or, if such participation is not possible, provision of substantially similar benefits; and

•	outplacement services and financial counseling services for three years.

We or the successor company must pay the cash amounts in a lump sum within ten days after termination of the executive’s employment, unless the executive elected to receive installments. Payments to certain employees, including our named executive officers, are required by Section 409A of the Internal Revenue Code to be delayed for six months after termination of employment. The agreements also provide for a gross-up payment if the executive officer is subject to excise taxes under Section 4999 of the Internal Revenue Code. This payment would be calculated by a national accounting firm so that the amount remaining, after all taxes have been paid from the gross-up payment, is equal to the amount of the executive’s excise tax. Effective for all new change of control agreements entered into in 2010 and thereafter, the Committee removed the tax gross-up payments and the “walk-away” rights referred to in clause (B) above.

“Change of control” is defined in the agreements as any change of control that has to be reported on Form 8-K. A change of control is also deemed to occur upon the acquisition by a person or a group of 20% or more of the voting power of our stock or a change in the members of our Board of Directors such that the continuing directors cease to constitute a majority of the Board of Directors.

The executive could terminate for “good reason” upon us or our successor company: (i) taking any action that results in a reduction in the executive’s position, authority, duties or responsibilities, other than a minor action that is remedied promptly after the executive notifies us of the action; (ii) failing to provide the compensation specified under the agreements and a minimum level of benefits, as well as expense reimbursement and support staff, based on the level provided prior to the change of control; (iii) requiring the executive to relocate to an office more than 35 miles from the current location; (iv) attempting to terminate the executive in a manner not permitted by the agreements (for example, terminating the executive for cause without providing the required notice of termination); or (v) failing to require a successor to assume the agreements. “Cause” is defined as: (a) any act of dishonesty intended to result in substantial personal enrichment of the executive at our (or our successor company’s) expense; (b) repeated willful and deliberate violations of the executive’s job responsibilities under the agreement that are not corrected after notice from us (or our successor company); or (c) the executive’s conviction of a felony.

In addition, upon the executive’s termination due to death or disability after a change of control, the agreements require death or disability benefits, as applicable, to be provided to the executive and his or her family at least as favorable as those in effect prior to the change of control.

The agreements expire three years after any change of control or, if earlier, upon the executive’s reaching the normal retirement date under our retirement plan, which is age 65. Under certain circumstances, the Board of Directors may also terminate the agreements prior to any change of control. The agreements also will expire upon the executive officer’s death, permanent disability or termination of employment for cause. The agreements require the executive officers to maintain the confidentiality of our information.

Potential Termination Benefits Following a Change of Control

The following table describes the potential payments that would be made pursuant to the change of control agreements presently in effect between us and each of the named executive officers upon termination of employment following a change of control of the Company as of December 31, 2015.

Benefit/Payment	Timothy M. Ring	John H. Weiland	Christopher S. Holland	Jim C. Beasley	Timothy P. Collins
Severance Payment(1)(4)	$7,891,720	$5,518,027	$3,075,120	$3,154,728	$3,514,717
Bonus–Year of Termination(2)(4)	$1,534,358	$923,196	$410,084	$441,001	$524,033
Additional Pension Payment(3)(4)	$2,936,685	$1,635,067	$34,291	$885,745	$1,073,208
Financial Counseling Services(5)	$18,000	$18,000	$18,000	$18,000	$18,000
Welfare Benefit Continuation(6)	$80,037	$80,037	$80,037	$80,037	$80,037
Outplacement Services(7)	$60,000	$60,000	$60,000	$60,000	$60,000
Excise Tax & Gross-Up(8)	$–	$–	$–	$3,663,895	$4,185,901

(1)	Amounts represent three times the sum of the highest base salary and average annual incentive bonus during the prior three years.

(2)

Amounts represent the annual incentive bonus for the year in which the termination of employment occurs, based on an average of the annual incentive bonus for the prior three years, on a pro rata basis through the date of termination.

(3)

Amounts represent the present value of additional accruals under our Employees’ Retirement Plan and SERP that would apply if the executive had an additional three years of age and service and a 6% annual increase in compensation. Amounts are based on the plans’ calculation of lump sum payments, which, for terminations on December 31, 2015 that would result in payments in 2016 is based upon the present value of a lifetime annuity using the minimum assumptions permissible under law for 2016 lump sum payments, which include discount rates of 1.68%, 4.05% and 4.98% over the lifetime of the individual under IRS published mortality tables. The lump sum is the present value of the benefit provided at the earliest retirement age. For Mr. Holland, the amount shown in this table represents the unvested portion of the amount in the Nonqualified Deferred Compensation Table above in the “DC Excess Plan” row, which would fully vest upon a change of control.

(4)	These amounts do not reflect interest that would be payable as a result of the six-month delay in payment required under Section 409A of the Internal Revenue Code.

(5)	Amounts represent estimated cost of financial planning services for a period of three years, assuming a cost of $6,000 per year.

(6)

Amounts represent the present value of the estimated cost for continuation of welfare benefits, which are life, health and disability benefits, for a period of three years, assuming an average cost of $26,947 per year. For purposes of the present value calculation, we used 120% of the short-term applicable federal interest rate of 0.67%, compounded semi-annually.

(7)	Amounts represent estimated cost for outplacement services for a period of three years, assuming a one-time cost of $60,000.

(8)

Represents estimated excise taxes plus an estimated “gross-up” payment relating to the excise tax, assuming an effective individual federal income tax rate of 39.6%, a New Jersey state income tax rate of 8.97% and a Medicare tax rate of 2.35%. The gross-up payment is an additional amount that we are required to pay to the executive in order to make the executive whole for federal excise taxes imposed on the executive as a result of the executive’s receipt of payments that are contingent upon a change of control, as well as the payment of all federal and state income and excise taxes imposed on the gross-up payment. In determining the excise tax and gross-up amount shown in this table, we allocated a portion of the value of the payments to be made to the executive to a one-year non-compete agreement with the executive. We have been advised that such an allocation is customary in the event of an actual change of control and would result in a reduction of the amount of the applicable excise tax. For purposes of this table, the value allocated to the non-compete agreements with the named executive officers is the aggregate value of the executive’s total compensation for 2015 as reflected in the Summary Compensation Table above. In the event of an actual change of control, an alternative approach to determine the value to allocate to the non-compete agreement may be used, which could include an independent market value analysis of these non-compete agreements. In addition, amounts representing any pro rata bonuses payable to the named executive officers in the year of termination have not been included in determining the estimated excise tax because we have been advised that it is customary for such regular and recurring bonus payments to be excluded from the calculation of excise tax under Section 280G and Section 4999 of the Internal Revenue Code. Mr. Holland’s change of control agreement does not include a payment for any excise tax amounts. However, the after tax proceeds of any amounts paid upon a change of control would be compared with the amounts payable in event that these payments were limited to no more than three times the base amount, and the higher after tax amount would be paid.

Long Term Incentive Plan

Our named executive officers currently hold equity grants awarded under our 2012 Long Term Incentive Plan (formerly our 2003 Long Term Incentive Plan). The 2012 LTIP was amended effective February 12, 2014 to provide that, except to the extent the Compensation Committee determines otherwise, grants made on or after such date (other than the MSPP grants made on such date) would vest if the executive experiences a qualifying termination of employment in connection with a change of control (a “qualifying termination”). Prior to this amendment, the plans provided for all participants that any securities that are not vested become immediately vested upon a change of control, with the exception of (i) grants made on or after December 11, 2013 which, pursuant to the terms of the grants, would vest only if the executive experiences a qualifying termination, and (ii) a retention grant made to Messrs. Ring and Weiland in 2011, which do not automatically vest and which remain subject to any vesting and transferability restrictions until February 2017, except to the extent that the Compensation Committee determines otherwise. “Change of control” is defined substantially in the same manner as in our change of control agreements described above. The following table describes the potential aggregate value to the named executive officers associated with the accelerated vesting of unexercisable stock options, unvested restricted stock units, unvested restricted stock (other than the retention grants), unvested performance units (at target) and unvested MSPP premium units assuming a change of control of the Company as of December 31, 2015 and a price of $189.44 per share of common stock, which was the closing price on December 31, 2015:

Benefit/Payment	Timothy M. Ring	John H. Weiland	Christopher S. Holland	Jim C. Beasley	Timothy P. Collins
Unexercisable Stock Options(1)	–	–	$919,601	$548,511	$–
Unvested Restricted Stock Units and Restricted Stock(2)	$2,343,752	$1,434,440	$1,115,233	$824,822	$824,822
Performance Units	$2,982,164	$1,802,522	$962,924	$962,924	$962,924
Unvested MSPP Premium Units	$1,213,932	$2,147,492	$312,387	$820,086	$1,076,966

(1)

As described above under “Potential Payments Upon Termination Other Than Following a Change of Control – Stock Options,” stock options granted to our named executive officers before December 12, 2012 that are not vested become fully vested and exercisable if the officer terminates employment after having met the retirement criteria. Stock options granted on or after December 12, 2012 that are not vested become fully vested if the officer has met the retirement criteria and terminates employment not earlier than six months following the grant date. Messrs. Ring, Weiland and Collins have met the retirement criteria and, as a result, their unvested stock options (including unvested stock options granted on December 12, 2012 that were granted at least six months before their termination date) would vest upon their termination, with or without a change of control. Excludes grants made on or after December 11, 2013 which, pursuant to the terms of the grant, do not vest upon a change of control unless the executive experiences a qualifying termination or the Compensation Committee determines otherwise.

(2)

Restricted stock units granted to our named executive officers before December 12, 2012 that are not vested become fully vested if the officer terminates employment after having met the retirement criteria. Restricted stock units granted on or after December 12, 2012 that are not vested become fully vested if the officer has met the retirement criteria and terminates employment not earlier than six months following the grant date. Messrs. Ring, Weiland and Collins have met the retirement criteria and, as a result, their unvested restricted stock units (including unvested restricted stock units granted on December 12, 2012 that were granted at least six months before their termination date) would vest upon their termination, with or without a change of control. Excludes grants made on or after December 11, 2013 which, pursuant to the terms of the grants, do not vest upon a change of control unless the executive experiences a qualifying termination or the Compensation Committee determines otherwise.

In December 2010, the Company discontinued granting limited stock appreciation rights, or “LSARs,” in tandem with stock options. Prior to December 2010, LSARs were granted to our named executive officers in tandem with stock options. The LSARs may only be exercised within sixty days after a change of control of the Company. The LSARs give an executive the right to receive payment in cash or shares (as determined by us) equal to the difference between the fair market value of a share of our common stock on the date of exercise, or, if higher, the highest price per share paid in connection with the change of control, minus the exercise price of the option. In the event the LSAR is exercised, the related options are cancelled, and vice versa. The LSARs are vested to the same extent as the related stock options. The term “change of control” applicable to LSARs is defined substantially in the same manner as in the change of control agreements, as described above. The potential value to the named executive officers upon exercise of their LSARs following a change of control, assuming the fair market value on December 31, 2015, is at least as high as the change of control price, and is equivalent to the amount set forth in the table above in the “Unexercisable Stock Options” row.

SIRP

We provide supplemental retirement benefits to the named executive officers pursuant to our SIRP. Retirement benefits under our SIRP are payable to the named executive officers following a termination of employment for any reason within three years after a change of control of the Company. The amount payable upon termination within three years after a change of control is the usual retirement benefit under the SIRP, but with the account balance calculated as if the executive had remained employed and continued to receive annual accruals to his or her account, and retired upon reaching age 65. The age 65 account balance is determined by assuming a 6% increase in salary and annual bonus each year after termination. The projected age 65 benefit payable over 15 years is then converted to a lump sum payable six months after termination. The lump sum is calculated by discounting back the projected age 65 benefit to the executive’s actual age, using a 4.29% interest rate. The executive may also elect to defer payment of the lump sum to a fixed future date, subject to certain restrictions. “Change of Control” is defined under the SIRP as the beneficial ownership by a person of 25% or more of the voting power of our stock or a change in a majority of our Board of Directors during any period of two years or less. Assuming a termination on December 31, 2015 following a change of control, the amount of the payment under the SIRP to each of Messrs. Ring, Weiland, Holland, Beasley and Collins would equal $11,127,464, $7,916,786, $4,429,956, $4,423,655 and $4,164,620, respectively.

DIRECTOR COMPENSATION

The table below sets forth compensation received by each non-employee director during 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David M. Barrett	94,550	99,924	82,300	276,774
Marc C. Breslawsky	92,650	99,924	82,300	274,874
Robert M. Davis	11,550	99,924	82,300	193,774
Herbert L. Henkel	93,000	99,924	82,300	275,224
John C. Kelly	117,600	99,924	87,300	304,824
David F. Melcher	87,950	99,924	87,300	275,174
Gail K. Naughton	95,950	99,924	82,300	278,174
Tommy G. Thompson	83,000	99,924	82,300	265,224
Anthony Welters	94,650	99,924	82,300	276,874
Tony L. White	99,450	99,924	87,300	286,674

(1)

Dr. Barrett and Messrs. Henkel, Kelly and Welters deferred all of their cash fees earned in 2015 into 467.68, 568.40, 690.75 and 544.89 shares of phantom stock, respectively. Mr. Thompson deferred 50% of his cash fees earned in 2015 into 229.37 shares of phantom stock. Messrs. Breslawsky and White did not defer their cash fees in 2015; however, a deferral account for fees deferred in previous years is maintained on each director’s behalf. Messrs. Davis and Melcher and Dr. Naughton did not defer their cash fees earned in 2015. For a description of the fees paid to non-employee directors and the deferral of such fees, see “Fees and Deferred Compensation” below.

(2)

Amounts in this column represent the aggregate grant date fair value of stock awards in 2015 under our 2005 Directors’ Stock Award Plan. The grant date fair value for annual awards made to all non-employee directors on December 9, 2015 was $186.425. For a description of the stock awards granted to non-employee directors, see “Stock Awards and Option Awards – Stock Awards” below.

(3)

Amounts in this column include the value of share equivalent units granted to non-employee directors on December 9, 2015 under our Stock Equivalent Plan. For a description of the method for calculating the number of share equivalent units granted under the Stock Equivalent Plan, see “Stock Equivalent Plan for Outside Directors” below. For each of Messrs. Kelly, Melcher and White, the amount in this column also includes a contribution in the amount of $5,000 made by our charitable foundation for 2015 on each director’s behalf under the foundation’s matching gift program. For a description of the matching gift program, see “Matching Gift Program” below.

The table below sets forth the aggregate number of outstanding stock awards, option awards, phantom stock shares under the Deferred Compensation Contract and share equivalent units under the Stock Equivalent Plan held by each director as of December 31, 2015.

Name	Stock Awards (#)	Option Awards (#)	Deferred Compensation Contract – Phantom Stock Shares (#)	Stock Equivalent Plan – Share Equivalent Units (#)
David M. Barrett	1,908	–	2,805	4,554
Marc C. Breslawsky	1,108	–	30,090	24,382
Robert M. Davis	536	–	–	442
Herbert L. Henkel	1,108	–	16,994	12,046
John C. Kelly	1,508	1,200	4,025	4,554
David F. Melcher	1,141	–	–	855
Gail K. Naughton	1,508	–	–	8,896
Tommy G. Thompson	1,108	3,600	7,517	7,921
Anthony Welters	1,908	4,800	19,435	17,188
Tony L. White	1,908	4,800	19,849	24,382

Director Compensation

Directors who are not Bard employees are compensated for their service as a Director as shown in the chart below.

Compensation	Method of Payment
Annual Cash Retainer (1)	• $50,000 for each Director in 2015 ($62,500 for each Director, effective January 1, 2016) • $20,000 for the Lead Director
2005 Directors’ Stock Award Plan (2)	• $100,000 in common restricted stock under the 2005 Directors’ Stock Award Plan
Stock Equivalent Plan (2)	• Stock equivalent units are granted in accordance with a formula • Valued at approximately $82,300
Meeting Fees

•  $1,650 for each Board and Committee meeting attended

•  $3,650 for each Committee Chair for each Committee meeting

•  $1,650 fee equivalent to a meeting fee for directors on the Science and Technology Committee who participate in technology reviews with management for proposed business development projects

(1)	Paid semi-annually and may be deferred
(2)	Granted/credited annually in December

Deferred Compensation Contract

Our directors may defer all or a portion of their cash fees under our Deferred Compensation Contract, Deferral of Directors’ Fees. Under this arrangement, the director’s deferred amounts are credited to a bookkeeping account for the director. The director may elect (i) to have the account credited with interest, or (ii) to have the account deemed invested in shares of our common stock, referred to as “phantom” stock, with the value of the account determined by the price of our common stock and the number of phantom stock shares in the account. Each of our directors who currently defers fees has elected to place his or her deferrals in a deferred stock account. The deferred stock accounts are credited with a number of phantom stock shares equal to the dollar amount of the fees deferred, divided by the value of a share of our common stock on the date the fees would otherwise have been paid. Upon termination of service as a director, we convert the phantom stock in the director’s deferred stock account back to a cash value by multiplying the total number of shares of phantom stock by the value of a share of our common stock at that time. No shares of our common stock are purchased or issued in connection with this arrangement, and all deferred stock accounts are paid in cash. Dividend equivalents are credited on phantom stock in the same amount as paid on our common stock and are automatically deemed reinvested into additional shares of phantom stock. A deferred interest account is credited quarterly, until the account has been distributed, with (i) simple interest equal to the average percentage of interest earned on our marketable securities portfolio during the preceding three months, or (ii) if we do not have a marketable securities portfolio, the prime rate as of the end of the quarter as published in the Wall Street Journal. We pay the value of an account, as elected by the director, in up to ten annual installments or as a lump sum following the termination of a director’s term, as elected by the director.

Stock Awards and Option Awards

Stock Awards

At its December 2011 meeting, the Board approved changes to the director compensation program, to move to a value-based program. For 2015, the Governance Committee set a target value of equity awards at $100,000. On December 9, 2015, each non-employee director elected for a one-year term in 2015 received a stock award of 536 shares that vests in full at the end of three years. These awards are considered discretionary stock awards under the Stock Award Plan.

We may grant our non-employee directors additional discretionary stock or stock-based awards under the Stock Award Plan subject to a maximum value not to exceed $150,000 annually in aggregate, and the Governance Committee has the authority to grant these shares and set any conditions or restrictions. Subject to the discretion of the Governance Committee, unvested shares of a discretionary stock award are forfeited in the event a person ceases to serve as a director, except as a result of death or retirement, in which case all such shares will vest. The Stock Award Plan provides that the Governance Committee has the discretion to accelerate vesting or waive any vesting conditions with respect to stock awards granted under this plan.

Option Awards

In December 2010, the Governance Committee eliminated the grant of formula-based option awards in favor of full value stock awards, and the Stock Award Plan was amended accordingly. Previous grants of formula-based option awards were made at the same time that option grants were made to the Company’s officers. The options have an exercise price equal to the fair market value of our common stock on the date of grant and vest in 400 share increments on each of the first three anniversaries of the grant date. The Governance Committee may grant non-employee directors option awards under the Stock Award Plan, and determines any conditions or restrictions on the grants. No option awards have been granted to directors since 2009. If a person ceases to serve as a director for any reason other than death or retirement, any unvested options will expire immediately. If a person ceases to serve as a director as a result of his or her death, his or her personal representative may exercise all vested and unvested options for a period of one year but in no event beyond the term of the option. If a person ceases to serve as a director as a result of his or her retirement, he or she may exercise all vested options through the term of the option, and all unvested options will expire immediately. The Stock Award Plan provides that the Governance Committee has the discretion to accelerate vesting or waive any vesting conditions with respect to option awards under this plan.

Stock Equivalent Plan for Outside Directors

We also maintain the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc., or the “Stock Equivalent Plan.” Under the Stock Equivalent Plan, we maintain a bookkeeping account for each non-employee director to which we credit an amount each year. The account is deemed invested in shares of our common stock, referred to as “share equivalent units,” with the value of the account determined by the price of our common stock and the number of share equivalent units in the account. No shares of our common stock are actually purchased or issued in connection with this arrangement. The annual grant of share equivalent units under the Stock Equivalent Plan is made on the same date as awards granted under the Directors’ Stock Award Plan and is determined according to a formula, which provides that a director receives a number of share equivalent units equal to (i) the sum of (A) the annual retainer then in effect for non-employee directors and (B) 12 times the per-meeting fee for non-employee directors then in effect, divided by (ii) the fair market value of a share of our common stock on the date of the grant. At its October meeting, the Board increased the annual cash retainer from $50,000 to $62,500, effective for payments made after October 14, 2015. The fair market value is defined as the average of the high and low selling prices of our common stock on the NYSE. Based on the formula described above, the value of the share equivalent units granted to each non-employee director effective December 9, 2015 was approximately $82,300, and included 442 share equivalent units based on a price of $186.425 per share, the fair market value of our common stock on December 9, 2015.

Each director’s account in the Stock Equivalent Plan becomes vested after five years of service on our Board of Directors, or immediately upon a change of control, which is defined in the same manner as under our executive change of control agreements described above. If the account is not vested at the time the director terminates service, all benefits are forfeited. In addition, if we terminate a director for “cause,” then his or her entire account, whether vested or unvested, will be forfeited. “Cause” is defined as a breach of a director’s duty of loyalty to us or our shareholders, any act not in good faith or involving a knowing violation of law, or any act resulting in the director’s receipt of an improper personal benefit. Other than following a change of control or after the director’s death, a director will also forfeit any remaining unpaid benefits if he or she fails to remain available to provide advice and counsel to us or engages in activities the Board of Directors determines to be competitive with our interests following termination of service.

Payment of benefits generally may not begin before the director reaches age 55. The value of the director’s account is equal to the total number of share equivalent units credited to the account, multiplied by the average of the closing prices of our common stock on the NYSE during the six-month period immediately preceding the director’s date of termination. We pay benefits under the Stock Equivalent Plan in cash, either in a lump sum or in quarterly installments over a number of years equal to the number of full or partial years the director served on our Board of Directors, at the director’s election. If the director elects to receive a lump sum, the amount of the lump sum is equal to the present value of the installment payments, discounted using the 30-year treasury rate in effect on the date the director terminates service. If our directors’ annual retainer or meeting fees are increased after a participant terminates service as a director, the Governance Committee may, in its discretion, prospectively increase the benefit payments to be paid or being paid to any retired non-employee directors.

In the event of a participant’s death on or after payment has begun, his or her beneficiary will receive the participant’s remaining interest. If a participant dies before payment has begun, the participant’s beneficiary will receive the payments, if any, that the participant would have received if the participant had terminated service as a director on the date of the participant’s death. Since benefits under the Stock Equivalent Plan are generally payable to non-employee directors only after a director has served on the Board of Directors for at least five years, the beneficiary of a director who terminates service due to death before completing five years of service would typically not receive any benefits under the Stock Equivalent Plan. To offset this, we pay an additional death benefit for non-employee directors equal to $25,000 per year for each year of service on the Board of Directors, up to five years. After the director completes five years of service, we no longer provide the additional death benefit, and any benefits payable to the director’s beneficiary would be determined by the terms of the Stock Equivalent Plan. We have not purchased insurance relating to the additional death benefit, and therefore any benefits would be paid out of our general assets.

Matching Gift Program

Directors are eligible to participate in the C. R. Bard Foundation, Inc. Matching Gift Program, under which our foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a non-employee director participant in this program is $5,000 in respect of any calendar year. Effective January 1, 2016, the maximum gift total for a non-employee director increased to $15,000 in respect of any calendar year.

RELATED PERSON TRANSACTIONS

We have had no related person transactions since the beginning of the 2015 fiscal year, or any currently proposed transactions, requiring disclosure under applicable SEC rules and regulations.

Policies and Procedures for Transactions with Related Persons

We attempt to analyze all transactions in which C. R. Bard participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Business Ethics Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to his or her manager. The manager will then consult with the Company’s Human Resources Department and the Law Department, and a determination will be made as to whether the activity is permissible.

In addition to the reporting requirements under the Business Ethics Policy, to identify related person transactions, each year we submit and require our directors and officers to complete Director and/or Officer Questionnaires identifying any transactions with us in which the director or officer or their family members have an interest. A list is then maintained by the Law Department of all companies known to the Law Department that are affiliated with a related person. Any potential transactions with such companies or any potential related person transactions are reviewed by the Law Department and brought to the attention of the Governance Committee as appropriate. Our Governance Committee is responsible for reviewing and approving all material transactions with any related person, including any charitable contributions to an affiliated entity above $25,000.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,618,898(2)	$96.02	5,683,891(3)
Equity compensation plans not approved by security holders	–	–	–

Total	5,618,898	$96.02	5,683,891

(1)	The weighted average exercise price is $124.77 for stock options and stock appreciation rights only.

(2)

Includes 3,918,435 options (which do not carry dividend equivalent rights) and 1,700,463 awards of restricted stock units and restricted stock (including 448,317 restricted stock units purchased by participants under the MSPP from a portion of their bonus).

(3)

Includes 26,102 shares under the 2005 Directors’ Stock Award Plan, 5,377,565 shares under the 2012 Long Term Incentive Plan, as amended and restated, and 280,224 shares under the Employee Stock Purchase Plan, as amended and restated.

AUDIT COMMITTEE REPORT

To the Board of Directors of C. R. Bard, Inc.:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2015.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. We have received and reviewed the written disclosures and the communications from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and have discussed with the independent registered public accounting firm its independence. We have considered whether the provision of non-audit services performed by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

THE AUDIT COMMITTEE

John C. Kelly, Chair

David M. Barrett, M.D.

Marc C. Breslawsky

Robert M. Davis

David F. Melcher

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL NO. 2 - THE RATIFICATION OF APPOINTMENT OF KPMG

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

The Audit Committee of the Board of Directors has selected KPMG LLP to audit our accounts for the fiscal year ending December 31, 2016. Because KPMG LLP’s report will be addressed to the shareholders as well as the Board of Directors, the holders of our common stock are asked to ratify this selection. We have been advised that representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. We expect that the representatives will be available to respond to appropriate questions.

Fiscal 2015 and 2014 Independent Registered Public Accounting Firm Fee Summary

The following table presents the aggregate fees billed and accrued for professional services rendered by our independent registered public accounting firm in the “audit fees” category and fees billed in the fiscal years for the “audit-related fees,” “tax fees” and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended December 31, 2015 and December 31, 2014.

Type of Fees	2015	2014
Audit Fees	$5,063,000	$4,330,000
Audit-Related Fees(1)	$414,500	$391,500
Tax Fees(2)	$1,916,000	$1,434,000
All Other Fees(3)	$450,000	–

Total	$7,843,500	$6,155,500

(1)	Audit-related professional services included audits of benefits plans and agreed upon procedures covering Extensible Business Reporting Language (XBRL) filings.

(2)

The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2015 were $506,000, $1,245,000 and $165,000, respectively. The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2014 were $535,000, $799,000 and $100,000, respectively.

(3)

All Other Fees represent KPMG’s services related to the Company’s decision to outsource significant Information Technology functions. KPMG’s services included assessment and review of the outsourcing agreement with a third party service provider and assessment of the transition to the third party service provider.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy and procedure to review, consider and ultimately pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee pre-approved all of the services for the fiscal year ended December 31, 2015, described under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees.” The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by the independent registered public accounting firm. The policy: (i) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independence of the independent registered public accounting firm is not impaired; (ii) describes in detail the audit, audit-related, tax and other services that may be provided, including the range of fees for such services, and the non-audit services that may not be performed; and (iii) sets forth procedures for the pre-approval of all permitted services. The Audit Committee must separately pre-approve any service not specifically included in the policy, including the fee level for that service.

Any excess in fees for a service over the previously approved level, whether included in the policy or specifically approved by the Audit Committee, requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months unless the Audit Committee specifically provides for a different period. In accordance with the policy, the Chair of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval in the event that the full Audit Committee is not available, provided that any pre-approval decision made by the Chair for permissible tax services is limited to $25,000. The Chair must report such approval to the Audit Committee at its next meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 – APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ON AN ADVISORY BASIS

PROPOSAL NO. 3 – APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS ON AN ADVISORY BASIS

The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short- and long-term in a cost-effective manner to the Company. We have designed our executive compensation program to incentivize achievement of earnings, sales and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that our current executive compensation program achieves our objectives effectively.

Shareholders are urged to read the Compensation Discussion and Analysis set forth in this proxy statement, which discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our five most highly-compensated executive officers in fiscal year 2015.

In accordance with the changes to Section 14A of the Securities Exchange Act of 1934, as amended, which were made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, shareholders will be asked at the 2016 Annual Meeting of Shareholders to approve the following advisory resolution:

Adoption of Proposal No. 3

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, included in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the related disclosure contained in this proxy statement.

This advisory vote is not binding. Although non-binding, the Compensation Committee will consider the outcome of the advisory vote when making future decisions regarding our executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 4 - SHAREHOLDER PROPOSAL RELATING TO SHARE REPURCHASES

PROPOSAL NO. 4 - SHAREHOLDER PROPOSAL RELATING TO SHARE REPURCHASES

We have received a shareholder proposal from Jonathan Kalodimos, whose address will be furnished by the Company to any person promptly upon the receipt of any oral or written request. Dr. Kalodimos indicated in his proposal that he holds at least $2,000 worth of our common stock and intends to submit the following resolution for action at the Annual Meeting and has furnished a statement in support of the proposal that is also set forth below.

The Board of Directors has concluded that it cannot support this proposal for the reasons stated in the Board of Directors’ statement following the shareholder proposal.

SHAREHOLDER PROPOSAL

Resolved: Shareholders of C.R. Bard, Inc. ask the board of directors to adopt and issue a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders. If a general payout policy currently exists, we ask that it be amended appropriately.

Supporting statement: Share repurchases as a method to return capital to shareholders have distinct advantages relative to dividends. Share repurchases should be preferred for the following reasons:

1) Financial flexibility. Four professors from Duke University and Cornell University studied executives’ decisions to pay dividends or make repurchases by surveying hundreds of executives of public companies. They found that “maintaining the dividend level is on par with investment decisions, while repurchases are made out of the residual cash flow after investment spending.”1 Further, in follow up interviews as part of the study, executives “state[d] that they would pass up some positive net present value (NPV) investment projects before cutting dividends.” The creation of long-term value is of paramount importance; I believe that repurchases have the distinct advantage that they do not create an incentive to forgo long-term value enhancing projects in order to preserve a historic dividend level.

2) Tax efficiency. Share repurchases have been described in the Wall Street Journal2 as “akin to dividends, but without the tax bite for shareholders.” The distribution of a dividend may automatically trigger a tax liability for some shareholders. The repurchase of shares does not necessarily trigger that automatic tax liability and therefore gives a shareholder the flexibility to choose when the tax liability is incurred. Shareholders who desire cash flow can choose to sell shares and pay taxes as appropriate. (This proposal does not constitute tax advice.)

3) Market acceptance. Some may believe that slowing the growth rate or reducing the level of dividends would result in a negative stock market reaction. However, a study published in the Journal of Finance finds that the market response to cutting dividends by companies that were also share repurchasers was not statistically distinguishable from zero.3 I believe this study provides evidence that there is market acceptance that repurchases are valid substitutes for dividends.

Some may worry that share repurchases could be used to prop up metrics that factor into the compensation of executives. I believe that any such concern should not interfere with the choice of optimal payout mechanism because compensation packages can be designed such that metrics are adjusted to account for share repurchases.

In summary, I strongly believe that adopting a general payout policy that gives preference to share repurchases would enhance long-term value creation. I urge shareholders to vote FOR this proposal.

1http://www.sciencedirect.com/science/article/pii/S0304405X05000528

2http://www.wsj.com/articles/companies-stock-buybacks-help-buoy-the-market-1410823441

3http://www.afajof.org/details/journalArticle/2893861/Dividends-Share-Repurchases-and-the-Substitution-Hypothesis.html

Recommendation of the Board of Directors on Proposal No. 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 4 FOR THE FOLLOWING REASONS:

The Board of Directors (the “Board”) believes that the decision as to how capital is returned to shareholders and whether repurchases should be given preference over cash dividends belongs to the Board. C. R. Bard, Inc. (the “Company”) is committed to enhancing long-term shareholder value and has made a significant commitment to returning capital to shareholders both through share repurchases and payment of dividends. The Company has maintained a comprehensive and active share repurchase program and the Board has authorized the repurchase of over $3.75 billion worth of shares of the Company’s common stock since 2010. During that time, approximately 90% of capital returned to shareholders has been in the form of share repurchases while return of capital in the form of dividends has accounted for approximately 10%.

While the Company’s recent practice in returning capital to shareholders has primarily been implemented through share repurchases, the Board believes that it is in the best interests of the Company and its shareholders for the Board to retain full authority over and maintain the flexibility to decide the manner and periods in which the Company returns capital to shareholders.

We evaluate the deployment of capital and prioritize the use of capital based on a variety of factors, including considerations of our short-term and long-term capital goals and strategies. The Board believes that its priority is to be a responsible steward of the Company for its shareholders and to balance investments in the Company’s future growth with returning capital to shareholders. We invest in our future growth through continued investments in research and development of our products, evaluation and acquisition of businesses, products and technologies, and other capital investments. With this in mind, management regularly reviews potential uses of capital with the Finance Committee and the full Board, assesses current capital needs and opportunities, and makes adjustments as necessary or appropriate.

This governance framework provides effective management of capital allocation with Board oversight and has resulted in the return of capital to shareholders. Since 2010, the Company has repurchased approximately 32.6 million shares of common stock for approximately $3.6 billion, including an accelerated share repurchase program, representing a significant return of value to shareholders. In addition, over this same time period, the Company has paid cash dividends of approximately $383 million.

The Board believes that adopting the proposed policy is unnecessary and not a prudent governance practice. We believe that to best serve the interests of the Company and its shareholders, the decision and discretion of whether and when to give preference to return capital to shareholders through repurchases of shares instead of through cash dividends appropriately belongs to the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 4

MISCELLANEOUS

We do not know of any business other than that described above to be presented for action to the shareholders at the Annual Meeting, but we expect that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments of the meeting in accordance with the discretion of the persons named therein.

PROPOSALS OF SHAREHOLDERS

We must receive any proposal of a shareholder intended to be presented at the next annual meeting of shareholders and to be included in our proxy statement at our principal executive offices at 730 Central Avenue, Murray Hill, New Jersey 07974 on or before November 16, 2016, pursuant to the requirements of Rule 14a-8 under the Exchange Act.

Our by-laws set forth procedures to be followed by shareholders who wish to bring business before an annual meeting of shareholders (other than proposals to be included in a proxy statement) or nominate candidates for election to the Board of Directors at an annual meeting of shareholders. These procedures require that the shareholder give timely written notice to our Secretary. To be timely, such notice must be delivered to or mailed and received at our principal executive offices not less than 90 days (no later than January 20, 2017 for the 2017 Annual Meeting of Shareholders) nor more than 120 days (no earlier than December 21, 2016 for the 2017 Annual Meeting of Shareholders) prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after that anniversary date, to be timely, we must receive notice not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of the annual meeting of shareholders.

HOUSEHOLDING

Securities and Exchange Commission rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While we do not household in mailings to our shareholders of record, a number of brokerage firms with account holders who are our shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his, her or its broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his, her or its consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his, her or its broker. Any shareholder can receive a copy of our proxy statement and annual report, free of charge, by contacting us at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary, by calling our Secretary at 908-277-8000 or by accessing our website at www.crbard.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Appendix A

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

This proxy statement contains certain financial measures that are not calculated in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below. Management uses these non-GAAP measures: (a) to establish financial and operational goals; (b) to monitor the Company’s actual performance in relation to its business plan and operating budgets; (c) to evaluate the Company’s core operating performance and understand key trends within the business; and (d) as part of several components it considers in determining incentive compensation.

Net sales “on a constant currency basis” is a non-GAAP measure. The Company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the Company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the Company’s investors. Constant currency growth rates are calculated by translating the prior year’s local currency sales by the current period’s exchange rate. Constant currency growth rates are not indicative of changes in corresponding cash flows.

Adjusted Diluted EPS is a non-GAAP measure. Adjusted Diluted EPS for the twelve months ended December 31, 2015 excludes the following items from reported diluted earnings per share available to common shareholders: (1) net charges for acquisition-related items; (2) a charge related to an asset impairment; (3) charges related to estimated costs for product liability matters (net of recoveries), certain other litigation-related defense costs and other litigation-related charges; (4) a gain related to a patent infringement litigation against Gore; (5) charges for restructuring and productivity initiatives; and (6) amortization of intangible assets. Adjusted Diluted EPS for the twelve months ended December 31, 2014 excludes the following items from reported diluted earnings per share available to common shareholders: (1) net charges for acquisition-related items; (2) a credit related to the excise tax paid on U.S. medical device sales in 2013 associated with an agreement reached with the IRS in 2014; (3) a charge related to an asset impairment; (4) charges related to estimated costs for product liability matters and certain other litigation-related defense costs; (5) charges for restructuring and productivity initiatives; (6) a gain related to a sale of an equity investment; (7) a decrease in the income tax provision associated with the completion of IRS examinations for the tax years 2008 through 2010; and (8) amortization of intangible assets. The Company excluded the items described above because they may cause certain statements of operations categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods.

The Company believes that these non-GAAP measures provide an additional and meaningful assessment of the Company’s ongoing operating performance. Because the Company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the Company’s historic operating trends by providing an additional basis for comparisons to prior periods.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP information. Management compensates for these limitations by providing full disclosure of each non-GAAP measure and a reconciliation to the most directly comparable GAAP measure. All non-GAAP measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP.

Summary of Net Sales

(dollars in thousands, unaudited)

	Twelve Months Ended December 31,
	2015	2014	Change	Constant Currency
Net sales	$3,416,000	$3,323,600	3%

Foreign exchange impact		(103,100)

Constant Currency	$3,416,000	$3,220,500		6%

A-1

Reconciliation of Earnings

(dollars in millions except per share amounts, unaudited)

	Twelve Months Ended December 31, 2015
	Net Income	Diluted Earnings per Share Available to Common Shareholders[1]
GAAP Basis	$135.4	$1.77
Items that affect comparability of results between periods:
Acquisition-related items	11.1
Asset impairment	2.8
Litigation charges, net	568.8
Gore Proceeds	(131.7)
Restructuring and productivity initiative costs	29.4

Total	480.4	6.28

Adjusted Basis	$615.8

Amortization of intangible assets	$79.3	1.04

Adjusted Earnings	$695.1	$9.08

[1]Total	per share amounts do not add due to rounding.

	Twelve Months Ended December 31, 2014
	Net Income	Diluted Earnings per Share Available to Common Shareholders
GAAP Basis	$294.5	$3.76
Items that affect comparability of results between periods:
Acquisition-related items	30.5
Medical device excise tax	(2.3)
Asset impairment	3.9
Litigation charges, net	267.2
Restructuring and productivity initiative costs	8.0
Gain on sale of investment	(4.9)
Tax item	(10.9)

Total	291.5	3.72

Adjusted Basis	$586.0

Amortization of intangible assets	$72.4	0.92

Adjusted Earnings	$658.4	$8.40

A-2

Directions to the Wyndham Hamilton Park Hotel and Conference Center

175 Park Avenue

Florham Park, NJ 07932

973-377-2424

From Newark Airport

Follow signs to I-78 West. Take I-78 West for approximately 9 miles to NJ 24 West. Follow directions from NJ 24 West below.

From NJ 24 West:

Follow NJ 24 West to exit 2-A for Morristown Rt. 510 West (Columbia Turnpike). Make a left at the first light onto Park Avenue. At the fourth light make a right into Hamilton Park.

From I-287 North:

Follow I-287 South to Exit 37 (24 East, Springfield). Take exit 2-A for Morristown/Rt. 510 West. At the first light make a left onto Park Avenue. At the fourth light make a right into Hamilton Park.

From I-287 South:

Follow I-287 North to Exit 37 (24 East, Springfield). Take exit 2-A for Morristown/Rt. 510 West. At the first light make a left onto Park Avenue. At the fourth light make a right into Hamilton Park.

From NJ Turnpike (Exit 14):

Follow signs to I-78 West. Take I-78 West for approximately 9 miles to NJ 24 West. Follow directions from 24 West.

From Garden State Parkway South:

Take Garden State Parkway South to exit 142. Follow signs for I-78 West. Take I-78 West to NJ 24 West. Follow directions from 24 West.

From Garden State Parkway North:

Take Garden State Parkway North to exit 142. Follow signs for I-78 West. Take I-78 West to NJ 24 West. Follow directions from 24 West.

From George Washington Bridge:

Take George Washington Bridge to 80 West to exit 43 and I-287 South (Morristown). Follow directions from I-287 North to South.

From Tappan Zee Bridge:

Take NY Thruway (I-87) North to Garden State Parkway South to I-80 West to I-287 South. Follow directions from I-287 North to South.

From New York City:

From Holland Tunnel take NJ Turnpike (I-95) South to I-78 West (exit 14). Take I-78 West to NJ 24 West. Follow directions from 24 West. From Lincoln Tunnel take NJ Turnpike (I-95) South to I-78 West (exit 14). Take I-78 West to NJ 24 West. Follow directions from 24 West.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 p.m., New York Time, on April 19, 2016. For 401(k) plan participants your vote must be received by 9:00 a.m., New York Time, on April 18, 2016.

Vote by Internet
• Go to www.envisionreports.com/bcr
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

  Vote by telephone

•    Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

•    Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR the election of each of the nominees listed.

1. Election of Director Nominees for a term of one year:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - David M. Barrett	☐	☐	☐	02 - Marc C. Breslawsky	☐	☐	☐	03 - Robert M. Davis	☐	☐	☐

04 - Herbert L. Henkel	☐	☐	☐	05 - John C. Kelly	☐	☐	☐	06 - David F. Melcher	☐	☐	☐

07 - Gail K. Naughton	☐	☐	☐	08 - Timothy M. Ring	☐	☐	☐	09 - Tommy G. Thompson	☐	☐	☐

10 - John H. Weiland	☐	☐	☐	11 - Anthony Welters	☐	☐	☐	12 - Tony L. White	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016.	☐	☐	☐	3. To approve the compensation of our named executive officers on an advisory basis.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4.

	For	Against	Abstain

4. A shareholder proposal relating to share repurchases.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2016 Annual Meeting of C. R. Bard, Inc. Shareholders

April 20, 2016

Wyndham Hamilton Park Hotel and Conference Center

at 10:00 a.m.

175 Park Avenue

Florham Park, New Jersey 07932

This portion of your proxy card will serve as an ADMISSION TICKET to the Annual Meeting of Shareholders of C. R. Bard, Inc. should you plan to attend.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on April 20, 2016.

The Proxy Statement, the 2015 Annual Report to Shareholders and the Form 10-K of C. R. Bard, Inc. for 2015 are available at www.envisionreports.com/bcr.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — C. R. Bard, Inc.	+

Proxy Solicited On Behalf Of The Board Of Directors

The undersigned hereby constitutes and appoints Christopher S. Holland and Samrat S. Khichi, and each of them, as attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. Bard, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. Bard, Inc. to be held at the Wyndham Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey on Wednesday, April 20, 2016 at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the B.E.S.T. 401(k) Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 9:00 a.m. New York Time on April 18, 2016, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of each of the nominees in Proposal No. 1, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4.

TO VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE SEE THE INSTRUCTIONS ON THE REVERSE SIDE. TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

(Items to be voted on appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	MeetingAttendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+